Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 24, 2009

among

CALPINE STEAMBOAT HOLDINGS, LLC
(Borrower)

CALYON NEW YORK BRANCH (Lead Arranger, Co-Book Runner, Administrative Agent, Collateral Agent and Security Fund LC Issuer)	WESTLB AG, NEW YORK BRANCH (Lead Arranger, Co-Book Runner and Syndication Agent)
COBANK ACB (Lead Arranger, Co-Book Runner and Co-Documentation Agent)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (Lead Arranger, Co-Book Runner and Co-Documentation Agent)
LANDESBANK HESSEN-THÜRINGEN (Lead Arranger)	NATIXIS, NEW YORK BRANCH (Lead Arranger)
THE GOVERNOR & COMPANY OF THE BANK OF IRELAND (Lead Arranger)	BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH (Lead Arranger)

and

THE FINANCIAL INSTITUTIONS PARTIES HERETO
(Lenders)
_________________________________

Freeport Energy Center
241 MW Cogeneration Facility
Freeport, Texas

Mankato Energy Center
375 MW Combined Cycle Electricity Generation Facility
Blue Earth County, Minnesota

4.27	Flood Zone Disclosure	47
4.28	Anti-terrorism laws	47
4.29	Solvency	47
ARTICLE 5 AFFIRMATIVE COVENANTS		48
5.1	Use of Proceeds and Project Revenues	48
5.2	Payment	48
5.3	Warranty of Title	49
5.4	Notices	49
5.5	Financial Statements	51
5.6	Books, Records, Access	52
5.7	Compliance with Laws, Instruments, Applicable Permits, Etc.	52
5.8	Reports	52
5.9	Existence, Conduct of Business, Properties, Etc.	53
5.10	Debt Service Coverage Ratio	53
5.11	Lender Meetings	53
5.12	Operation and Maintenance of Projects; Annual Operating Budget	54
5.13	Preservation of Rights; Further Assurances	55
5.14	Additional Consents	56
5.15	Maintenance of Insurance	57
5.16	Taxes, Other Government Charges and Utility Charges	57
5.17	Event of Eminent Domain	57
5.18	Interest Rate Protection	57
5.19	Special Purpose Entity	58
5.20	The Patriot Act	59
5.21	Certain Rights Under Dow Agreements	59
5.22	Project Representative	59
5.23	FEC Good Standing Certificate	59
ARTICLE 6 NEGATIVE COVENANTS		59
6.1	Contingent Liabilities	60
6.2	Limitations on Liens	60
6.3	Indebtedness	60
6.4	Sale or Lease of Assets	60
6.5	Changes	61
6.6	Distributions	61
6.7	Investments	62
6.8	Transactions With Affiliates; Subordination Agreements	62
6.9	Regulations	62
6.10	Partnerships, etc.	62
6.11	Dissolution; Merger	62
6.12	Amendments; Change Orders; Completion	63
6.13	Name and Location; Fiscal Year	64
6.14	Assignment	64
6.15	Accounts	64
6.16	Hazardous Substances	64
6.17	Additional Project Documents	64
6.18	Assignment By Third Parties	65
6.19	Acquisition of Real Property	65

6.20	Employee Benefit Plans	65
6.21	No Merchant Sales	65
6.22	Tax Election	66
6.23	Tax Sharing Agreements	66
6.24	Hedging Agreements	66
6.25	Lease Transactions	66
6.26	Capital Expenditures	66
ARTICLE 7 EVENTS OF DEFAULT; REMEDIES		66
7.1	Events of Default	66
7.2	Remedies	71
ARTICLE 8 SCOPE OF LIABILITY		73
ARTICLE 9 AGENTS; SUBSTITUTION		74
9.1	Appointment, Powers and Immunities	74
9.2	Reliance	76
9.3	Non Reliance	76
9.4	Defaults; Material Adverse Change	77
9.5	Indemnification	77
9.6	Successor Agent	78
9.7	Authorization	79
9.8	Other Roles	80
9.9	Amendments; Waivers	80
9.10	Withholding Tax	82
9.11	General Provisions as to Payments	83
9.12	Substitution of Lender	83
9.13	Participation	84
9.14	Transfer of Commitment	85
9.15	Laws	86
9.16	Assignability as Collateral	86
9.17	Notices to Lenders	87
9.18	Collateral Agent	87
ARTICLE 10 INDEPENDENT CONSULTANTS		87
10.1	Removal and Fees	87
10.2	Certification of Dates	88
ARTICLE 11 MISCELLANEOUS		88
11.1	Addresses	88
11.2	Right to Set Off	89
11.3	Delay and Waiver	90
11.4	Costs, Expenses and Attorneys’ Fees; Syndication	90
11.5	Entire Agreement	91
11.6	Governing Law	91
11.7	Severability	91
11.8	Headings	91
11.9	Accounting Terms	92
11.10	Additional Financing	92
11.11	No Partnership, Etc.	92
11.12	Deed of Trust/Collateral Documents	92
11.13	Limitation on Liability	92

11.14	Indemnity	93
11.15	Waiver of Jury Trial	94
11.16	Consent to Jurisdiction	94
11.17	Knowledge and Attribution	95
11.18	Successors and Assigns	95
11.19	Counterparts	95
11.20	Usury	95
11.21	Survival	95
11.22	Patriot Act Notice	95
11.23	Treatment of Certain Information; Confidentiality	96
11.24	Release of Project	97
11.25	Project Expansion	98
11.26	Communications	98

Index of Exhibits
Exhibit A	Definitions and Rules of Interpretation
Notes and Letters of Credit
Exhibit B-1	Form of Term Loan Note
Exhibit B-2	Form of Security Fund LC
Exhibit B-3	Form of Security Fund LC Note
Exhibit B-4	Form of DSR Letter of Credit
Exhibit B-5	Form of DSR LC Note
Loan Disbursement Procedures
Exhibit C-1	Form of Notice of Borrowing
Exhibit C-2	Form of Notice of Conversion of Loan Type
Exhibit C-3	Form of Notice of LC Activity
Exhibit C-4	Form of Confirmation of Interest Period Selection
Credit and Security-Related Documents
Exhibit D-1	Form of Amended and Restated Depositary Agreement
Exhibit D-2	Schedule of Security Filings
Exhibit D-3	Form of Subordination Agreement
Exhibit D-4	Form of FEC Amendment to Deed of Trust
Exhibit D-5	Form of MEC Amendment to Mortgage
Consents
Exhibit E-1	Form of Consent for Contracting Party
Closing Certificates
Exhibit F-1	Form of Borrower’s Closing Certificate
Exhibit F-2	Form of FEC’s Closing Certificate
Exhibit F-3	Form of MEC’s Closing Certificate
Exhibit F-4	Form of Insurance Consultant’s Certificate
Exhibit F-5	Form of Power Market Consultant’s Certificate
Exhibit F-6	Form of Independent Engineer’s Certificate
Project Description Exhibits
Exhibit G-1	Schedule of Applicable Permits
Exhibit G-2	Initial O&M Budget
Exhibit G-3	Base Case Project Projections
Exhibit G-4	Pending Litigation
Exhibit G-5	Hazardous Substances Disclosure
Exhibit G-6	Template Operating Report
Exhibit G-7	Tax Assessments
Exhibit G-8	Intellectual Property
Other
Exhibit H	Lenders Proportionate Shares
Exhibit I	Amortization Schedule
Exhibit J	Form of Section 2.5.6 Certificate

Exhibit K	Insurance Requirements
Exhibit L	Form of Confidentiality Agreement
Exhibit M	Conversion to Limited Liability Company

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 24, 2009 (this “Agreement”), is entered into among CALPINE STEAMBOAT HOLDINGS, LLC, a Delaware limited liability company, as borrower (“Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON EXHIBIT H OR WHO LATER BECOME A PARTY HERETO, as Lenders (the financial institutions party to this Agreement being collectively referred to as the “Lenders”), CALYON NEW YORK BRANCH, as a Lead Arranger, Co-Book Runner, administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, “Administrative Agent”), collateral agent for the Secured Parties (together with its permitted successors and assigns in such capacity, “Collateral Agent”) and as Security Fund LC Issuer, WESTLB AG, NEW YORK BRANCH, as a Lead Arranger, Co-Book Runner and Syndication Agent, COBANK ACB, as a Lead Arranger, Co-Book Runner, Co-Documentation Agent and DSR LC Issuer, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lead Arranger, Co-Book Runner and Co-Documentation Agent, LANDESBANK HESSEN-THÜRINGEN, as a Lead Arranger, NATIXIS, NEW YORK BRANCH, as a Lead Arranger, THE GOVERNOR & COMPANY OF THE BANK OF IRELAND, as a Lead Arranger, and BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH, as a Lead Arranger.

RECITALS

A.           Borrower is the direct 100% owner of Mankato Energy Center, LLC (“MEC”), the owner of a combined cycle electric generating facility, capable of generating approximately 375 MW of electric power, located in Blue Earth County, Minnesota (the “Mankato Project”).

B.           Borrower is also the direct 100% owner of Freeport Energy Center, LLC (“FEC” and together with MEC, the “Project Companies”), the owner of a 241 MW cogeneration facility located on an 8-acre site inside the Plant B industrial complex owned by The Dow Chemical Company in Freeport, Texas (the “Freeport Project” and, together with the Mankato Project, the “Projects”).

C.           On the Closing Date, Borrower, Administrative Agent and certain of the Existing Lenders entered into the Existing Credit Agreement, pursuant to which the Existing Lenders agreed to make loans to Borrower or to extend credit to Borrower, as and to the extent specified in the Existing Credit Agreement.

D.           Borrower desires that certain of the Existing Lenders and the other parties hereto agree to amend and restate the Existing Credit Agreement in its entirety and to extend or provide, as applicable, upon the terms and subject to the conditions set forth herein and in the other Credit Documents, certain credit facilities, consisting of (i) a Term Loan facility in an aggregate principal amount of $465,000,000, (ii) a Security Fund LC facility with an aggregate Stated Amount of up to $11,000,000, and (iii) a DSR Letter of Credit facility with an aggregate Stated Amount of up to $22,500,000.

E.           The credit facilities provided hereunder will continue to be (i) secured by, among other things, the grant to Collateral Agent, for the benefit of the Secured Parties, of a first priority Lien on the Collateral (subject to Permitted Liens), and (ii) guaranteed by the Project Companies.

F.           The Lenders are willing to provide the credit facilities described herein upon the terms and subject to the conditions set forth herein and in the other Credit Documents, and the Existing Lenders under the Existing Credit Agreement have, on or prior to the Restatement Date, unanimously approved the Amendment Agreement and the execution of this Agreement.

G.           It is the intent of the parties hereto (i) to renew, extend, increase and modify the Loans and Commitments described in the Existing Credit Agreement and the Liens securing the same, all in accordance with the Credit Documents, and (ii) that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and rather that this Agreement amend and restate in its entirety the Existing Credit Agreement.

AGREEMENT

In consideration of the agreements herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions.  Except as otherwise expressly provided, capitalized terms used in this Agreement (including its exhibits and schedules) shall have the meanings given to such terms in Exhibit A.

1.2    Rules of Interpretation.  Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Credit Documents.

ARTICLE 2

THE CREDIT FACILITIES

2.1    Term Loan Facility.

2.1.1   Generally.

(a)   Term Loans; Term Loan Commitments.

(i)           As of the Restatement Date and immediately prior to giving effect to the transactions contemplated hereby, the parties hereto acknowledge and agree that each Existing Lender holds Term Loans in such aggregate principal amount as set forth under the caption “Existing Credit Agreement Loans” on Exhibit H.

(ii)           Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, each of the Continuing Lenders agrees to continue its Term Loans in such aggregate principal amount as set forth under the caption “Continuing Term Loans” on Exhibit H (the “Continuing Term Loans”).

(iii)           Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, each New Lender severally agrees to make to Borrower, on the Restatement Date, a term loan in an aggregate principal amount not to exceed such Lender’s respective unfunded Term Loan Commitment as set forth under the caption “New Term Loans” on Exhibit H (the “New Term Loans”).

(iv)           Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, each Increasing Lender severally agrees to make to Borrower, on the Restatement Date, a term loan in an aggregate principal amount not to exceed such Lender’s respective Additional Term Loan Commitment as set forth under the caption “Additional Term Loans” on Exhibit H (the “Additional Term Loans” and, together with the Continuing Term Loans and the New Term Loans, the “Term Loans” and each a “Term Loan”).

(v)           As of the Restatement Date and after giving effect to the transactions contemplated hereunder, the aggregate of all of the Lenders’ Term Loan Commitments shall not exceed $465,000,000 (the “Total Term Loan Commitment”), of which $448,163,354.45 has already been funded through the making of Term Loans under the Existing Credit Agreement that will be continued by, or assumed and continued by, Lenders hereunder.

(b)   Term Loan Interest.  Subject to Section 2.5.3, Borrower shall pay interest on the unpaid principal amount of each Term Loan from the Restatement Date until the repayment or prepayment thereof at one of the following rates per annum:

(i)           With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a Base Rate Term Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the applicable Rate Margin minus 1.00%; provided that, other than with respect to any Base Rate Term Loans made, converted or deemed made or deemed converted pursuant to Section 2.7, in no event shall the sum of the Base Rate and the Rate Margin with respect to such Base Rate Term Loan minus 1.00% be less than the sum of the LIBO Rate (which for the purposes of determining interest rate pricing only, shall be calculated assuming an Interest Period of three months without regard to the actual Interest Period selected by Borrower pursuant to Section 2.1.2(c)) and the Rate Margin which would be applicable to such Term Loan if such Term Loan were a LIBOR Term Loan.

(ii)           With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a LIBOR Term Loan, at a rate per annum during each Interest Period for such LIBOR Term Loan equal to the LIBO Rate (which for the purposes of determining interest rate pricing only, and only until such time as the LIBO Rate for one or two month Interest Periods adequately and fairly reflects the Lenders’ costs of making or maintaining LIBOR Loans (as determined in good faith by Lenders having Proportionate Shares which in the aggregate exceed 70%), shall be calculated assuming an Interest Period of three months without regard to the actual Interest Period selected by Borrower pursuant to Section 2.1.2(c)) plus the applicable Rate Margin.

(c)   Term Loan Principal Payment.  On each Principal Repayment Date, Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of the Term Loan made by such Lender in installments in accordance with the repayment schedule set forth on Exhibit I, with any remaining unpaid principal, interest, fees and costs due and payable on the Maturity Date.

(d)   Notice of Borrowing.  Borrower shall request any Term Loans to be funded on the Restatement Date by delivering to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (a “Notice of Borrowing”), at least one Banking Day prior to the Restatement Date.  Such Notice of Borrowing shall be revocable if Borrower exercises its right to rescind all Step One Assignment Agreements and the Step Two Assignment Agreements (each as defined in the Amendment Agreement) as provided in Section 3(c) of the Amendment Agreement.

2.1.2   Interest Provisions Relating to All Loans.

(a)   Applicable Interest Rate.  On the Restatement Date and immediately after giving effect to the transactions contemplated hereby, all of the Term Loans shall be Base Rate Term Loans.  The basis for determining the interest rate with respect to any Loan may be changed from time to time as specified in a Notice of Conversion of Loan Type delivered pursuant to Section 2.1.5.  If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Loan shall bear interest determined by reference to the Base Rate.  Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans at any time an Event of Default exists. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

(b)    Interest Payment Dates.  Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each Base Rate Loan, on the last Banking Day of each calendar quarter, (ii) in the case of each LIBOR Loan, on the last day of each Interest Period related to such LIBOR Loan and, with respect to Interest Periods longer than three months, the last Banking Day of each third month in which such LIBOR Loan is outstanding, and (iii) in all cases, upon repayment or prepayment (to the extent thereof and including any Optional Prepayments or Mandatory Prepayments), upon conversion from one Type of Loan to another Type of Loan and at maturity (whether by acceleration or otherwise).

(c)   LIBOR Loan Interest Periods.

(i)           Each Interest Period selected by Borrower for all LIBOR Loans shall be one, three or six months.  Notwithstanding anything to the contrary in the preceding sentence, (A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day, (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month, (C) Borrower may not select Interest Periods which would leave a greater principal amount of Loans subject to Interest Periods ending after a date upon which Loans are or may be required to be repaid (including the Maturity Date and each Principal Repayment Date) than the principal amount of Loans scheduled to be outstanding after such date, (D) any Interest Period for a Term Loan which would otherwise end after the Maturity Date shall end on the Maturity Date, (E) LIBOR Loans for each Interest Period shall be in the minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof, (F) Borrower may not at any time have outstanding more than six different Interest Periods relating to LIBOR Loans, and (G) Borrower shall select Types and Interest Periods for Term Loans corresponding to the “types” and “interest periods” used for floating rate payments in the Interest Rate Agreements so as to create, to the greatest extent possible and subject to Section 5.18.1, a complete hedge.

(ii)           Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of Interest Rates in effect at such time for given Interest Periods, and Administrative Agent shall promptly provide such quotation.  Subject to Section 2.1.2(c)(i), Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.5, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period.  Borrower shall confirm such telephonic notice to Administrative Agent by hand delivery or facsimile or other electronic transmission on the day such notice is given by delivery to Administrative Agent of a notice in substantially the form of Exhibit C-4, appropriately completed (a “Confirmation of Interest Period Selection”).  If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Loans in accordance with this Section 2.1.2(c)(ii), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor.  Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of a Confirmation of Interest Period Selection) notify Borrower of each determination of the Interest Rate applicable to each Loan.

(d)   Interest Computations.  All computations of interest on Base Rate Loans shall be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day), and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate.  All computations of interest on LIBOR Loans shall be based upon a year of 360 days and shall be payable for the actual days elapsed (including the first day but excluding the last day).  Borrower agrees that all computations by Administrative Agent of interest shall be conclusive and binding in the absence of manifest error.

2.1.3   Promissory Notes.  The obligation of Borrower to repay the Loans made by a Lender and to pay interest thereon at the rates provided herein shall, upon the written request of such Lender, be evidenced by promissory notes in the form of Exhibit B-1 (individually, a “Term Note” and, collectively, the “Term Notes”), Exhibit B-3 (individually, a “Security Fund LC Loan Note” and, collectively, the “Security Fund LC Loan Notes”), and Exhibit B-5 (individually, a “DSR LC Note” and, collectively, the “DSR LC Notes”), each payable to the order of such requesting Lender and in the principal amount of such Lender’s Term Loan Commitment, Security Fund LC Commitment or DSR LC Commitment, respectively.  Borrower authorizes each such requesting Lender to record on the schedule annexed to such Lender’s Note or Notes, the date and amount of each Loan made by such requesting Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted; provided that in the event of any inconsistency between the records or books of Administrative Agent and any Lender’s records or Notes, the records of Administrative Agent shall be conclusive and binding in the absence of manifest error.  Borrower further authorizes each such requesting Lender to attach to and make a part of such requesting Lender’s Note or Notes continuations of the schedule attached thereto as necessary.  No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder.  Upon the payment in full in cash of the aggregate principal amount of, and all accrued and unpaid interest on, the Loans, the Lenders holding such Notes shall promptly mark the applicable Notes cancelled and return such cancelled Notes to Borrower.

2.1.4   Loan Funding.

(a)   Lender Funding.  Each New Lender and each Increasing Lender shall, before 1:00 p.m. on the Restatement Date, make available to Administrative Agent by wire transfer of immediately available funds in Dollars to the account of Administrative Agent most recently designated by it for such purpose, the New Term Loan or Additional Term Loan, as applicable, attributable to such New Lender or Increasing Lender as set forth on Exhibit H.  Subject to the foregoing and the satisfaction or waiver of the conditions precedent set forth in Section 3.1, Administrative Agent shall make available to Borrower the New Term Loans and the Additional Term Loans described in the Notice of Borrowing in Dollars and in immediately available funds, and shall deposit or disburse, or shall cause to be deposited or disbursed, the proceeds of such New Term Loans and Additional Term Loans as set forth in the Funds Flow Memorandum.  The failure of any New Lender or Increasing Lender to make such New Term Loan or Additional Term Loan shall not relieve any other Lender of its obligation hereunder to make or continue (as the case may be) its Term Loan on the Restatement Date.  No Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the Restatement Date.

(b)   Failure of Lender to Fund.  Unless Administrative Agent shall have been notified by any New Lender or Increasing Lender prior to the Restatement Date that such New Lender or Increasing Lender does not intend to make available to Administrative Agent the amount of its applicable New Term Loan or Additional Term Loan (as the case may be), Administrative Agent may assume that such New Lender or Increasing Lender has made such amount available to Administrative Agent on the Restatement Date in accordance with the prior paragraph and Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to Borrower a corresponding amount on such date.  If such corresponding amount is not in fact made available to Administrative Agent by such New Lender or Increasing Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand (and, in any event, within two Banking Days from the Restatement Date) from such New Lender or Increasing Lender together with interest thereon, for each day from the applicable date of such Borrowing until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for the first two Banking Days after such date.  If such New Lender or Increasing Lender pays such amount to Administrative Agent, then such amount (excluding any interest paid to Administrative Agent thereon) shall constitute such Lender’s New Term Loan or Additional Term Loan (as the case may be).  If such New Lender or Increasing Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor or within two Banking Days from the Restatement Date, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Restatement Date until the date such amount is paid to Administrative Agent, at the rate then payable under this Agreement for Base Rate Loans.  Nothing in this Section 2.1.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.1.5   Conversion of Loans.  Borrower may convert Loans from one Type of Loan to another Type of Loan; provided that (a) any conversion of LIBOR Loans into Base Rate Loans shall be effective on, and only on, the first day after expiration of an Interest Period for such LIBOR Loans, and (b) Loans shall be converted only in amounts of $500,000 and increments of $100,000 in excess thereof.  Borrower shall request such a conversion by delivering to Administrative Agent a written notice in the form of Exhibit C-2, appropriately completed (a “Notice of Conversion of Loan Type”), which contains or specifies, among other things:

(i)           the Loans, or portion thereof, which are to be converted;

(ii)           the Type of Loans into which such Loans, or portion thereof, are to be converted;

(iii)           if such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans (which Interest Period shall be selected in accordance with Section 2.1.2(c));

(iv)           the proposed date of the requested conversion (which shall be a Banking Day and otherwise in accordance with this Section 2.1.5); and

(v)           if Base Rate Loans are to be converted to LIBOR Loans, a certification by Borrower that no Event of Default has occurred and is continuing.

Borrower shall so deliver each Notice of Conversion of Loan Type so as to provide at least the applicable Minimum Notice Period.  Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable.  Each Notice of Conversion of Loan Type shall be delivered in the manner provided in Section 11.1.  Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.1.6   Prepayments.

(a)   Terms of All Prepayments.

(i)           Upon the prepayment of any Loan (whether such prepayment is an Optional Prepayment or a Mandatory Prepayment), Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan or Hedge Bank, as applicable, (A) all accrued interest to the date of such prepayment on the amount of such Loan prepaid, (B) all accrued fees to the date of such prepayment relating to the amount of such Loan being prepaid, (C) to the extent required by the terms of the applicable Interest Rate Agreement, all Hedge Breaking Fees owed by Borrower to such Hedge Bank as a result of such prepayment, and (D) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.8).

(ii)           Notwithstanding the foregoing, but only in respect of any Mandatory Prepayment, Borrower shall have the right, by giving five Banking Days’ notice to Administrative Agent, in lieu of prepaying a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, to deposit or cause Administrative Agent to deposit into an account to be held by Depositary Agent (which account shall be subjected to the Lien of the Collateral Documents in a manner reasonably satisfactory to Collateral Agent) an amount equal to the LIBOR Loans to be prepaid.  Such funds shall be held in such account until the expiration of the Interest Period applicable to the LIBOR Loan to be prepaid at which time the amount deposited in such account shall be used to prepay such LIBOR Loan and any interest accrued on such amount shall be deposited into the Revenue Account.  The deposit of amounts into such account shall not constitute a prepayment of Loans and all Loans to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate for such Loans until actually prepaid.  All amounts in such account shall only be invested in Permitted Investments as directed by and at the expense and risk of Borrower.

(iii)           Except as otherwise specifically set forth herein, (A) all prepayments of Term Loans shall be applied to reduce the remaining payments required under

Section 2.1.1(c) (1) with respect to Mandatory Prepayments, in inverse order of maturity and (2) with respect to Optional Prepayments, on a pro rata basis to remaining amortization payments and the payments at final maturity thereof, and (B) any prepayment of Term Loans, DSR LC Loans or Security Fund LC Loans, respectively, shall be applied first to any Term Loans, DSR LC Loans or Security Fund LC Loans, as applicable, that are Base Rate Loans and then to any Term Loans, DSR LC Loans or Security Fund LC Loans, as applicable, that are LIBOR Loans.

(b)   Optional Prepayments.

(i)           Borrower may, at its option and without premium or penalty, upon five Banking Days’ notice to Administrative Agent, prepay (i) any Term Loans in whole or from time to time in part in minimum amounts of $1,000,000 or an incremental multiple of $100,000 in excess thereof (provided that such minimum amounts shall not apply to a prepayment of all outstanding Term Loans), (ii) any Security Fund LC Loans in whole or from time to time in part in minimum amounts of $1,000,000 or an incremental multiple of $100,000 in excess thereof (provided that such minimum amounts shall not apply to a prepayment of all outstanding Security Fund LC Loans or to the extent that such Security Fund LC Loan is being repaid pursuant to Section 3.1(b)(vi) or (ix) of the Depositary Agreement) or (iii) any DSR LC Loans in whole or from time to time in part in minimum amounts of $1,000,000 or an incremental multiple of $100,000 in excess thereof (provided that such minimum amounts shall not apply to a prepayment of all DSR LC Loans or except to the extent that such DSR LC Loan is being repaid pursuant to Section 3.1(b)(vi) of the Depositary Agreement) (each, an “Optional Prepayment”).

(ii)           Any Optional Prepayments shall be applied (A) first, to any outstanding Security Fund LC Loans, if any, until, the aggregate principal amount of Security Fund LC Loans outstanding is (1) an amount such that the Relative Proportion of the Security Fund LC Exposure as of such Monthly Payment Date equals the Relative Proportion thereof on the Restatement Date or (2) zero Dollars, whichever occurs first; (B) second, outstanding DSR LC Loans, if any, until all DSR LC Loans have been repaid in full; and (C) third, subject to Sections 2.1.6(a) and clause (i) of this Section 2.1.6(b), as Borrower may elect in its sole discretion.

(c)   Mandatory Prepayments.

(i)           Borrower shall make the following mandatory prepayments (each, a “Mandatory Prepayment”):  (A) in the event of any termination of all of the Security Fund LC Commitments or DSR LC Commitments, Borrower shall, on the date of such termination, repay or prepay all of its outstanding Security Fund LC Loans or DSR LC Loans, as applicable, and terminate and return for cancellation any outstanding Security Fund LC or DSR Letter of Credit, as applicable.  If as a result of any partial reduction of the Security Fund LC Commitments or DSR LC Commitments, the aggregate Security Fund LC Exposure or DSR LC Exposure, as applicable, would exceed the aggregate Security Fund LC Commitments or DSR LC Commitments, as applicable, after giving effect thereto, then Borrower shall, on the date of such reduction, repay or prepay Security Fund LC Loans or DSR LC Loans, as applicable, in an amount sufficient to eliminate such excess; and (B) as and when contemplated by Section 11.24 of this Agreement, Sections 3.1(b)(xi), 3.9(b) or 3.10(b)(ii) of the Depositary Agreement, or any other provision of this Agreement or any other Credit Document.

(ii)           Any Mandatory Prepayments shall be applied, subject to Section 2.1.6(a)(iii), (A) first, to any outstanding Security Fund LC Loans, if any, until, the aggregate principal amount of Security Fund LC Loans outstanding is (1) an amount such that the Relative Proportion of the Security Fund LC Exposure as of such Monthly Payment Date equals the Relative Proportion thereof on the Restatement Date or (2) zero Dollars, whichever occurs first; (B) second, outstanding Term Loans until all Term Loans have been repaid in full; (C) third, outstanding DSR LC Loans, if any, until all DSR LC Loans have been repaid in full;; (D) fourth, outstanding Security Fund LC Loans until all Security Fund LC Loans have been repaid in full, and (E) fifth on a pro rata basis to cash collateralize the Security Fund LC and the DSR Letters of Credit.

(d)  Reduction of Commitments.

(i)           Borrower may at any time permanently terminate, or from time to time permanently reduce, the DSR LC Commitments or Security Fund LC Commitments; provided that (A) each reduction of the DSR LC Commitments or Security Fund LC Commitments, as applicable, shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, if less, the remaining amount of the DSR LC Commitments or Security Fund LC Commitments, as applicable), (B) Borrower shall not voluntarily terminate or reduce the DSR LC Commitments or Security Fund LC Commitments, if, after giving effect to any concurrent prepayment of DSR LC Loans or Security Fund LC Loans or termination and cancellation of any DSR Letter of Credit or Security Fund LC, as applicable, in accordance with this Section 2.1.6, the DSR LC Exposure or Security Fund LC Exposure, as applicable, would exceed the total DSR LC Commitments or Security Fund LC Commitments, as applicable, and (C) Borrower shall not voluntarily terminate or reduce the DSR LC Commitments unless, after giving effect thereto, the Debt Service Reserve Account remains funded up to the DSR Required Balance.

(ii)           Borrower shall notify Administrative Agent in writing of any election to terminate or reduce Commitments under the foregoing clause at least three Banking Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this clause (ii) shall be irrevocable.  Any termination or reduction of Commitments shall be permanent; provided that a notice of termination of Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each reduction of Commitments shall be made ratably among the Lenders participating in the applicable Loan facility in accordance with their respective Proportionate Shares.

2.1.7   Register.  Administrative Agent on behalf of Borrower  shall maintain, at its address referred to in Section 11.1, a register for the recordation of the names and addresses of the Lenders, the Commitments and Loans of each Lender from time to time and the name of each Lender which holds a Note (the “Register”).  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register (a) the Commitments and the Loans from time to time of each Lender, (b) the interest rates applicable to all Loans and the effective dates of all changes thereto, (c) the Interest Period for each LIBOR Loan, (d) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (e) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (f) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (g) such other information as Administrative Agent may determine is necessary for the administering of the Loans and this Agreement.  Any such recording shall be conclusive and binding in the absence of manifest error; provided that neither the failure to make any such recordation, nor any error in such recordation, shall affect the Borrower’s Obligations in respect of any applicable Loans or otherwise; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern absent manifest error.

2.1.8   No Re-Borrowing.  Borrower may not re-borrow the principal amount of any Loan repaid or prepaid pursuant hereto; provided that amounts of prepaid DSR LC Loans may be re-borrowed and the DSR LC Commitments shall not be reduced as a result of any cash collateralization or prepayment.  To the extent that any DSR LC Commitment was reduced as a result of any issuance of DSR LC Loans, such DSR LC Commitment shall be reinstated as a result of any prepayment of such DSR LC Loans.

2.2    LC Facilities.

2.2.1   Letter of Credit Commitments and Issuance

(a)   Security Fund LC Commitments.  The initial Dollar amount of each Lender’s Security Fund LC Commitment on the Restatement Date is set forth under the caption “Security Fund LC Commitments” on Exhibit H.  The aggregate amount of the Security Fund LC Commitments on the Restatement Date is $11,000,000 (the “Total Security Fund LC Commitment”).

(b)   DSR LC Commitments.  The initial Dollar amount of each Lender’s DSR LC Commitment on the Restatement Date is set forth under the caption “DSR LC Commitments” on Exhibit H.  The aggregate amount of the DSR LC Commitments on the Restatement Date is $22,500,000 (the “Total DSR LC Commitment”).

2.2.2   Issuance of the Security Fund LC.  The parties hereto acknowledge that, pursuant to the Existing Credit Agreement, Security Fund LC Issuer has issued a letter of credit in the form of Exhibit B-2 (the “Security Fund LC”) for the account of Borrower and for the benefit of NSP, in the initial Stated Amount of $18,250,000, as such amount was subsequently revised pursuant to Amendment No. 1 to the Security Fund LC, dated December 23, 2005, Amendment No. 2 to the Security Fund LC, dated October 8, 2009, Amendment No. 3 to the Security Fund LC, dated October 20, 2009, and Amendment No. 4 to the Security Fund LC, dated October 20, 2009, such that the Stated Amount of the Security Fund LC as of the date hereof is $11,000,000.  The Security Fund LC shall be made available solely in lieu of the “HGC” portion of the Security Fund pursuant to Section 11.1 of the Power Purchase Agreement.  If such section requires or permits that the stated amount of the Security Fund LC be modified, based on the Sponsor’s Credit Rating (as defined in the Power Purchase Agreement) changing, Borrower shall request of Security Fund LC Issuer (and, if a reduction, NSP) to effect such change, and Security Fund LC Issuer shall effect such change, it being understood that the Stated Amount of the Security Fund LCs shall never exceed the Total Security Fund LC Commitment.

2.2.3   Issuance of DSR Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, Borrower may request the issuance of an irrevocable letter of credit substantially in the form of Exhibit B-4 (the “DSR Letter of Credit”) for its own account, at any time and from time to time prior to the applicable Maturity Date.  Such DSR Letter of Credit may be issued solely to satisfy Borrower’s obligation to maintain the DSR Required Balance, it being understood that the Stated Amount of the DSR Letters of Credit shall never exceed the Total DSR LC Commitment.

2.2.4   Notice of Issuance of Letter of Credit, Amendment, Renewal, Extension; Certain Conditions.

(a)   To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with clause (c) below) or extension of an outstanding Letter of Credit), Borrower shall hand deliver or transmit by telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Issuer) to such LC Issuer and Administrative Agent (three Banking Days in advance of the requested date of issuance, amendment, renewal or extension or, with respect to any issuance, amendment, renewal or extension to take place on the Restatement Date, one Banking Day in advance of the Restatement Date) a Notice of LC Activity requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day at least three Banking Days after the form of such Letter of Credit or amendment, renewal or extension has been agreed by Borrower, the applicable LC Issuer and Administrative Agent or, with respect to any issuance, amendment, renewal or extension to take place on the Restatement Date, one Banking Day in advance of the Restatement Date), the date on which such Letter of Credit is to expire and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by a LC Issuer, Borrower also shall submit a Letter of Credit application on such LC Issuer’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the applicable LC Issuer relating to a Letter of Credit, the terms and conditions of this Agreement shall control.

(b)   A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the total DSR LC Exposure or Security Fund LC Exposure, as applicable, shall not exceed the total DSR LC Commitments or Security Fund LC Commitment, as applicable.

(c)   Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the applicable Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this clause (c)).

2.2.5   LC Loans.

(a)   If a LC Issuer makes any Drawing Payment, Borrower shall reimburse such Drawing Payment by paying to Administrative Agent an amount equal to such Drawing Payment in Dollars, not later than 3:00 p.m., New York City time, on the Banking Day immediately following the date Borrower receives notice of such Drawing Payment; provided that so long as no Event of Default has occurred and is continuing, any Drawing Payment shall be deemed to be a request by Borrower for a Borrowing in an aggregate amount equal to the amount of Borrower’s LC Reimbursement Obligation with respect to the Security Fund LC (a “Security Fund LC Loan”) or the DSR Letters of Credit (a “DSR LC Loan”), as applicable, and, to the extent so financed, Borrower’s LC Reimbursement Obligation shall be discharged and replaced by the resulting LC Loan.  Such requested amount shall be reduced, if necessary, such that the aggregate amount of applicable LC Exposure does not exceed the aggregate applicable LC Commitments, with the amount of such Drawing Payment that is not covered by LC Loans becoming due and payable on demand.  With respect to any LC Reimbursement Obligation that is not financed with an LC Loan because an Event of Default has occurred and is continuing, such LC Reimbursement Obligation shall be due and payable on demand (together with interest) and shall bear interest as provided in Section 2.5.3.  The LC Loans made pursuant to this Section 2.2.5(a) shall initially be Base Rate Loans.

(b)   If Borrower fails to reimburse any Drawing Payment not covered or financed by LC Loans as contemplated by clause (a), then Administrative Agent shall promptly notify the applicable LC Issuer(s) and each other Lender of the applicable Drawing Payment, the payment then due from Borrower and, in the case of a Lender, such Lender’s Proportionate Share thereof.  Promptly following receipt of such notice, each Lender shall pay to Administrative Agent in Dollars, its Proportionate Share of the payment then due from Borrower, by wire transfer of immediately available funds, in Dollars, by 1:00 p.m., New York City time on the proposed date of such Borrowing, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders (and Section 2.1.4 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to the applicable LC Issuer(s) in Dollars, the amounts so received by it from the Lenders.  Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the applicable LC Issuer(s) or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable LC Issuer(s), then to such Lenders and such LC Issuer(s) as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse a LC Issuer for any Drawing Payment (other than the funding of a Borrowing as contemplated by clause (a) above) shall not constitute a Loan and shall not relieve Borrower of its LC Reimbursement Obligation with respect to such Drawing Payment.

(c)   In the event that multiple DSR LC Issuers have issued multiple DSR Letters of Credit, Administrative Agent shall allocate any Drawing Payment in respect of the DSR Letters of Credit among the DSR Letters of Credit such that such Drawing Payment is borne pro rata among the DSR LC Issuers based on the relative Stated Amount of DSR Letters of Credit held by each such DSR LC Issuer.

2.2.6   Reimbursement Obligations Absolute.  The obligation of Borrower to reimburse any Drawing Payment as provided in Section 2.2.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by a LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (d) any amendment or waiver of or any consent to departure from all or any terms of any of the Operative Documents, (e) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary of such Letter of Credit (or any Persons for whom such beneficiary may be acting), the applicable LC Issuer, Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, by any other Operative Document or by any unrelated transaction, (f) any breach of contract or dispute among or between Borrower, a LC Issuer, Administrative Agent, any Lender or any other Person, (g) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any Drawing Payment or any other act or omission of such beneficiary in connection with such Letter of Credit, (h) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Credit Documents, (i) the failure of any Lender to make an LC Loan as contemplated by Section 2.2.5, or (j) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2.6, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder; provided that, in each case, payment by a LC Issuer shall not have constituted gross negligence or willful misconduct.  Neither Administrative Agent, the Lenders nor the applicable LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of a LC Issuer; provided that nothing contained herein shall be construed to excuse a LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are determined by a court having jurisdiction to have been caused by (i) such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such LC Issuer’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of a LC Issuer, such LC Issuer shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.2.7   Disbursement Procedures.  A LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each LC Issuer shall promptly notify Administrative Agent and Borrower by telephone (confirmed by telecopy or other electronic transmission) of such demand for payment and whether such LC Issuer has made or will make a Drawing Payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the applicable LC Issuer and the Lenders with respect to any such Drawing Payment.

2.2.8   Interim Interest.  If a LC Issuer shall make any Drawing Payment, then, unless Borrower shall reimburse such Drawing Payment in full on the date such Drawing Payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Drawing Payment is made to but excluding the date that Borrower reimburses such Drawing Payment (including by the making of a Borrowing), at the rate per annum then applicable to Base Rate LC Loans or LIBOR LC Loans, at the election of Borrower; provided that if such Drawing Payment is not reimbursed by Borrower when due pursuant to Section 2.2.5, then Section 2.5.3 shall apply.  Interest accrued pursuant to this Section 2.2.8 shall be for the account of the applicable LC Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.2.5 to reimburse a LC Issuer shall be for the account of such Lender to the extent of such payment.

2.2.9   LC Loan Interest.  Borrower shall pay interest on the unpaid principal amount of each LC Loan from the date of the applicable Drawing Payment until the maturity or repayment thereof at the following rates per annum:

(a)   with respect to the principal portion of such LC Loan which is, and during such periods as such LC Loan is, a Base Rate LC Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the applicable Rate Margin minus 0.50%; provided that, other than with respect to any Base Rate LC Loan made or deemed made pursuant to Section 2.7, in no event shall the sum of the Base Rate and the Rate Margin with respect to such Base Rate Loan minus 0.50% be less than the sum of the LIBO Rate (which for the purposes of determining interest rate pricing only shall be calculated assuming an Interest Period of three months without regard to the actual Interest Period selected by Borrower pursuant to Section 2.1.2(c)) and the Rate Margin which would be applicable to such LC Loan if such LC Loan were a LIBOR LC Loan; and

(b)   with respect to the principal portion of such LC Loan which is, and during such periods as such LC Loan is, a LIBOR LC Loan, at a rate per annum during each Interest Period for such LIBOR LC Loan equal to the LIBO Rate (which for the purposes of determining interest rate pricing only, and only until such time as the LIBO Rate for one or two month Interest Periods adequately and fairly reflects the Lenders costs of making or maintaining LIBOR Loans (as determined in good faith by Lenders having Proportionate Shares which in the aggregate exceed 70%), shall be calculated assuming an Interest Period of three months without regard to the actual Interest Period selected by Borrower pursuant to Section 2.1.2(c)) plus the applicable Rate Margin plus 0.50%.

2.2.10   Reduction and Reinstatement of Stated Amount.  The Stated Amount of any Letter of Credit shall be reduced by the amount of Drawing Payments made in respect thereof. Borrower may not reduce the Stated Amount of any DSR Letter of Credit if, after giving effect to such reduction, the Debt Service Reserve Account would not be funded to the DSR Required Balance. Borrower may not reduce the Stated Amount of any Security Fund LC if, after giving effect to such reduction, Borrower would not be in compliance with the Power Purchase Agreement.

2.2.11   Cash Collateralization.  If any Event of Default shall occur and be continuing, (a) in the case of an Event of Default described in Section 7.1.2, on the Banking Day, or (b) in the case of any other Event of Default, on the third Banking Day, in each case following the date on which Borrower receives notice from Administrative Agent in accordance with Section 7.2 demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with Administrative Agent, in the name of Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to 102.5% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence and continuance of any Event of Default with respect to Borrower described in Section 7.1.2, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind.  Each such deposit pursuant to this paragraph shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement.  Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of

(i) for so long as an Event of Default shall be continuing, Administrative Agent and (ii) at any other time, Borrower, in each case, in Permitted Investments and at the risk and expense of Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by Administrative Agent to reimburse the applicable LC Issuer(s) for Drawing Payments for which any such LC Issuer has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of Borrower’s obligation to repay any LC Loans at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Administrative Agent in accordance with Section 7.2), be applied to satisfy other obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Banking Days after all Events of Default have been cured or waived.

2.2.12   Additional LC Issuers.  From time to time, Borrower may by notice to Administrative Agent designate up to one other Lender (in addition to Calyon New York Branch (with respect to the Security Fund LC) and CoBank, ACB, with respect to the DSR Letters of Credit) that agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to Administrative Agent as a LC Issuer.  Each such additional LC Issuer shall execute a counterpart of this Agreement in such capacity upon the approval of Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall thereafter be, as applicable, a DSR LC Issuer  or Security Fund LC Issuer hereunder for all purposes; provided that Borrower may designate such other Lender to act as a Security Fund LC Issuer only if (a) the existing Security Fund LC Issuer no longer satisfies the requirements to issue a “Letter of Credit” under Section 11.1 of the Power Purchase Agreement, and (b) the new Security Fund LC Issuer satisfies the requirements to issue a “Letter of Credit” under Section 11.1 of the Power Purchase Agreement.

2.2.13   Reporting.  Unless otherwise requested by Administrative Agent, each LC Issuer shall (a) provide to Administrative Agent copies of any notice received from Borrower pursuant to Section 2.2.4 no later than the next Banking Day after receipt thereof and (b) report in writing to Administrative Agent (who shall in turn promptly provide notice of same to all Lenders) (i) on or prior to each Banking Day on which such LC Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and such LC Issuer shall be permitted to issue, amend, renew or extend such Letter of Credit if Administrative Agent shall not have advised such LC Issuer  that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (ii) on each Banking Day on which such LC Issuer  makes any Drawing Payment, the date of such Drawing Payment and the amount of such Drawing Payment and (iii) on any other Banking Day, such other information as Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by Administrative Agent.

2.2.14   Replacement of a LC Issuer.  A LC Issuer may be replaced at any time by written agreement among Borrower, Administrative Agent and the successor LC Issuer.  Administrative Agent shall notify the Lenders of any such replacement of a LC Issuer.  At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.4.  From and after the effective date of any such replacement, (a) the successor LC Issuer shall have all the rights and obligations of the replaced LC Issuer under this Agreement with respect to Letter of Credit to be issued thereafter, and (b) references herein to the term “DSR LC Issuer”, “Security Fund LC Issuer” or “LC Issuer”, as applicable, shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require.  After the replacement of a LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of such LC Issuer under this Agreement with respect to any Letter of Credit issued by it prior to such replacement but shall not be required to issue any additional DSR Letter of Credit or Security Fund LC, as applicable.

2.3    Fees.

2.3.1   Agents’ Fees.  Borrower shall pay to Administrative Agent solely for Administrative Agent’s and Collateral Agent’s account the fees and other amounts described in the Agency Fee Letter.

2.3.2   Commitment Fees.  On each Quarterly Payment Date, Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Restatement Date or the first day of the Payment Period, as the case may be, a commitment fee (the “Commitment Fee”) for such quarter (or portion thereof) then ending equal to the product of (a) the sum of the daily average Unutilized Security Fund LC Commitment for such Payment Period (or portion thereof) plus the daily average Unutilized DSR LC Commitment for such Payment Period (or portion thereof) multiplied by (b) a fraction, the numerator of which is the number of days in that calendar quarter (or portion thereof) and the denominator of which is 360 multiplied by (c) 1.00%, payable quarterly in arrears.

2.4    LC Fees.

2.4.1   LC Fee.  On each Quarterly Payment Date, Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Restatement Date or the first day of the Payment Period, as the case may be, a letter of credit participation fee (the “LC Fee”) for such quarter (or portion thereof) then ending equal to the product of (a) the sum of the daily average Stated Amount of the Security Fund LC for such Payment Period (or portion thereof) plus the daily average Stated Amount of any DSR Letters of Credit for such Payment Period (or portion thereof) multiplied by (b) a fraction, the numerator of which is the number of days in that calendar quarter (or portion thereof) and the denominator of which is 360, multiplied by (c) the applicable Rate Margin.

2.4.2   Fronting Fee.  On each Quarterly Payment Date, Borrower shall pay to Administrative Agent, solely for each LC Issuer’s account, accruing from the Restatement Date or the first day of the Payment Period, as the case may be, a letter of credit fronting fee (“Fronting Fee”) for such Payment Period (or portion thereof) then ending equal to the product of (a) the sum of the daily average Stated Amount of the Security Fund LC plus the daily average Stated Amount of any DSR Letters of Credit for such Payment Period (or portion thereof)  multiplied by (b) 0.30% multiplied by (c) a fraction, the numerator of which is the number of days in that calendar quarter (or portion thereof) and the denominator of which is 360.

2.5    Other Payment Terms.

2.5.1   Place and Manner.  Except as otherwise provided in the Lead Arrangers Fee Letter, Agency Fee Letter or any other provision contained in any of the Credit Documents, Borrower shall make all payments due to any Lender, any LC Issuer, Collateral Agent or Administrative Agent hereunder to Administrative Agent, for the account of such Lender, such LC Issuer, Collateral Agent or Administrative Agent (as the case may be), to the account in the name of Loan Servicing, Account No. 01-88179-2145-00, ABA No. 026-008-073, Reference:  Calpine Steamboat Holdings, LLC, or such other account as Administrative Agent shall notify Borrower from time to time, in Dollars and in immediately available funds not later than 12:00 noon on the date on which such payment is due.  Any payment made after such time on any day shall be deemed received on the Banking Day after such payment is received.  Administrative Agent shall disburse to each Lender, each LC Issuer or Collateral Agent (as the case may be) each such payment received by Administrative Agent for such Lender, such LC Issuer or Collateral Agent (as the case may be), such disbursement to occur on the day such payment is received if received by 12:00 noon or if otherwise reasonably possible, or otherwise on the next Banking Day.

2.5.2   Date.  Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.5.3   Default Interest.  Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable Legal Requirements, any accrued but unpaid interest payments thereon and any accrued but unpaid fees, and other amounts hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) payable upon demand, and the LC Fees shall be increased, at a rate that is (a) 2% per annum in excess of the interest rate and LC Fees then otherwise payable under this Agreement with respect to the applicable Loans, Security Fund LC and DSR Letter of Credit, or (b) in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans (the “Default Rate”); provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this

Agreement for Base Rate Loans, (it being understood that from and after the date on which all Events of Default have been waived by the Lenders pursuant to Section 9.9, the Default Rate shall no longer apply).

2.5.4   Net of Taxes, Etc.

(a)   Taxes.  Any and all payments to or for the benefit of any Secured Party by or on behalf of Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto ((A) excluding net income, franchise and branch profits taxes, which include taxes imposed on or measured by the net income, net profits or capital of such Secured Party by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Secured Party and such jurisdiction or political subdivision, unless such connection results solely from such Secured Party’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note and (B) excluding any withholding tax imposed by the United States that is in effect and would apply to amounts payable hereunder to such Secured Party at the time such Secured Party becomes a party to this Agreement (or such Secured Party designates a new lending office) except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of the designation of a new lending office (or assignment) to receive additional amounts from Borrower with respect to such withholding tax pursuant to this Section 2.5.4(a)) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Credit Documents.  If any Taxes are required to be deducted or withheld from or in respect of any sum payable by or on behalf of Borrower hereunder or under any other Credit Document to any Secured Party, (i) the sum payable shall be increased as may be necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.5.4), such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make (or cause to be made) such deductions or withholdings, and (iii) Borrower shall pay (or cause to be paid) the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.  In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) (not including income, branch profits or franchise taxes) that arise from any payment made hereunder or under any other Credit Document or from the execution or delivery or otherwise with respect to this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(b)   Tax Indemnity.  Borrower shall indemnify each Secured Party for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5.4) paid by any

Secured Party or its Affiliate, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify any Secured Party for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such Secured Party’s gross negligence or willful misconduct.  Each Secured Party agrees to give written notice to Borrower of the assertion of any claim against such Secured Party relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 180 days after the principal officer of such Secured Party responsible for administering this Agreement obtains knowledge thereof; provided that any Secured Party’s failure to notify Borrower of such assertion within such 180 day period shall not relieve Borrower of its obligation under this Section 2.5.4(b) with respect to Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.5.4(b) with respect to Taxes or Other Taxes, penalties, interest or expenses between the end of such period and such time as Borrower receives notice from such Lender as provided herein.  Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date such Secured Party makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(c)   Notice.  Within 30 days after the date of any payment of Taxes or Other Taxes by or on behalf of Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not obtainable, other evidence of such payment reasonably satisfactory to Administrative Agent.  Borrower shall compensate each Secured Party for all reasonable losses and expenses sustained by such Secured Party as a result of any failure by Borrower to so furnish such copy of such receipt.

(d)   Conduit Financing.  Notwithstanding anything to the contrary contained in this Section 2.5.4, if a Secured Party is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the Treasury Regulations issued thereunder) with respect to any payments made by Borrower under this Agreement and under any Note, Borrower shall not be obligated to pay additional amounts to such Secured Party pursuant to this Section 2.5.4 to the extent that the amount of Taxes exceeds the amount that would have otherwise been payable were such Secured Party not a conduit entity participating in a conduit financing arrangement.

(e)   Reimbursement by Secured Parties.  If any Secured Party receives an indemnification payment pursuant to Section 2.5.4(b) and if such Secured Party is able, in its sole opinion, to apply or otherwise take advantage of any refund or tax credit arising out of or in conjunction with any Taxes or Other Taxes which give rise to such indemnification, such Secured Party shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such refund or credit and without any other adverse tax consequences for such Secured Party, reimburse to Borrower at such time as such tax refund or credit shall have actually been received by such Secured Party such amount as the Secured Party shall, in its sole opinion, have determined to be attributable to the relevant Taxes or Other Taxes and as will leave such Secured Party in no better or worse position than it would have been in if the payment of such Taxes or Other Taxes had not been required, provided, however, that if the Secured Party is required to repay all or any portion of any refund or any interest thereon to such Governmental Authority or to forfeit all or any portion of such credit, then, upon the request of such Secured Party, the Borrower agrees to repay such Secured Party, as soon as reasonably practicable, the amount of the refund required to be paid to such Governmental Authority by such Secured Party or the amount of such credit that is required to be forfeited, in each case plus any penalties, interest or other charges imposed by such Governmental Authority with respect to such refund or credit, as the case may be.  Nothing in this Section 2.5.4(e) shall oblige any Secured Party to disclose to Borrower or any other Person any information regarding its tax affairs or tax computations, or shall interfere with Secured Party’s absolute discretion to arrange its tax affairs in whatever manner it thinks fit.  In particular, no Secured Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

(f)   Survival of Obligations.  The obligations of Borrower under this Section 2.5.4 shall survive the termination of this Agreement and the repayment of Borrower’s Obligations.

2.5.5   Application of Payments.  Except as otherwise expressly provided herein or in the other Credit Documents, payments made under this Agreement or the other Credit Documents and other amounts received by Administrative Agent, Collateral Agent, Depositary Agent, the LC Issuers or the Lenders under this Agreement or the other Credit Documents shall first be applied to any fees, costs, charges or expenses payable to Administrative Agent, Collateral Agent, Depositary Agent, the LC Issuers or the Lenders hereunder or under the other Credit Documents, next to any accrued but unpaid interest then due and owing, then to outstanding principal then due and owing or otherwise to be prepaid (in each case, such application to be made on a pro rata basis among such applicable Persons), and any surplus then remaining shall be paid to the Borrower Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

2.5.6   Withholding Exemption Certificates.  Administrative Agent on the Restatement Date, each Lender upon becoming a Lender, each LC Issuer upon becoming an LC Issuer, and each Person to which any Lender grants a participation (or otherwise transfers its interest in this Agreement) agree that they will deliver to Administrative Agent and Borrower either (a) if such Lender or Person is a United States person (as such term is defined in Section 7701(a)(30) of the Code), an executed copy of a United States Internal Revenue Service Form W-9, or (b) if such Lender or Person is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY or successor applicable form, as the case may be (certifying therein an entitlement to an exemption from or reduction in, United States withholding taxes) plus, in the case of a Lender or a Person using the so-called “portfolio interest exemption,” a duly completed and executed non-bank certificate in the form of Exhibit J, if applicable (a “Section 2.5.6 Certificate”).  Each Lender or LC Issuer which delivers to Borrower and Administrative Agent a Form W-9, W-8BEN, W-8ECI, W-8EXP or W-8IMY and a Section 2.5.6 Certificate, as the case may be, pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the Form W-9, W-8BEN, W-8ECI W-8EXP or W-8IMY, or successor applicable forms, or other manner of certification or procedure, and a Section 2.5.6 Certificate, as the case may be, on or before the date that any such form or certificate expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-9, W-8BEN or W-8ECI, W-8EXP or W-8IMY and a Section 2.5.6 Certificate, as the case may be, that such Lender or LC Issuer is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or at a reduced rate, unless in any such cases any change in treaty, law, regulation or the circumstance of any Borrower Party or Affiliate of any Borrower Party (other than an Affiliate that is a Secured Party) or any designation of  a new lending office or assignment described in the exception contained in clause (B) of Section 2.5.4(a) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms or certificates inapplicable or which would prevent a Lender or LC Issuer from duly completing and delivering any such form or certificate with respect to it and such Lender or LC Issuer advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or at a reduced rate.  Borrower shall not be obligated, however, to pay any additional amounts in respect of United States federal income tax pursuant to Section 2.5.4 (or make an indemnification payment pursuant to Section 2.5.4) to any Lender or LC Issuer (including any entity to which any Lender or LC Issuer sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.5.6.  Notwithstanding any other provision of this Section 2.5.6, no Person shall be required to deliver any form pursuant to this Section 2.5.6 that such Person is not legally able to deliver.

2.5.7   Defaulting Lender.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.3 and Section 2.4 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees).

2.6    Pro Rata Treatment.

2.6.1   Borrowings, Commitment Reductions, Etc.  Except as otherwise provided herein, (a) each Borrowing consisting of Security Fund LC Loans, DSR LC Loans or each Drawing Payment under any Letter of Credit and each reduction of the Total Security Fund LC Commitment or Total DSR LC Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares of such Loans or Commitments, as the case may be, (b) each payment of principal of and interest on Term Loans, Security Fund LC Loans or DSR LC Loans shall be made or shared among the Lenders holding such Loans pro rata according to their respective unpaid principal amounts of such Loans held by such Lenders, (c) each payment of Commitment Fees shall be shared among the Lenders pro rata according to

 (i) their respective Proportionate Shares of the Commitments held by such Lenders to which such fees apply, and (ii) in respect of each Lender which becomes a party to this Agreement hereunder after the Restatement Date, the date upon which such Lender so became a party hereunder, and (d) each payment of LC Fees shall be made or shared among the Lenders holding such Loans pro rata according to their respective Proportionate Shares of the Commitments held by such Lenders to which such fees apply.

2.6.2   Sharing of Payments, Etc.  If any Lender or LC Issuer shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of its Loans or participations in Drawing Payments resulting in such Lender or LC Issuer receiving payment of a greater proportion of the aggregate amount of its Loans or participations in Drawing Payments and accrued interest thereon under the applicable facility than the proportion received by any other Lender or LC Issuer with respect to such facility, then the Lender or LC Issuer receiving such greater proportion shall forthwith purchase from the other Lenders or LC Issuer such participations in the Loans or Drawing Payments, as the case may be, as shall be necessary to cause such purchasing Lender or LC Issuer to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender or LC Issuer, such purchase from such Lender or LC Issuer shall be rescinded and each other Lender or LC Issuer shall repay to the purchasing Lender of LC Issuer the purchase price to the extent of such recovery together with an amount equal to such other Lender’s or LC Issuer’s proportionate share of the applicable facility (according to the proportion of (a) the amount of such other Lender’s or LC Issuer’s required repayment to (b) the total amount so recovered from the purchasing Lender or LC Issuer) of any interest or other amount paid or payable by the purchasing Lender or LC Issuer in respect of the total amount so recovered.  Borrower agrees that any Lender or LC Issuer so purchasing a participation from another Lender or LC Issuer pursuant to this Section 2.6.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or LC Issuer was the direct creditor of Borrower in the amount of such participation.

2.7    Change of Circumstances.

2.7.1   Inability to Determine Rates.  If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Lenders having Proportionate Shares which in the aggregate exceed 30% determine in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent)  that the LIBO Rate for such Interest Period will not adequately and fairly reflect such Lenders’ cost of making or maintaining LIBOR Loans for such Interest Period as a result of contingencies occurring before or after the date of this Agreement which adversely affect the London interbank market for dollar deposits or the position of such Lender in that market, then, and in any such event, such Lenders shall be “Affected Lenders” and shall on that day give notice to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender on a redacted basis such that the identity of the Affected Lenders is confidential).  Thereafter, (i) the obligation of the Affected Lenders to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lenders (which such Affected Lenders shall do at the earliest practicable date), and (ii) to the extent such determination by the Affected Lenders relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Conversion of Loan Type, the Affected Lenders shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan.  Except as provided in the immediately preceding sentence, nothing in this Section 2.7.1 shall affect the obligation of any Lender other than the Affected Lenders to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement, it being understood that Administrative Agent shall have no obligation to disclose the identity of the Affected Lenders to any other Person.

2.7.2   Illegality.  If any Lender reasonably determines that, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of a type with which a Lender customarily complies) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, then upon notice thereof by such Lender to Borrower through Administrative Agent, (a) Borrower’s right to request the making of or conversion to, and the Lender’s obligations to make or convert to, LIBOR Loans shall be suspended until such Lender notifies Borrower and Administrative Agent that the circumstances giving rise to such determination no longer exist, and (b) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), either (i) pursuant to Section 2.1.5 convert any then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Periods for such Loans, or (ii) immediately repay LIBOR Loans pursuant to Section 2.1.6 or convert LIBOR Loans into Base Rate Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans.  Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted.  Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.8.

2.7.3   Increased Costs.  If, after the date of this Agreement, any Change of Law:

(a)   shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable Interest Rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(b)   shall impose on any Lender or the London interbank market any other condition affecting this Agreement or any LIBOR Loan, Commitment or participation in any Letter of Credit;

and the effect of any of the foregoing is to increase the cost (other than any cost relating to any taxes) to such Lender of making, issuing, creating, renewing, participating in (subject to the limitations in Section 9.12) or maintaining any such LIBOR Loan, Commitment or Letter of Credit in respect thereof or to reduce any amount receivable by such Lender hereunder, then Borrower shall from time to time, within 10 days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.  A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower as to the amount of such increased costs or reduced amounts for purposes of this Agreement.

2.7.4   Capital Requirements.  If any Lender determines that (a) any Change of Law after the date of this Agreement regarding capital requirements has or would have the effect of reducing the rate of return on the capital of such Lender, or the Lending Office of such Lender or such Lender’s Parent Company, if any, as a consequence of the Loans, the Commitments, participation in Letters of Credit to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s Parent Company could have achieved but for such Change in Law (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), then Borrower shall pay to such Lender or such Person, within 10 days after delivery of demand by such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital.  A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by such Lender or such Person shall, in the absence of manifest error, be conclusive and binding on Borrower as to the amount of such increased costs or reduced amounts for purposes of this Agreement.

2.7.5   Notice; Participating Lenders’ Rights.  Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.7, promptly, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify Borrower within such 180 day period shall not relieve Borrower of its obligation under this Section 2.7 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.7 with respect to the time between the end of such period and such time as Borrower receives notice from the indemnitee as provided herein; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.  No Person purchasing from a Lender a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.7.3 or Section 2.7.4 which would be in excess of the applicable proportionate amount (based on the portion of the Commitment in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.

2.8    Funding Losses.  If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans (whether an Optional Prepayment or a Mandatory Prepayment), (b) fail to convert any Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such Notice of Conversion of Loan Type has become irrevocable, (c) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection delivered to Administrative Agent, or (d)  fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, then Borrower shall, within 10 days after demand by any Lender, reimburse such Lender for all reasonable costs and losses incurred by such Lender as a result of such repayment, prepayment or failure (“Liquidation Costs”).  Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non-receipt of the margin applicable to such LIBOR Loans).  Each Lender demanding payment under this Section 2.8 shall deliver to Borrower a certificate setting forth in reasonable detail the basis for and the amount of costs and losses for which demand is made.  Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.9    Alternate Office; Minimization of Costs.

2.9.1   To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Sections 2.5.4, 2.7.3, 2.7.4 or 2.8, or to avoid the unavailability of any Type of Loans under Section 2.7.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in the reasonable judgment of such Lender, determines that (a) such designation is not disadvantageous to such Lender in any material respect and (b) such actions would eliminate or reduce liability to such Lender; provided, that no Lender shall be required to designate an alternative Lending Office if such designation requires internal credit approval until such time as such Lender receives such internal credit approval.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or actions within 10 Banking Days of demand thereof to Borrower.

2.9.2   If and with respect to each occasion that any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.9 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, a Lender either makes a demand for compensation pursuant to Sections 2.5.4, 2.7.3 or 2.7.4 or is unable to fund LIBOR Loans pursuant to Section 2.7.2 or is a Defaulting Lender, then Borrower may, upon at least five Banking Days’ prior irrevocable written notice to each of such Lender and Administrative Agent, in whole permanently replace the Loans and Commitments of such Lender; provided that Borrower shall replace LC Loans and LC Commitments with the LC Loans and LC Commitments of a commercial bank reasonably satisfactory to the applicable LC Issuer (provided that any existing Lenders shall be deemed to be reasonably satisfactory).  Such replacement Lender shall upon the effective date of replacement purchase the Borrower’s Obligations hereunder owed to such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the fourteenth day after the day such notice is given. On the effective date of any replacement of such Lender’s Loans and Commitments pursuant to this Section 2.9.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement, (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Borrower’s Obligations hereunder of such replaced Lender by the replacing Lender and not as a prepayment of such Loans), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.5.4, 2.7.3 or 2.7.4, as applicable, and any other amount then payable hereunder to such Lender. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender sustains or incurs as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder).  Upon the effective date of the purchase of any Lender’s Loans owed to such Lender and termination of such Lender’s Commitments pursuant to this Section 2.9.2, such Lender shall cease to be a Lender hereunder. No such termination of any such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, which accrued on or prior to the date of such termination, or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation.  Nothing in this Section shall be deemed to prejudice any rights that Borrower may have against any Lender that is a Defaulting Lender.

2.9.3   Upon written notice to Administrative Agent, any Lender may designate a Lending Office other than the Lending Office most recently designated to Administrative Agent and may assign all of its interests under the Credit Documents and its Notes (if any) to such Lending Office; provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Section 2.5.4, 2.7.3 or 2.7.4 or make an Interest Rate option unavailable pursuant to Section 2.7.2.

ARTICLE 3

CONDITIONS PRECEDENT

3.1    Conditions Precedent to the Restatement Date.  The obligation of each Lender to enter into this Agreement, the effectiveness of this Agreement, the obligation of the Lenders to continue, or make, the Term Loans under this Agreement, and the obligation of any LC Issuer to continue, or issue, any Letter of Credit hereunder is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Lenders) (the date such conditions precedent are so satisfied or waived being referred to as the “Restatement Date”):

3.1.1   Resolutions.  Delivery to the Lead Arrangers of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to the Lead Arrangers, of Holdings and each Borrower Party that is a party to a Restatement Date Operative Document certified by a Responsible Officer of Holdings or each such Borrower Party as being in full force and effect on the Restatement Date, authorizing, as applicable and among other things, the Borrowings herein provided for, the granting or continuation of the Liens under the Collateral Documents, delivery and performance of this Agreement and the other Restatement Date Operative Documents and any instruments or agreements required hereunder or thereunder to which Holdings or such Borrower Party is a party.

3.1.2   Incumbency.  Delivery to the Lead Arrangers and the Depositary Agent of a certificate, in form and substance reasonably satisfactory to the Lead Arrangers, from Holdings and each Borrower Party entering into a Restatement Date Operative Document signed by the appropriate authorized officer or manager of Holdings or each such Borrower Party and dated as of the Restatement Date, as to the incumbency of the natural Persons authorized to execute and deliver this Agreement and the other Restatement Date Operative Documents and any instruments or agreements required hereunder or thereunder to which Holdings or such Borrower Party is a party.

3.1.3   Formation Documents.  Delivery to the Lead Arrangers of (a) copies of the articles of incorporation, certificate of incorporation, charter or other state certified constituent documents of Holdings and each Borrower Party entering into a Restatement Date Operative Document, certified by the secretary of state of Holdings’ or such Borrower Party’s state of incorporation or formation, as applicable, and (b) copies of the bylaws, limited liability company operating agreement or other comparable constituent documents, if applicable, of Holdings and each Borrower Party entering into a Restatement Date Operative Document, certified by a Responsible Officer of Holdings or such Borrower Party as being true, correct and complete on the Restatement Date.

3.1.4   Good Standing Certificates.  Delivery to the Lead Arrangers of good standing certificates in a form customarily issued by (a) the secretary of state of the state in which Holdings and each Borrower Party is formed or incorporated, as applicable, (b) in the case of each Borrower Party (other than FEC) which is a party to a FEC Major Project Document, the Secretary of the State of Texas or the Comptroller of the State of Texas, as the case may be, and (c) in the case of each Borrower which is a party to a MEC Major Project Document, the Secretary of State of the State of Minnesota, in each case dated a date reasonably close prior to the Restatement Date.

3.1.5   Third Party Approvals.  The Lead Arrangers shall have received all information and copies of all documents and copies of any approval by any Person (including any Governmental Authority) reasonably required in connection with any transaction herein contemplated or contemplated in any other Credit Document, which the Lead Arrangers may reasonably have requested in connection herewith.

3.1.6   Credit Documents and Project Documents.  Delivery to the Lead Arrangers of (a) executed originals of this Agreement and each other Credit Document (including the Interest Rate Agreements contemplated by Section 5.18.1) to be executed on the Restatement Date and any supplements or amendments thereto, all of which shall be in form and substance reasonably satisfactory to the Lenders, (b) a certified list of, and true, correct and complete copies of, each FEC Project Document (other than any FEC Project Document which is only incidental to the leasing, ownership, operation and maintenance of the Freeport Project) executed on or prior to the Restatement Date (together with any supplements or amendments thereto), all of which shall have been duly authorized, executed and delivered by the parties thereto, and all of which FEC Project Documents shall be certified by a Responsible Officer of FEC as being true, complete and correct and in full force and effect on the Restatement Date pursuant to the certificate delivered pursuant to Section 3.1.7, (c) a certified list of, and true, correct and complete copies of, each MEC Project Document (other than any MEC Project Document which is only incidental to the leasing, ownership, operation and maintenance of the Mankato Project) executed on or prior to the Restatement Date (together with any supplements or amendments thereto, all of which shall have been duly authorized, executed and delivered by the parties thereto, and all of which MEC Project Documents shall be certified by a Responsible Officer of MEC as being true, complete and correct and in full force and effect on the Restatement Date pursuant to the certificate delivered pursuant to Section 3.1.7 and (d) true, correct and complete copies of the CES PPA (FEC) and the related guaranty from Calpine, the Administrative Services Agreement and the Emissions Attributes Agreement executed on or prior to the Restatement Date (together with any supplements or amendments thereto), all of which shall have been duly authorized, executed and delivered by the parties thereto, have been certified by a Responsible Officer of the Borrower as being true, complete and correct and in full force and effect on the Restatement Date pursuant to the certificate delivered pursuant to Section 3.1.7 and are each in form and substance reasonably satisfactory to the Lead Arrangers.

3.1.7   Closing Certificates.

(a)   Certificate of Borrower.  Delivery to the Lead Arrangers of a certificate, dated as of the Restatement Date, duly executed by a Responsible Officer of Borrower, in substantially the form of Exhibit F-1.

(b)   Certificate of FEC.  Borrower shall cause FEC to deliver to the Lead Arrangers a certificate, dated as of the Restatement Date, duly executed by a Responsible Officer of FEC, in substantially the form of Exhibit F-2.

(c)   Certificate of MEC.  Borrower shall cause MEC to deliver to the Lead Arrangers a certificate, dated as of the Restatement Date, duly executed by a Responsible Officer of MEC, in substantially the form of Exhibit F-3.

3.1.8   Legal Opinions.  Delivery to the Lead Arrangers of legal opinions of counsel to the Calpine Entities entering into Restatement Date Operative Documents, in each case in form and substance reasonably satisfactory to the Lead Arrangers.

3.1.9   Certificate of Insurance Consultant.  Delivery to the Lead Arrangers of the Insurance Consultant’s certificate dated as of the Restatement Date and in substantially the form of Exhibit F-4, together with the Insurance Consultant’s report, in form and substance reasonably satisfactory to the Lenders, attached thereto.

3.1.10   Insurance.  Insurance complying with terms and conditions set forth in Exhibit K shall be in full force and effect and the Lead Arrangers and the Insurance Consultant shall have received (a) a certificate from FEC and MEC’s insurance broker(s), dated as of the Restatement Date and in form and substance reasonably satisfactory to the Lead Arrangers, (i) identifying underwriters, type of insurance, insurance limits and policy terms, (ii) listing the special provisions required as set forth in Exhibit K, (iii) describing the insurance obtained and (iv) stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with the terms and conditions set forth in Exhibit K, and (b) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), each in form and substance reasonably satisfactory to the Lead Arrangers.  In addition to the foregoing, Borrower shall have implemented each of the actions, items, coverages and other recommendations set forth in Section 6.1 (except Section 6.1.4) of the Insurance Consultant’s report delivered pursuant to Section 3.1.9 to the reasonable satisfaction of the Lead Arrangers.

3.1.11   Certificate of the Independent Engineer.  Delivery to the Lead Arrangers of the Independent Engineer’s certificate, dated as of the Restatement Date and in substantially the form of Exhibit F-6, together with the Independent Engineer’s report, in form and substance reasonably satisfactory to the Lead Arrangers, attached thereto.

3.1.12   Certificate of Power Market Consultant.  Delivery to the Lead Arrangers of the Power Market Consultant’s certificate, dated as of the Restatement Date and in substantially the form of Exhibit F-5, together with the Power Market Consultant’s report, in form and substance reasonably satisfactory to the Lead Arrangers, attached thereto.

3.1.13   Payment of Interest and Fees.  All taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 3.1 and due on the Restatement Date shall have been paid in full or, as approved by the Lenders, provided for.  Borrower shall have paid (or caused to be paid) all outstanding amounts due, as of the Restatement Date, and owing to (a) the Lenders, Administrative Agent, Collateral Agent, the LC Issuers or the Lead Arrangers under any fee or other letter, including without limitation the Agency Fee Letter, the Lead Arrangers Fee Letter and the Mandate Letter or pursuant to Section 2.3.1, (b) the Lenders’ attorneys and consultants (including the Independent Consultants) and the Title Insurers for all services rendered and billed prior to the Restatement Date, (c) the Depositary Agent under the Depositary Agreement, (d) Administrative Agent for any other amounts required to be paid or deposited by Borrower on the Restatement Date, (e) the Existing Lenders all accrued and unpaid interest, fees and Liquidation Costs under the Existing Credit Agreement, and (f) the Hedge Banks all applicable Hedge Breaking Fees under the Interest Rate Agreements (it being understood that if the Interest

Rate Agreements in effect immediately prior to the Restatement Date are novated to the Hedge Banks as of the Restatement Date, then no Hedge Breaking Fees are anticipated to be due and payable).  In addition, Borrower shall have provided, to any Lender that has so requested in writing at least one Banking Day prior to the Restatement Date, documentation reasonably satisfactory to Borrower and such Lender regarding the description or designation of any fees payable to such Lender pursuant to the foregoing clause (a); provided that Borrower shall not be responsible for making any determination or verification with respect to the description or designation of fees requested by any such Lender, and shall not have any liability to any such Lender as a result of the delivery of such documentation.

3.1.14   Financial Statements.  Delivery to the Lead Arrangers of accurate and complete copies of the most recent (a) audited annual financial statements of Borrower for the year ended December 31, 2008, (b) unaudited annual financial statements of each Borrower Party (other than Borrower) for the year ended December 31, 2008, and (c) unaudited quarterly financial statements for each Borrower Party for the quarter ended September 30, 2009, together with, in the case of each Borrower Party, a certificate from the appropriate Responsible Officer thereof, dated as of the Restatement Date and in substantially the form of Exhibit F-2 (in the case of FEC), Exhibit F-3 (in the case of MEC), stating that no Material Adverse Change in the consolidated assets, liabilities, operations or financial condition of such Person has occurred from those set forth in the most recent financial statements provided to the Lead Arrangers.

3.1.15   UCC Reports.  Delivery to the Lead Arrangers of a UCC report of a date no less recent than 20 days before the Restatement Date for each of the jurisdictions in which the UCC-1 financing statements and the fixture filings are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), as the case may be, the security interests created under the Collateral Documents, with respect to such Collateral, will be prior to all other financing statements, future filings or other security documents wherein the security interest is perfected by filing or recording in respect of the Collateral.

3.1.16   Base Case Project Projections.  Delivery to the Lead Arrangers of the Base Case Project Projections of operating expenses and cash flow for each Project in the form of Exhibit G-3, which Base Case Project Projections shall be in form and substance satisfactory to the Lead Arrangers.

3.1.17   A.L.T.A. Surveys.  Administrative Agent shall have received A.L.T.A. surveys of the Sites (which surveys shall be reasonably current and in form and substance reasonably satisfactory to the Administrative Agent and the Title Insurer), certified to FEC or MEC, as applicable, Administrative Agent and the Title Insurer by a licensed Texas surveyor (in the case of the Freeport Project) or a licensed Minnesota surveyor (in the case of the Mankato Project) reasonably satisfactory to the Administrative Agent, showing, among other things, (a) as to the Sites, the location and dimensions thereof (including (i) the location of all means of access thereto and all easements or encumbrances relating thereto, and (ii) the perimeter within which all improvements are located), (b) the existing utility facilities servicing the Projects (including water, electricity, fuel, telephone, sanitary sewer and storm water distribution and detention facilities), (c) other than Permitted Liens, no existing or contemplated improvements encroach or interfere with adjacent property or existing easements or other rights (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects, (d) whether the MEC Site or the FEC Site or any portion thereof is located in a special flood hazard zone, and (e) no other matters constituting a defect in title other than Title Exceptions; provided that the matters described in clauses (a)(ii) and (d) above may be shown by separate maps, surveys or other information reasonably satisfactory to the Administrative Agent, and the surveyor shall not be required to certify as to the location of any easements, improvements, encroachments utilities or other matters which do not exist as of the Restatement Date.  For purposes of clarification, the Borrower shall not be required to provide an A.L.T.A. survey of the Access Easement Tract (as defined in the FEC Deed of Trust).

3.1.18   Title Policies. Delivery to the Lead Arrangers of a lender’s A.L.T.A. extended coverage policy of title insurance with respect to the Mankato Project and a Mortgagee Policy (Form T-2) of Title Insurance with respect to the Freeport Project (collectively, the “Title Policies”) (with any standard coverage exception reasonably acceptable to the Lead Arrangers but without a mechanics’ and materialmen’s exception included therein (except where applicable Governmental Rules prevent the deletion of such exception), in which case Borrower shall provide such information and indemnities as are necessary to cause the Title Insurer to issue such affirmative coverage for mechanics’ and materialmen’s liens as is not precluded by Governmental Rules in form and substance reasonably satisfactory to the Lenders, together with such endorsements thereto as are reasonably required by the Lead Arrangers and otherwise available in the applicable state (including affirmative coverage in the Mankato Project Title Policy insuring that the NSP: Subordinated Mortgage is subordinate to the MEC Mortgage), or the unconditional and irrevocable commitment of the Title Insurer to issue such policies, dated as of the Restatement Date, in an amount equal to $139,130,500 for the Freeport Project and $140,563,000 for the Mankato Project (with such reinsurance as is reasonably satisfactory to the Lead Arrangers) issued by the applicable Title Insurer in form and substance satisfactory to the Lead Arrangers, insuring (or agreeing to insure), among other things, that:

(a)   FEC has good and indefeasible right to occupy and use the FEC Site and the FEC Easements as lessee and easement holder, in each case free and clear of all Liens and exceptions to title whatsoever, other than (i) the Title Exceptions, and (ii) Permitted Liens described in clauses (a) and (b) of the definition thereof and such Liens or other exceptions to title as are reasonably satisfactory to the Administrative Agent;

(b)   MEC has a good, marketable and insurable (i) fee simple interest in the MEC Site, and (ii) easement interest in the MEC Easements, in each case free and clear of Liens or other exceptions to title, other than (A) the Title Exceptions, and (B) such Liens or other exceptions to title as are reasonably satisfactory to the Administrative Agent;

(c)   the FEC Deed of Trust is a valid first lien on FEC’s leasehold interest in the FEC Mortgaged Property, free and clear of all Liens and exceptions to title whatsoever, other than (i) the Title Exceptions, and (ii) such Liens or other exceptions to title as are reasonably satisfactory to the Administrative Agent; and

(d)   the MEC Mortgage is a valid first lien on MEC’s interest in the MEC Mortgaged Property, free and clear of all Liens and exceptions to title whatsoever, other than (i) the Title Exceptions, and (ii) Permitted Liens described in clauses (a) and (b) of the definition thereof and such Liens or other exceptions to title as are reasonably satisfactory to the Administrative Agent.

3.1.19   Representations and Warranties.  Each representation and warranty of each Borrower Party and each other Calpine Entity under the Credit Documents shall be true and correct as of the Restatement Date, except to the extent that such representations and warranties are stated to be made as of a specific date, in which case they shall be true and correct as of such date.

3.1.20   No Default.  No Event of Default or Inchoate Default shall have occurred and be continuing as of the Restatement Date.

3.1.21   PPA Security Fund.  The Security Fund shall have been provided to NSP in compliance with all applicable requirements under the Power Purchase Agreement and shall be in full force and effect.

3.1.22   Notice to NSP.  Borrower shall have certified to the Lead Arrangers (in form and substance reasonably satisfactory to the Lead Arrangers) that all notices required to be given by MEC under the Power Purchase Agreement in connection with this Agreement and the transactions contemplated hereby have been delivered.

3.1.23   Account Balances.  All of the amounts on deposit (i) in the FEC and MEC revenue accounts existing prior to the Restatement Date shall be transferred to the Revenue Account, (ii) in the FEC and MEC operation and maintenance accounts existing prior to the Restatement Date shall be transferred to the applicable O&M Account, and (iii) in the FEC and MEC major maintenance reserve accounts existing prior to the Restatement Date shall be transferred to the applicable Major Maintenance Reserve Accounts.

3.1.24   Amendment Agreement.  The Amendment Agreement shall have been duly executed and delivered by each of the parties thereto, and shall be unconditionally effective.

3.1.25   Conversion of FEC to LLC.  Immediately prior to or on the Restatement Date, each of the actions set forth on Exhibit M (such actions collectively, the “Reorganization”) shall have been consummated.

3.1.26   Notice of Borrowing.  Borrower shall have delivered the Notice of Borrowing to Administrative Agent in accordance with the procedure specified in Section 2.1.1(d).

3.2    Conditions Precedent to the Issuance, Renewal, Extension, or Increase in the amount of Letters of Credit.  The obligation of any LC Issuer to issue, renew, extend or increase the amount of a Letter of Credit, is subject to the prior satisfaction (or written waiver by Administrative Agent with the consent of the Required Lenders) of each of the following conditions:

3.2.1   Representations and Warranties.  Each representation and warranty made by or on behalf of Borrower and each Benefiting Project Company in any of the Credit Documents (other than representations and warranties relating solely to a Project Company which is not a Benefiting Project Company, it being understood that each Project Company is a Benefiting Project Company with respect to the DSR LC Loan) shall be true and correct in all material respects as if made on the date of such Credit Event, unless such representation or warranty expressly relates solely to an earlier date.

3.2.2   No Default.  No Event of Default or Inchoate Default shall have occurred and be continuing or will result from such Credit Event.

3.2.3   No Material Adverse Change.  Since the Restatement Date, no Material Adverse Change shall have occurred and be continuing.

3.2.4   Notice of LC Activity.  Borrower shall have delivered a Notice of LC Activity to Administrative Agent in accordance with the procedures specified in Section 2.2.4

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties on behalf of each Borrower Party to and in favor of the Secured Parties as of the Restatement Date (unless such representation and warranty expressly relates solely to another time) and, to the extent set forth in Article 3, as of the date of each Credit Event (unless such representation and warranty is stated to be made as of a specific date):

4.1    Organization.

4.1.1     Borrower is (a) a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (b) is duly qualified as a foreign limited liability company, and is in good standing, in each other jurisdiction in which such qualification is required by law, except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.  Borrower has all requisite limited liability company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Projects, (iii) execute, deliver and perform each Operative Document to which it is a party, and (iv) take each action as may be necessary to consummate the transactions contemplated thereunder.

4.1.2   (a) The capital of Borrower is adequate for the business and undertakings of Borrower; (b) except to the extent provided in the Depositary Agreement, Borrower’s funds and assets are not, and will not be, commingled with those of any other entity (for the avoidance of doubt, the parties hereto acknowledge that (i) the NERC identification for the Mankato Project is in the name of the Sponsor, and (ii) the NERC identification and the general operating permits for the Freeport Project are in the name of Dow); (c) the Governing Documents of Borrower require it to maintain proper books of account and minutes of meetings and other proceedings of its directors; and (d) Borrower has not entered into any transactions or conducted any business unrelated to the transactions contemplated by the Operative Documents.

4.1.3   Immediately after the completion of the Reorganization, FEC will be (a) a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (b) duly qualified as a foreign limited liability company, and is in good standing, in each jurisdiction in which such qualification is required by law, except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.  Immediately after the completion of the Reorganization, FEC will have all requisite limited liability company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Freeport Project, (iii) execute, deliver and perform each Operative Document to which it is a party, and (iv) take each action as may be necessary to consummate the transactions contemplated thereunder.  Immediately after the completion of the Reorganization, FEC will be directly wholly-owned by Borrower.

4.1.4   MEC is (a) a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (b) is duly qualified as a foreign limited liability company, and is in good standing, in each jurisdiction in which such qualification is required by law, except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.  MEC has all requisite limited liability company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Mankato Project, (iii) execute, deliver and perform each Operative Document to which it is a party, and (iv) take each action as may be necessary to consummate the transactions contemplated thereunder.  MEC is directly wholly-owned by Borrower.

4.2    Authorization; No Conflict.

4.2.1   Borrower has duly authorized, executed and delivered each Operative Document to which Borrower is a party (or such Operative Documents have been duly and validly assigned to Borrower and Borrower has authorized the assumption thereof, and has assumed the obligations of the assignor thereunder) and neither Borrower’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene in any material respect any of its Governing Documents, (b) does or will contravene any Legal Requirement applicable to or binding on Borrower or any of its properties which could reasonably be expected to have a Material Adverse Effect, (c) does or will contravene in any material respect or result in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, or (d) does or will require any material consent or approval of any Person, and with respect to any Governmental Authority, does or will require any material registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed in writing to Administrative Agent (except (i) any Permits that are not yet Applicable Permits, (ii) such as are required by securities, regulatory or applicable law in connection with an exercise of remedies, (iii) as set forth on Exhibit G-1 and the filing of any required continuation statements in respect thereof or (iv) otherwise provided in Section 4.9).

4.2.2   FEC has duly authorized, executed and delivered each Operative Document to which FEC is a party and neither FEC’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene in any material respect any of its Governing Documents, (b) does or will contravene any Legal Requirement applicable to or binding on FEC or any of its properties which could reasonably be expected to have a Material Adverse Effect, (c) does or will contravene in any material respect or result in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, or (d) does or will require the consent or approval of any Person, and with respect to any Governmental Authority, does or will require any registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed in writing to Administrative Agent (except (i) any Permits that are not yet Applicable Permits, (ii) such as are required by securities, regulatory or applicable law in connection with an exercise of remedies, (iii) as set forth on Exhibit G-1 and the filing of any required continuation statements in respect thereof or (iv) otherwise provided in Section 4.9).

4.2.3   MEC has duly authorized, executed and delivered each Operative Document to which MEC is a party (or such Operative Documents have been duly and validly assigned to MEC and MEC has authorized the assumption thereof, and has assumed the obligations of the assignor thereunder) and neither MEC’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene in any material respect any of its Governing Documents, (b) any Legal Requirement applicable to or binding on MEC or any of its properties which could reasonably be expected to have a Material Adverse Effect, (c) does or will contravene in any material respect or result in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, or (d) does or will require the consent or approval of any Person, and with respect to any Governmental Authority, does or will require any registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed in writing to Administrative Agent (except (i) any Permits that are not yet Applicable Permits, (ii) such as are required by securities, regulatory or applicable law in connection with an exercise of remedies, (iii) as set forth on

Exhibit G-1 and the filing of any required continuation statements in respect thereof or (iv) otherwise provided in Section 4.9).

4.3    Enforceability.

4.3.1   Each of the Operative Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights, (b) the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (c) implied covenants of good faith and fair dealing.

4.3.2   Each of the Operative Documents to which FEC is a party is a legal, valid and binding obligation of FEC, enforceable against FEC in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights, (b) the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (c) implied covenants of good faith and fair dealing.

4.3.3   Each of the Operative Documents to which MEC is a party is a legal, valid and binding obligation of MEC, enforceable against MEC in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights, (b) the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (c) implied covenants of good faith and fair dealing.

4.4    Compliance with Law.  Except as otherwise have been delivered to Administrative Agent or set forth on Exhibit G-5, (a) there are no material violations by any Borrower Party of any currently applicable Legal Requirement (except any Hazardous Substance Laws), and (b) no notices of any material violation of any currently applicable Legal Requirement (except any Hazardous Substance Laws) relating to a Project or a Site have been issued, entered or received by any Borrower Party.

4.5    Business, Contracts, Joint Ventures Etc.

4.5.1   Borrower has not conducted any business other than the business contemplated by the Operative Documents, and Borrower is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

4.5.2   Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture other than the sole member of MEC.

4.5.3   Borrower does not have any Subsidiaries other than FEC and MEC (and prior to the Reorganization, Calpine Freeport GP, LLC and Calpine Freeport LP, LLC).

4.5.4   FEC has not conducted any business other than the business contemplated by the Operative Documents, and FEC is not a party to or bound by any material contract other than the Operative Documents to which it is a party and its Permits.

4.5.5   FEC is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

4.5.6   FEC does not have any Subsidiaries.

4.5.7   MEC has not conducted any business other than the business contemplated by the Operative Documents, and MEC is not a party to or bound by any material contract other than the Operative Documents to which it is a party and its Permits.

4.5.8   MEC is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

4.5.9   MEC does not have any Subsidiaries.

4.5.10   No Borrower Party has any deposit or other accounts other than as created under the Depositary Agreement, the MEC Checking Account and the FEC Checking Account.

4.6    Adverse Change.  Since June 30, 2009, there has occurred no event or circumstance which could reasonably be expected to have a Material Adverse Effect.

4.7    Investment Company Act.  None of the Borrower Parties is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.8    ERISA.  As of the Restatement Date, (a) each ERISA Plan has been administered in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder; and (b) no ERISA Event has occurred that would subject any Borrower Party to any tax, penalty or other liabilities, which tax, penalty or other liabilities are individually or in the aggregate in excess of $1,000,000.  The excess of the present value of all benefit liabilities under each ERISA Plan (based on those assumptions used to fund such ERISA Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded ERISA Plans (based on those assumptions used to fund each such ERISA Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded ERISA Plans could not reasonably be expected to have a Material Adverse Effect.

4.9    Permits.

4.9.1 As of the Restatement Date, there are no material Permits under existing Legal Requirements as either Project is currently designed that are or will become Applicable Permits other than the Permits listed in Exhibit G-1.

4.9.2 Except as disclosed in Exhibit G-1 (as such Exhibit may be supplemented by Borrower Parties to reflect any Change of Law or the issuance or modification of any Permit after the Restatement Date), each Permit listed in Part I of Exhibit G-1 and required to be obtained by a Borrower Party is in full force and effect in all material respects and is not subject to any current legal proceeding or to any Unsatisfied Condition that could reasonably be expected to have a Material Adverse Effect, and all applicable appeal periods with respect thereto have expired.  To the knowledge of the Borrower Parties, except as disclosed in Exhibit G-1, each Permit listed in Part I of Exhibit G-1 and required to be obtained by Dow is in full force and effect in all material respects and is not subject to any current legal proceeding or to any Unsatisfied Condition that could reasonably be expected to have a Material Adverse Effect, and all applicable appeal periods with respect thereto have expired.

4.9.3  Each Permit listed in Part II of Exhibit G-1 is of a type that is routinely granted upon submission of a timely application and demonstration that the applicable Project complies with applicable standards and Legal Requirements.  No Permit listed in Part II is required under applicable Legal Requirements or Project Documents to be obtained before the time contemplated to be obtained by the applicable Borrower Party or Dow.  No fact or circumstance exists, to any Borrower Party’s knowledge, which makes it likely that any Permit identified in Part II of Exhibit G-1 shall not be timely obtainable by the applicable Borrower Party or Dow before it becomes an Applicable Permit without expense in excess of amounts provided therefor in the then-current Annual Operating Budget.

4.9.4 Each Borrower Party and, to the knowledge of the Borrower Parties, Dow is in compliance with all Applicable Permits except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

4.10    Hazardous Substances.

4.10.1   Except as set forth in Exhibit G-5:  After giving effect to the environmental indemnity provided by Dow under Section 17.2.2 of the FEC Ground Lease and Dow’s curative actions performed under Section 17.3.2 of the FEC Ground Lease, (a) no Project Company has received, in the past five years, any written notice from any Governmental Authority that, with respect to the Sites, Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property, it is or has in the past been in violation of any Hazardous Substance Law which violation could reasonably be expected to result in a material liability to any Borrower Party or its properties and assets under any Hazardous Substance Law, (b) no Project Company or, to Borrower’s knowledge, any other Person has used, Released, generated, manufactured, produced or stored in, on, under, or about the Sites, Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to subject any Secured Party or any Borrower Party to material liability under any Hazardous Substance Law, (c) to Borrower’s knowledge, there are no underground tanks, whether operative or temporarily or permanently closed, located on the Sites, Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property that could reasonably be expected to subject any Secured Party or Borrower to material liability under any Hazardous Substances Laws, (d) no Project Company is conducting or funding any investigation, remediation, remedial action or cleanup of any Hazardous Substance, and (e) there is no condition, circumstance, action, activity or event that could reasonably be expected to be, or result in, a material violation by any Borrower Party of any Hazardous Substance Law, which violation could reasonably be expected to result in material liability to any Borrower Party under any Hazardous Substance Law.

4.10.2   Except as set forth on Exhibit G-4 or Exhibit G-5 and after giving effect to the environmental indemnity provided by Dow under Section 17.2.2 of the FEC Ground Lease and Dow’s curative actions performed under Section 17.3.2 of the FEC Ground Lease, (a) as of the Restatement Date, there is no pending or, to Borrower’s knowledge, threatened in writing, action or proceeding by any Governmental Authority (including the Minnesota Public Utilities Commission, Blue Earth County, Minnesota, Brazoria County, Texas, U.S. Army Corps of Engineers and U.S. Environmental Protection Agency) or any other Person which is not a Governmental Authority with respect to the presence or Release of Hazardous Substances in, on, from or to the Sites, Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property, in each case that could reasonably give rise to a material liability under any Hazardous Substance Law, and, (b) thereafter, there is no pending or, to Borrower’s knowledge, threatened in writing, action or proceeding by any Governmental Authority (including the Minnesota Public Utilities Commission, Blue Earth County, Minnesota, Brazoria County, Texas, U.S. Army Corps of Engineers and U.S. Environmental Protection Agency) or any non-governmental third party with respect to the presence or Release of Hazardous Substances in, on, from or to the Sites, Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property which could reasonably be expected to have a Material Adverse Effect.

4.10.3   Except as set forth in the Environmental Reports and after giving effect to the environmental indemnity provided by Dow under Section 17.2.2 of the FEC Ground Lease and Dow’s curative actions performed under Section 17.3.2 of the FEC Ground Lease, to Borrower’s knowledge, in the past five years there have been no violations that have not been finally resolved of any Hazardous Substances Laws by any Person affecting the Sites, Improvements,  other FEC Mortgaged Property or other MEC Mortgaged Property, which violations could reasonably be expected to result in a material liability to any Borrower Party.

4.11    Litigation.

(a) Except as set forth on Exhibit G-4, as of the Restatement Date, no action, suit, proceeding or investigation has been instituted or, to Borrower’s knowledge, threatened in writing against any Borrower Party.

(b) Except as set forth on Exhibit G-4, Borrower has no knowledge of any order, judgment or decree that has been issued or proposed to be issued by any Governmental Authority that, as a result of the leasing, ownership, operation or maintenance of a Project by any Borrower

Party, the sale of electricity or steam therefrom by any Borrower Party or the entering into of any Operative Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem the Lenders, Administrative Agent, Collateral Agent, the LC Issuers, the Lead Arrangers or any Borrower Party or any Affiliate of any of them to be subject to, or not exempted from, regulation under PUHCA, or treated as a public utility under the laws of the State of Texas (in the case of the Freeport Project) or Minnesota (in the case of the Mankato Project) as presently constituted and as construed by the courts of Texas or Minnesota, as applicable, respecting the rates or the financial or organizational regulation of electric utilities.

(c)  As of the date of each Credit Event occurring after the Restatement Date, no action, suit, proceeding or investigation has been instituted or, to Borrower’s knowledge, threatened in writing against any Borrower Party, which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed by Borrower Parties to Administrative Agent in accordance with, and to the extent required by, Section 5.4.

4.12    Labor Disputes and Acts of God.  Neither the business nor the properties of any Borrower Party are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

4.13    Project Documents.  As of the Restatement Date, copies of all of the Major Project Documents and Major Equipment Contracts executed on or prior to such date have been delivered to Administrative Agent.

4.14    Disclosure.  Neither this Agreement nor any certificate or other documentation (other than the Annual Operating Budgets or the Base Case Project Projections) furnished or verified by a Borrower Party to the Lead Arrangers, Administrative Agent, Collateral Agent, or the Lenders, or to any consultant submitting a report to Administrative Agent, the Lead Arrangers or the Lenders, by or, to Borrower’s knowledge, on behalf of any Borrower Party with respect to the Projects, the Borrower Parties or in connection with the transactions contemplated by this Agreement or the other Credit Documents, contained (at the time of delivery or verification thereof) any untrue statement of a material fact or omitted (at the time of delivery or verification thereof) to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements were made (other than any information that was corrected or updated in writing to the Lead Arrangers prior to the Restatement Date).

4.15    Taxes.

(a)   Each Borrower Party has timely filed, or caused to be timely filed, all federal and other material tax returns and reports required to have been filed by it, has paid all material taxes, assessments, utility charges, fees and other governmental charges it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 5.16).  As of the Restatement Date and except as set forth on Exhibit G-7, there is no proposed tax assessment against any Borrower Party proposed to any Borrower Party in writing or, to any Borrower Party’s knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect (other than those proposed tax assessments that any Borrower Party is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 5.16).

(b)   At all times since its formation, each Borrower Party has been an entity with a single owner (with the exception of FEC, which prior to the completion of the Reorganization, had two owners) that is disregarded as separate from its owner for U.S. federal tax purposes.  No Form 8832 has ever been filed with respect to any Borrower Party as other than a disregarded entity and no such election shall have been made.

(c)   No Borrower Party has liability for the taxes of any Person (other than such Borrower Party) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(d)   No Borrower Party intends to treat the Loans (including the incurrence thereof) as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

4.16    Governmental Regulation.  None of Borrower Parties, Administrative Agent, Collateral Agent, or any Lender, nor any Affiliate of any of them will, solely as a result of the ownership, leasing or operation of the Projects, the sale of electricity, steam, capacity or ancillary services therefrom or the entering into any Operative Document in respect of the Projects or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, except that (a) Borrower is subject to the compliance requirements under PUHCA applicable to entities that are holding companies solely with respect to Exempt Wholesale Generators and Qualifying Facilities, (b) MEC is subject to the compliance requirements under PUHCA applicable to an Exempt Wholesale Generator and an owner of an Eligible Facility, (c) each of MEC and CES is a “public utility” subject to FERC jurisdiction under the FPA with authority to sell wholesale electric power, capacity and ancillary services at market-based rates, and with all waivers of regulations and blanket authorizations as are customarily granted by FERC to a “public utility” that sells wholesale electric power, capacity and ancillary services at market-based rates, (d) FEC is subject to the requirements under PURPA and the regulations of FERC promulgated thereunder, as amended from time to time, necessary to be a Qualifying Facility, (e) FEC is subject to state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities to the extent contemplated by 18 C.F.R. § 292.602(c), and (f) the exercise of remedies, as provided for under the Collateral Documents, with respect to MEC and the Mankato Project may be subject to Section 203 and 205 of the FPA and the requirements under PUHCA applicable to Exempt Wholesale Generators.  Except to the extent provided in the first sentence of this Section 4.16, no Borrower Party will be deemed by any Governmental Authority having jurisdiction to be subject to, or not exempt from, financial, organizational or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “public utility”, “holding company”, or “public utility holding company” or any similar Person under any applicable Governmental Rule then in effect.

4.17    Regulation U, Etc.  No Borrower Party is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of “buying”, “carrying” or “purchasing” margin stock (each as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans or the Project Revenues will be used by any Borrower Party for the purpose of “buying”, “carrying” or “purchasing” any such margin stock or for any other purpose which violates the provisions of the regulations of the Federal Reserve Board.

4.18    Projections.  Borrower has prepared the Annual Operating Budgets and the Base Case Project Projections and is responsible for developing the assumptions on which such Annual Operating Budgets and the Base Case Project Projections are based; and such Annual Operating Budgets and the Base Case Project Projections (a) as of the date delivered, updated or supplemented are based on reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein), and (b) as of the date delivered, updated or supplemented are consistent in all material respects with the provisions of the Project Documents executed on or prior to such date  (it being understood that such Annual Operating Budgets and the Base Case Project Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower Parties, and the Borrower Parties make no representation or warranty as to the attainability of such Annual Operating Budgets and the Base Case Project Projections or as to whether such Annual Operating Budgets and the Base Case Project Projections will be achieved).

4.19    Financial Statements.  In the case of each financial statement of Borrower and accompanying information delivered by Borrower under (a) Section 3.1.14, each such financial statement and information has been prepared in conformity with GAAP and fairly presents, in all material respects, the financial position of each applicable Borrower Party described therein for each of the periods then ended, subject, if applicable, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure, and (b) Section 5.5, each such financial statement and information has been prepared in conformity with GAAP and fairly presents, in all material respects, the financial position of (on a consolidated basis) of Borrower and its Subsidiaries, taken as a whole, described therein for each of the periods then ended, subject, if applicable, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.  Except for (i) obligations under the Operative Documents to which it is a party and (ii) liabilities that have been disclosed in writing to Administrative Agent within 60 days prior to the Restatement Date (including in Exhibits to this Agreement and in the contracts entered into by any Borrower Party and delivered or made available to Administrative Agent prior to the Restatement Date), each Borrower Party does not have any contingent obligations, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitment required to be shown under GAAP or Debt for borrowed money that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, results of operations, properties, financial condition or prospects of Borrower and its Subsidiaries, taken as a whole.

4.20    No Default.  No Event of Default or Inchoate Default which has not been disclosed to Administrative Agent in writing has occurred and is continuing.

4.21    Organizational ID Number; Location of Collateral.

4.21.1   (a) Borrower’s organizational identification number is 3899075;  (b) FEC’s organizational identification number is 3754988; and (c) MEC’s organizational identification number is 3861873.

4.21.2   To Borrower’s knowledge, all of the Collateral (other than (a) inventory and equipment (i) in transit, (ii) in the possession of the Operator or Dow or (iii) in the possession of third parties in the ordinary course of business, (b) the Accounts, (c) the membership interests in any Borrower Party, and (d) general intangibles) is located on the Sites or the Easements or at the applicable Borrower Party’s address set forth in Section 11.1; provided that equipment owned by Borrower may be located at other sites as indicated in writing to Collateral Agent, who shall have the right to inspect such equipment from time to time.

4.22    Title and Liens.  Borrower has good, legal and valid title to the Collateral in which it grants Collateral Agent a Lien.  FEC has good and indefeasible title to all of its material Collateral in which it grants Collateral Agent a Lien and a valid and enforceable leasehold interest in the FEC Site and its interest in the Easements, in each case free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens.  MEC has good, marketable and insurable fee simple interest in all of its material Collateral in which it grants Collateral Agent a Lien, in each case free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens.

4.23    Intellectual Property.  Except as disclosed in Exhibit G-8:

(a)   To Borrower’s knowledge, each Borrower Party owns, possesses or has entered into contracts with others who possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary for the operation of its business, without known conflict with the rights of others, in each case, as to which the failure of such Borrower Party to so own, possess or have the right to use could reasonably be expected to have a Material Adverse Effect.

(b)   To Borrower’s knowledge, no material product of any Borrower Party infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c)   To Borrower’s knowledge, there is no violation by any Person of any right of any Borrower Party with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by any Borrower Party, in each case, as to which such violation could reasonably be expected to have a Material Adverse Effect.

4.24    Collateral.  The respective liens and security interests granted to Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents (a) constitute as to personal property included in the Collateral a valid security interest, and (b) constitute as to the FEC Mortgaged Property and the MEC Mortgaged Property included in the Collateral a valid lien of record and security interest in the FEC Mortgaged Property and the MEC Mortgaged Property, respectively.  The security interest granted to Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of financing statements in the filing offices identified in Exhibit D-2, (ii) with respect to any property that can be perfected by control, upon execution of the Control Agreements or the Depositary Agreement, as applicable, and (iii) with respect to any property (if any) that can be perfected by possession, upon Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid and to the extent provided therein, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except (i) Permitted Liens described in clauses (a), (e), (i), (j), (k) and (l)(i) of the definition of “Permitted Liens”, and (ii) to the extent required by Governmental Rule, those matters described in clauses (b), (c), (d), (f), (m), (n) and (p) of the definition of “Permitted Liens”.  Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect Collateral Agent’s rights in and to the Collateral in existence on such date to the extent Collateral Agent’s security interest can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action.  As of the Restatement Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit D-2 hereto is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents, and on the Restatement Date all such filings or recordings will have been made to the extent Collateral Agent’s security interest can be perfected by filing.  Each Borrower Party has properly delivered or caused to be delivered, or provided control, to Collateral Agent or Depositary Agent with respect to all Collateral that permits perfection of the Lien and security interest described above by possession or control.

4.25    Sufficiency of Project Documents.

                         4.25.1 The real property and other real property rights granted, or to be granted, pursuant to the Project Documents in effect as of the Restatement Date:

          (a)   comprise all of the real property interests necessary to secure any right material for the leasing, ownership, operation and maintenance of each Project in accordance in all material respects with all Legal Requirements;
          (b)   are sufficient to enable each Project to be located and operated on the applicable Site;

          (c)   provide adequate ingress and egress to and from (i) each Site for any reasonable purpose in connection with the leasing, or ownership (as applicable), operation and maintenance of each Project for the purposes and on the terms set forth in the applicable Major Project Documents, and (ii) the areas encumbered by the Easements for the purposes and the terms set forth in the Easements.

4.25.2   There are no services, materials or rights required for the leasing or ownership (as applicable), operation and maintenance of either Project in accordance with the Major Project Documents and the assumptions that form the basis of Base Case Project Projections, other than those (a) to be provided under the Project Documents, (b) that are not material to the operation of either Project or (c) that can reasonably be expected to be commercially available at or for delivery to the Site on commercially reasonable terms consistent with the then current Annual Operating Budget and the Base Case Project Projections.

4.25.3   Each Borrower Party possesses, or the counterparties to the Project Documents (including the Power Purchase Agreement and the Capacity Sales Agreement) pursuant to which interconnection facilities are operated for the benefit of each Project, possess, and are obligated to provide or make available to the applicable Project Company, all necessary easements, rights of way, licenses, agreements and other rights for the interconnection and utilization of the interconnection facilities (including fuel, water, wastewater and electrical).

4.26    Proper Subdivision.  The MEC Site has been subdivided or entitled to exception therefrom.  The MEC Site may be mortgaged, conveyed and otherwise dealt with as separate legal lot or parcel.  FEC’s leasehold interest in the FEC Site may be mortgaged and conveyed.

4.27    Flood Zone Disclosure.  No material portion of the Collateral includes Improvements that are or will be located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood or mudslide hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

4.28    Anti-terrorism laws.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Laws.  The use of the proceeds of the Loans by Borrower will not violate any Anti-Terrorism Laws.

4.29    Solvency.  Immediately after giving effect to the transactions to occur on the Restatement Date and immediately following the occurrence of each other Credit Event, (a) the fair value of the assets of the Borrower Parties (taken as a whole), at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower Parties, (b) the present fair saleable value of the property of the Borrower Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of the Borrower Parties on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower Parties (taken as a whole) will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) the Borrower Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Date.  For purposes of this Section 4.29, (i) “able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support)” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (ii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that until the repayment in full in cash of all of Borrower’s Obligations (other than those contingent Obligations that are intended to survive the termination of this Agreement or the other applicable Credit Documents), return and cancellation of all Letters of Credit and the expiration or termination of all Commitments and Interest Rate Agreements to which any Secured Party is a party, Borrower shall, or as applicable shall cause the applicable Project Company to:

5.1    Use of Proceeds and Project Revenues.

5.1.1   Proceeds.  Borrower shall apply the proceeds of any New Term Loans and Additional Term Loans, (i) as a distribution to Sponsor or an Affiliate of Sponsor, (ii) to fund the Major Maintenance Reserve Accounts, (iii) to fund the O&M Account, and (iv) to the payment of costs, fees and expenses incurred in connection with the transactions contemplated by the Credit Documents, in each case as set forth in the Funds Flow Memorandum.

5.1.2   Revenues.  Unless otherwise applied by Administrative Agent or Collateral Agent pursuant to the terms of this Agreement or the other Credit Documents, each Borrower Party shall apply any Project Revenues, equity contributions, Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds and damage payments solely for the purpose, and in the order and manner, provided for in the Depositary Agreement.

5.1.3   Borrower shall use (a) the Security Fund LC Commitment to issue, or maintain, the Security Fund LC as contemplated by Section 2.2.2, and (b) the DSR LC Commitment to issue the DSR Letters of Credit as contemplated by Section 2.2.3.

5.2    Payment.

5.2.1   Credit Documents.  Borrower shall pay all sums due under this Agreement and the other Credit Documents to which it is a party according to the terms hereof and thereof.

5.2.2   Project Documents.  Each Project Company shall pay all of its obligations due under the Project Documents, howsoever arising, as and when due and payable, except any one or more of the following: (a) obligations contested in good faith or as to which a bona fide dispute may exist; provided that adequate cash reserves have been established in conformity with GAAP, or Administrative Agent is satisfied in its reasonable discretion that non-payment of such obligation pending the resolution of such contest or dispute will not in any way endanger its Project or result in a Material Adverse Change or that provision is made to the satisfaction of Administrative Agent in its reasonable discretion for the posting of security (other than the Collateral) for or the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable, (b) obligations constituting each Project Company’s trade payables which shall be paid in the ordinary course of business or (c) obligations which if not paid could not reasonably be expected to have a Material Adverse Effect.

5.3    Warranty of Title.  Except as permitted pursuant to Sections 6.4 or 11.24, (a) MEC shall maintain good, marketable and insurable fee simple interest in the MEC Site, (b) FEC shall maintain good, indefeasible and insurable leasehold interest in the FEC Site, and (c) MEC shall maintain (i) good, marketable and insurable easement interest in the MEC Easements, and (ii) good, legal and valid title to all of its other respective material properties and assets (other than properties and assets disposed of in the ordinary course of business) and (d) FEC shall maintain (i) a good, indefeasible and insurable easement interest in the FEC Easements, and (ii) good, legal and valid title to all of its other respective material properties and assets (other than properties and assets disposed of in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens.

5.4    Notices.  Each Borrower Party shall promptly, upon acquiring notice or giving notice (except as otherwise specified below), as the case may be, or obtaining knowledge thereof, give written notice (with copies of any underlying notices, papers, files or related documentation) to Administrative Agent of:

5.4.1   any litigation pending or, to each Borrower Party’s knowledge, threatened in writing against any Borrower Party as to which an adverse determination is reasonably probable and which involves claims against any Borrower Party or either Project in excess of $500,000 individually or $1,000,000 in the aggregate per calendar year or which could reasonably be expected to have a Material Adverse Effect, such notice to include, if requested in writing by Administrative Agent, copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

5.4.2   any dispute or disputes for which written notice has been received by any Borrower Party which may exist between such Borrower Party and any Governmental Authority and which involve (a) claims against such Borrower Party which exceed $500,000 individually or $1,000,000 in the aggregate per calendar year, (b) claims which could reasonably be expected to have a Material Adverse Effect, or (c) revocation, material modification, failure to renew or the like of any Applicable Permit;

5.4.3   any Event of Default or Inchoate Default (together with a statement of a Responsible Officer of Borrower setting forth the details of such Event of Default or Inchoate Default and the action which Borrower has taken and proposes to take with respect thereto other than litigation strategy and related documentation subject to attorney-client-privilege);

5.4.4   any casualty, damage or loss to a Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of (a) any Borrower Party, its employees, agents, contractors, consultants or representatives in excess of $500,000 for any one casualty or loss or $1,500,000 in the aggregate for any Project in any calendar year, or (b) to each Borrower Party’s knowledge, any other Person if such casualty, damage or loss could reasonably be expected to have a Material Adverse Effect;

5.4.5   any early cancellation, suspension or material change in the terms, coverage or amounts of any insurance described in Exhibit K;

5.4.6   any (a) early termination (other than expiration in accordance with its terms and any applicable Consent) or material default of which any Borrower Party has knowledge or written notice thereof under any Major Project Document, and (b) material Project Document Modification (with copies of all such Project Document Modifications whether or not requiring approval of Administrative Agent or the Super Majority Lenders pursuant to Section 6.12);

5.4.7   any written claim of material events of force majeure under any Major Project Document and, to the extent reasonably requested in writing by Administrative Agent, copies of related invoices or statements which are reasonably available to such Borrower Party under any Major Project Document, together with a copy of any supporting documentation, schedule, data or affidavit delivered under such Major Project Document;

5.4.8   to the extent not covered by the environmental indemnity provided by Dow under Section 17.2.2 of the FEC Ground Lease or Dow’s curative actions performed under Section 17.3.2 of the FEC Ground Lease, any (a) material noncompliance by any Borrower Party with any Hazardous Substance Law or any material Release of Hazardous Substances by any Borrower Party on or from the Sites, Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property that has resulted or could reasonably be expected to result in personal injury or material property damage or to have a Material Adverse Effect, or (b) pending or, to each Borrower Party’s knowledge, threatened in writing, Environmental Claim against any Borrower Party or, to each Borrower Party’s knowledge, any of its Affiliates, contractors, lessees or any other Persons, arising in connection with their occupying or conducting operations on or at a Project, a Site, the Improvements, other FEC Mortgaged Property or other MEC Mortgaged Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

5.4.9   initiation of any condemnation proceedings involving a material portion of (a) either Project or (b) either Site;

5.4.10   promptly, but in no event later than 15 Banking Days after any Borrower Party has knowledge of the execution and delivery thereof, a copy of each Additional Project Document;

5.4.11   promptly, but in no event later than 30 days after the receipt thereof by any Borrower Party, copies of (a) all Applicable Permits obtained by such Borrower Party after the Restatement Date, (b) any material amendment, supplement or other material modification to any Applicable Permit received by any Borrower Party after the Closing Date, and (c) all material notices relating to either Project received by any Borrower Party from, or delivered by such Borrower Party to, any Governmental Authority (other than routine correspondence given or received in the ordinary course of business relating to routine aspects of owning, financing, operating, maintaining or using any Project);

5.4.12   any unscheduled or forced outage of any Project, which continues for more than five consecutive days;

5.4.13    the occurrence of any ERISA Event that, individually or together with all other ERISA Events that have occurred, would result in aggregate liability to Borrower and its ERISA Affiliates in excess of $5,000,000; and

5.4.14   event or circumstance specific to any Borrower Party or any Project that is not a matter of general public knowledge and that could reasonably be expected to have a Material Adverse Effect.

In addition, Borrower shall provide, with reasonable promptness, to Administrative Agent any other information with respect to any Borrower Party or any Project as is reasonably requested by Administrative Agent or any Lender (which request shall be made through Administrative Agent).

5.5    Financial Statements.

5.5.1   Borrower shall deliver or cause to be delivered to Administrative Agent, except that where a specified financial statement is publicly available due to the issuer’s filings with the United States Securities and Exchange Commission, Borrower may so notify Administrative Agent and the specified financial statement will not be required to be delivered hereunder:

(a)   as soon as practicable and in any event within 120 days after the close of each applicable fiscal year (commencing from fiscal year 2009), the audited consolidated annual financial statements of Borrower (including its Subsidiaries) and the related statements of income, cash flow, and shareholders’ or members’ equity (as applicable) for such fiscal year, setting forth in each case in comparative form corresponding audited figures from the preceding fiscal year, all prepared in accordance with GAAP (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure); and

   (b)   as soon as practicable and in any event within 90 days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing from the first quarterly accounting period of fiscal year 2010), the unaudited quarterly consolidated financial statements of Borrower (including its Subsidiaries).  Such financial statements shall include the related statements of income, cash flow, and shareholders’ or members’ equity (as applicable)

for such quarterly period and (in the case of second and third quarterly periods) for the portion of fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year, all prepared in accordance with GAAP (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure).

5.5.2   Cause to be delivered, along with such financial statements of Borrower, a certificate signed by a Responsible Officer of Borrower certifying that (a) to such Responsible Officer’s knowledge, no Event of Default or Inchoate Default has occurred and is continuing or, if any Event of Default or Inchoate Default has occurred and is continuing, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto (other than litigation strategy and related documentation subject to attorney-client privilege), and (b) no material adverse change in the consolidated assets, liabilities, operations, or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent or, if a material adverse change has occurred, the nature of such change.

5.6    Books, Records, Access.  Borrower and each Project Company shall maintain, or cause to be maintained, adequate books, accounts and records with respect to itself and its Project, as applicable. Borrower shall prepare all financial statements required hereunder in accordance with GAAP (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure) and in compliance with the regulations of any Governmental Authority having jurisdiction thereof. Subject to requirements of Governmental Rules, safety requirements and existing confidentiality restrictions imposed upon any Borrower Party by any other Person, Borrower and each Project Company shall permit employees or agents of Administrative Agent and Independent Engineer at any reasonable times and upon reasonable prior notice to Borrower, the applicable Project Company, Dow or Operator, as applicable, to inspect all of Borrower Parties’ properties, including the Sites, to examine or audit all of Borrower Parties’ books, accounts and records and make copies and memoranda thereof and to communicate with Borrower Parties’ auditors outside the presence of such Borrower Party.

5.7    Compliance with Laws, Instruments, Applicable Permits, Etc.  Borrower and each Project Company shall promptly comply with all Legal Requirements (including Legal Requirements and Applicable Permits relating to pollution control, environmental protection, equal employment opportunity and employee safety) with respect to itself and its Project, as applicable, and make, or cause to be made, such alterations to its Project and its Site as may be required for such compliance. Borrower and each Project Company shall be considered to meet the requirements of this Section 5.7 unless any non-compliance could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.8    Reports.

5.8.1   Borrower shall deliver to Administrative Agent within 45 days of the end of each calendar quarter, a summary operating report with respect to each Project, which shall include, with respect to the period most recently ended, the information set forth on the Template Operating Report, as further described in the annotations thereto.

5.8.2   Borrower shall provide to Administrative Agent promptly upon request such reports, statements, lists of property, accounts, budgets, forecasts and other information concerning each Project and, to the extent reasonably available, the Major Project Participants and at such times as Administrative Agent shall reasonably require, including such reports and information as are reasonably required by the Independent Consultants.

5.8.3   The Borrower shall within 30 days after each annual policy renewal date, deliver to Administrative Agent a certificate certifying that the insurance requirements of Exhibit K have been implemented and attaching thereto a copy of the Borrower's certificates of insurance related thereto, which certificates shall be reasonably satisfactory to Administrative Agent (it being acknowledged that Administrative Agent may, after consultation with the Borrower, discuss with the Insurance Consultant any issues which may arise as part of its review of such certificates).

5.9    Existence, Conduct of Business, Properties, Etc.  Except as otherwise expressly permitted under this Agreement, each Borrower Party shall (a) maintain and preserve its existence as a Delaware limited liability company, and all material rights, privileges and franchises necessary in the normal conduct of its business, (b)  maintain and, in the case of FEC, cause Dow to maintain, all Applicable Permits, except to the extent that any such failure to maintain could not reasonably be expected to have a Material Adverse Effect, and (c) at or before the time that any Permit becomes an Applicable Permit, obtain such Permit, except to the extent that any such failure to obtain could not reasonably be expected to have a Material Adverse Effect.

5.10    Debt Service Coverage Ratio.  No later than 45 days after each Principal Repayment Date, Borrower shall calculate and deliver to Administrative Agent the Debt Service Coverage Ratio for the Calculation Period for such Principal Repayment Date.  The calculations of Debt Service Coverage Ratios hereunder shall be used in determining the application and distribution of funds pursuant to Section 6.6.1, and Section 3.10 of the Depositary Agreement; provided that for the fiscal quarters prior to the first anniversary of the date hereof, such Debt Service Coverage Ratio shall be annualized for each such quarter rather than calculated for the four consecutive fiscal quarters most recently ended.

5.11    Lender Meetings. Borrower will, upon the request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each fiscal year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.12    Operation and Maintenance of Projects; Annual Operating Budget.

5.12.1   Each Project Company shall keep, operate and maintain its Project, or cause the same to be kept, maintained and operated (ordinary wear and tear excepted), in a manner consistent in all material respects with this Agreement and Prudent Industry Practices, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep each Project in such condition.

5.12.2    On or before 60 days prior to the beginning of each calendar year, Borrower shall submit a consolidated operating plan and a consolidated budget for both Project Companies, detailed by month, of anticipated revenues and anticipated expenditures under all applicable waterfall levels set forth in Section 3.1(b) of the Depositary Agreement, and anticipated expenditures from the Major Maintenance Reserve Accounts, each such budget to include Debt Service, the projected Debt Service Coverage Ratio, proposed dividend distributions, Major Maintenance, Capital Expenditures, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies) for the ensuing calendar year (or, in the case of the initial Annual Operating Budget, partial calendar year) and, in the case of Major Maintenance in accordance with Section 5.12.4, to the conclusion of the second full calendar year thereafter (each such annual operating plan and budget, including the initial Annual Operating Budget, an “Annual Operating Budget”).  Each Annual Operating Budget shall be deemed approved so long as the aggregate amount of the anticipated aggregate O&M Costs (other than O&M Costs which are for the supply of fuel to FEC) for both Projects remains within 110% of the amount proposed to be expended by both Project Companies for all such items during the applicable calendar year (as determined by reference to the Base Case Project Projections).  In the event that such Annual Operating Budget shall not be deemed approved as provided in the immediately preceding sentence, such Annual Operating Budget shall be subject to the reasonable approval of Administrative Agent acting in consultation with the Independent Engineer, such approval not to be unreasonably withheld or delayed.  Failure by Administrative Agent to approve or disapprove any such draft Annual Operating Budget within 30 days after receipt thereof shall be deemed to be an approval by Administrative Agent of such draft as the final Annual Operating Budget.  Borrower shall consider in good faith Administrative Agent’s suggestions in preparation of a final Annual Operating Budget. The O&M Costs in each Annual Operating Budget which are subject to escalation limitations in the Project Documents shall not, absent extraordinary circumstances, be increased by more than the amounts provided in such Project Documents.

5.12.3   The Project Companies shall operate, or cause to be operated, and maintain the Projects, within 115% of the aggregate O&M Costs (other than O&M Costs which are for the supply of fuel to FEC) budgeted therefor as set forth in the then-current Annual Operating Budget as approved or deemed approved by Administrative Agent and, if amended pursuant to the proviso below, as set forth in such amended Annual Operating Budget; provided, however, that (i) Borrower may propose an amendment to the Annual Operating Budget for Administrative Agent’s approval if at any time the Project Companies cannot comply with the provisions of this Section 5.12.3 (and Administrative Agent shall consider each such amendment in good faith and shall not unreasonably withhold or delay its consent to the approval of any such amendment), and (ii) the 115% limitation shall not apply to Emergency Operating Costs to the extent that, after deducting such Emergency Operating Costs from the applicable calculation, the

Project Companies otherwise remain in compliance with such 115% limitation.  Pending approval of any Annual Operating Budget or amendment thereto in accordance with the terms of this Section 5.12.3, the Project Companies shall use their commercially reasonable efforts to operate and maintain the Projects, or cause the Projects to be operated and maintained, within the then-current Annual Operating Budget; provided that the amounts specified therein shall be increased or decreased to the extent specified in the applicable Project Documents.

5.12.4   Borrower shall also include in each Annual Operating Budget a reassessment of (a) the Major Maintenance Reserve Requirement for the Mankato Project, determined as provided in the definition of “MEC Major Maintenance Reserve Requirement” in the Depositary Agreement, (b) the Major Maintenance Reserve Requirement for the Freeport Project, determined as provided in the definition of “FEC Major Maintenance Reserve Requirement” in the Depositary Agreement, (c) the anticipated scheduling, probable cost and a reasonably detailed description of each anticipated item of Major Maintenance (including Capital Expenditures), through the next major turbine overhaul cycle for each Project (the “Major Maintenance Plan”), and (d) the anticipated amounts which will be on deposit in the MEC Major Maintenance Reserve Account and FEC Major Maintenance Reserve Account during each year of the Major Maintenance Plan.  Borrower shall cause each Project Company to cause its Project to perform (or cause to be performed) all Major Maintenance on its respective Project substantially in accordance with the then-current Major Maintenance Plan and in all material respects in accordance with the provisions of the Operative Documents.  The Major Maintenance Plan, including the assumptions made in connection with calculating the amounts described in the foregoing clauses (a) and (b), shall be subject to approval by Administrative Agent in consultation with the Independent Engineer, such approval not to be unreasonably withheld or delayed.

5.13    Preservation of Rights; Further Assurances.

5.13.1   Subject to Section 5.2.2, each Project Company shall cause its Project to maintain in full force and effect, perform (to the extent not excused by force majeure events or the nonperformance of the other party and not subject to a good faith dispute) the obligations of the applicable Project Company under, preserve, protect and defend the material rights of such Project Company under and take all reasonable action necessary to prevent early termination (except by expiration in accordance with its terms) of each and every Major Project Document, including (where each such Project Company in the exercise of its business judgment deems it proper) prosecution of suits to enforce any material right of such Project Company thereunder and enforcement of any material claims with respect thereto, in each case except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.13.2   From time to time, Borrower shall, and shall cause each Borrower Party to, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, certificate of title or estoppel certificate), relating to the Loans stating the interest and charges then due and any known Events of Default or Inchoate Defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, liens and priorities of the Secured Parties with respect to all Collateral and other security from time to time furnished under this Agreement and the other Credit Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably requested by Collateral Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section 5.13.2.

5.13.3   If any Borrower Party shall at any time acquire any real property or leasehold or other interest in real property that is necessary or material to the operation of any Project or that has a value in excess of $1,000,000 (other than licenses, easements and similar types of property that are expressly excluded from either Mortgage by its terms) and is not covered by either Mortgage, then promptly upon such acquisition, execute, deliver and record a supplement to such Mortgage, reasonably satisfactory in form and substance to Collateral Agent, subjecting the real property or leasehold or other interests to the Lien and security interest created by such Mortgage.  If reasonably requested by Collateral Agent, such Borrower Party shall obtain (i) in the case of the Mankato Project, an appropriate endorsement or supplement to, the Title Policy insuring the Lien of the Secured Parties in such additional property and (ii) in the case of the Freeport Project, a Mortgagee Policy of Title Insurance (Form T-2) insuring the Lien of the Secured Parties in such additional property in an amount equal to the lesser of the amount paid for or the insurable value of such additional property, in each case subject only to Permitted Liens and other exceptions to title approved by Collateral Agent.

5.13.4   Upon the reasonable request of Administrative Agent or Collateral Agent, the applicable Borrower Party shall execute and deliver all documents as shall be necessary or that Administrative Agent or Collateral Agent (as the case may be) shall reasonably request in connection with the rights and remedies of Administrative Agent or Collateral Agent (as the case may be) and the Lenders under the Credit Documents, and perform such other reasonable acts as may be necessary to carry out the intent of this Agreement and the other Credit Documents.

5.13.5   The applicable Borrower Party shall take such action, including the execution and filing of all such documents and instruments, as may be necessary to effect and continue the appointment of Corporation Service Company as its agent for service of process in full force and effect, or if necessary by reason of any fact or condition relating to such agent, to replace such agent (but only after having given notice and evidence thereof to Administrative Agent).

5.14    Additional Consents.  Upon the reasonable request of Administrative Agent, with respect to (a) any Major Project Document (including any Additional Project Document) entered into after the Restatement Date and (b) any Major Project Document entered into by a Replacement Obligor, in each case, the applicable Project Company shall cause the applicable counterparty or Replacement Obligor, as applicable, to execute and deliver to Administrative Agent a Consent in substantially the form of Exhibit E-1, with such changes as are reasonably acceptable to Administrative Agent.

5.15    Maintenance of Insurance.  Borrower shall cause each Project Company to maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance required pursuant to Exhibit K, in the amounts and on the terms and conditions specified therein, from the quality of insurers specified in such Exhibit or other insurance companies of recognized responsibility reasonably satisfactory to Administrative Agent.

5.16    Taxes, Other Government Charges and Utility Charges.  Subject to the second sentence of this Section 5.16 and except for Permitted Liens, each Borrower Party shall timely file all material tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Borrower Party or either Project, including material sales and use taxes and real estate taxes, all material utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of each Project, and all material assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on each Project.  Borrower Parties may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Borrower Parties are in good faith contesting the same, so long as (a) reserves to the extent required by GAAP have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest.

5.17    Event of Eminent Domain.  If an Event of Eminent Domain shall occur with respect to any Collateral, Borrower shall cause each Project Company (in the case of the Freeport Project, insofar as consistent with Dow’s rights under the Dow Agreements), to (a) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (b) not, without the written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim against such Governmental Authority if such compromise or settlement results in payments in excess of $2,500,000 or could reasonably be expected to have a Material Adverse Effect, and (c) pay or apply all Eminent Domain Proceeds in accordance with Section 3.7 of the Depositary Agreement.  Each Borrower Party consents to, and agrees not to object to or otherwise impede or impair, the participation of Administrative Agent in any eminent domain proceedings, and each Borrower Party shall from time to time deliver to Administrative Agent all documents and instruments reasonably requested by it to permit such participation.

5.18    Interest Rate Protection.

5.18.1   Compliance With Interest Rate Agreements.  On the Restatement Date, Borrower shall enter into one or more Interest Rate Agreements with one or more Lenders (or

Affiliates thereof) for the period commencing on the date of such Interest Rate Agreements and ending on the Maturity Date, in a notional amount equal to at least 75% of the anticipated amount of Loans projected to be outstanding during such period (which anticipated amount (a) shall be determined by reference to the Base Case Project Projections, and (b) shall take into account any scheduled or projected repayments or prepayments of Loans contemplated thereunder); provided that, except as otherwise provided in Section 11.24, if on any date the notional amounts under the Interest Rate Agreements, in the aggregate, are greater than 115% of the aggregate outstanding principal amount of the Loans, Borrower shall have a period of up to 30 days after the date on which such condition occurs to take such action as may be necessary to ensure that the notional amounts under such Interest Rate Agreements, in the aggregate, are not greater than 100% of the aggregate outstanding principal amount of the Loans (and no breach under this Section 5.18.1 shall be deemed to have occurred during such 30-day period).  Borrower shall at all times maintain in full force and effect through the end of such period such Interest Rate Agreements.

5.18.2   Hedge Breaking Fees.  To the extent required pursuant to the terms of the Hedge Transactions, Borrower shall pay all costs, fees and expenses incurred by Borrower in connection with any unwinding, breach or termination of such Hedge Transactions (“Hedge Breaking Fees”), all to the extent provided in and as calculated pursuant to the applicable Interest Rate Agreements.

5.18.3   Security.  Each Interest Rate Agreement provided by a Lender (or an Affiliate thereof) hereunder, including all Hedge Transactions thereunder, entered into in accordance with the terms of this Agreement, and all Hedge Breaking Fees shall be and are hereby secured by any Collateral Documents, pari passu with the Loans.  The parties hereto agree that, for purposes of any sharing of Collateral under the Collateral Documents, any Hedge Bank, in its capacity as a counterparty or intermediary to the Interest Rate Agreements, shall be deemed to have made a Loan to Borrower in an amount equal to the unpaid amount of any Hedge Breaking Fees owed by Borrower to such Hedge Bank, under any such Hedge Transaction on the date that an Early Termination Date (as defined in the applicable Interest Rate Agreement) occurs.  For purposes of any such Collateral sharing such Hedge Bank shall be deemed a Lender under the Collateral Documents to the extent of such deemed Loan.  For purposes of voting on matters under this Agreement, such Hedge Bank shall be deemed a Lender and hold votes to the extent specified in the definition of “Proportionate Share”; provided that prior to the termination of the transactions under its Interest Rate Agreement, such Hedge Bank shall have zero votes.

5.19    Special Purpose Entity.

5.19.1   Borrower shall conduct its business solely in its own name through its duly authorized directors, officers or agents so as not to mislead others as to the identity of the company with which those others are concerned, and particularly will avoid the appearance of conducting business on behalf of any other entity or that its assets or the assets of any other entity are available to pay the creditors of such other entity.  Without limiting the generality of the foregoing, all oral and written communications of Borrower, including, without limitation, letters, invoices, purchase orders, contracts and statements, will be made solely in the name of Borrower.

5.19.2   Borrower shall comply in all material respects with all organizational formalities to maintain its separate existence.

5.19.3   Other than as permitted pursuant to Section 6.8, Borrower shall maintain an arm’s-length relationship with all other entities.

5.19.4   Except to the extent provided in the Depositary Agreement, Borrower shall keep its assets and its liabilities wholly separate from those of all other entities, provided that notwithstanding the foregoing, any Borrower Party may exchange or borrow spare parts related to the Projects.

For the avoidance of doubt, the parties hereto acknowledge that (i) the NERC identification for the Mankato Project is in the name of the Sponsor and (ii) the NERC identification and the general operating permits for the Freeport Project are in the name of Dow.

5.20    The Patriot Act.  Borrower shall and shall cause each Borrower Party to comply with the disclosure requirements pursuant to Section 11.22.

5.21    Certain Rights Under Dow Agreements.  In the event that the circumstances arise that are described in Section 5.6 of the FEC Ground Lease, Borrower shall cause FEC to take such actions, and to fully exercise its rights under such section, as may be reasonably necessary to obtain adequate real estate rights, Permits, and contract rights so that if Dow were to fail, FEC would have exercised all reasonable efforts toward being able to operate the Freeport Project independently of Dow.

5.22    Project Representative.  Borrower shall cause each Project Company to designate one or more individuals who will be responsible for protecting the interests of such Project Company in all contract discussions and negotiations, with Affiliates of the Project Company and otherwise, and will for purposes of interactions with the Independent Engineer, be and in all respects act, as the representative of the owner of the applicable Project.

5.23    FEC Good Standing Certificate.  Borrower shall, within five Banking Days after the Restatement Date, deliver to Administrative Agent a good standing certificate for FEC in a form customarily issued by the Secretary of the State of Texas or the Comptroller of the State of Texas.

ARTICLE 6

NEGATIVE COVENANTS

Borrower covenants and agrees that until the repayment in full in cash of all of Borrower’s Obligations (other than those contingent Obligations that are intended to survive the termination of this Agreement and the other applicable Credit Documents) and the expiration or termination of all Commitments and Interest Rate Agreements to which any Secured Party is a party, Borrower shall not and shall cause the applicable Borrower Party to not take the following actions:

6.1    Contingent Liabilities.  Except as provided in this Agreement, Borrower and each other Borrower Party shall not become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person; provided that this Section 6.1 shall not be deemed to prohibit or otherwise limit the occurrence of Permitted Debt.

6.2    Limitations on Liens.  Borrower and each other Borrower Party shall not create, assume or suffer to exist any Lien, securing a charge or obligation on a Project or on any of the Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens.

6.3    Indebtedness.  Borrower and each Project Company shall not incur, create, assume or permit to exist any Debt except Permitted Debt.

6.4    Sale or Lease of Assets.

6.4.1   Except as provided under Section 6.5(b) of the Security Agreement, Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired, except assets used for the administration of their respective businesses and having a value of less than $10,000.

6.4.2   Each Project Company shall not sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired, except (a) in the ordinary course of its business and as contemplated by the Operative Documents, (b) to the extent that such asset is unnecessary, worn out or no longer useful or usable in connection with the operation or maintenance of its Project, (c) the sale, transfer or release, with or without consideration, of real property or interests in real property related to its Project to the extent that such real property or interests in real property is only incidental to, or no longer useful in connection with, the leasing, ownership or operation of its Project, (d) the granting of easements or other interests in real property related to its Project to other Persons, (e) in the case of any spare part, (i) such spare part is sold or transferred at fair market value, (ii) such sold or transferred spare part is replaced by the respective Project Company on or before the date when such spare part is needed by such Project Company, (iii) such replacement part received by such Project Company is free and clear of all Liens (other than Permitted Liens), (iv) such sale or transfer is consistent in all material respects with Prudent Industry Practices and (v) such Project Company can reasonably be expected to obtain any necessary replacement parts for such spare part on commercially reasonable terms, (f) sales, transfers or other dispositions of Permitted Investments, (g) any other asset sale or series of related asset sales the proceeds of which (i) shall not exceed $2,000,000 in the aggregate in any calendar year and (ii) shall be applied in accordance with Section 3.8 of the Depositary Agreement, as applicable, or (h) pursuant to the Put Option (if permitted pursuant to Section 6.21) or the Purchase Option, if, with respect to clauses (c) and (d) only, such sale, transfer or release could not reasonably be expected to have a Material Adverse Effect.  Upon any such sale, lease, assignment, transfer or other disposition of any such assets, all Liens in favor of any Secured Party relating to such asset shall be released.

6.5    Changes.  Borrower and each other Borrower Party shall not change the nature of its business or expand its business beyond the business contemplated in the Operative Documents other than the ownership, operation, maintenance and financing of any expansion of any Project permitted pursuant to Section 11.25.

6.6    Distributions.

6.6.1   Except as provided in Section 6.6.3, Borrower shall not directly or indirectly, make or declare any Restricted Payment unless the following conditions have been satisfied (such conditions, “Restricted Payment Conditions”):

(a)   such Restricted Payment is on a date occurring within 60 days after the immediately preceding Principal Repayment Date;

(b)   no Event of Default or Inchoate Default has occurred and is continuing as of the date of such applicable Restricted Payment, and such Restricted Payment would not cause an Event of Default or Inchoate Default;

(c)   the Debt Service Coverage Ratio for the Calculation Period relating to the Principal Repayment Date immediately preceding the proposed date of such Restricted Payment is greater than or equal to 1.20 to 1;

(d)   the funds necessary to make any such Restricted Payment are on deposit in the Distribution Suspense Account as of the Principal Repayment Date to which the applicable Restricted Payment relates and are otherwise available to be withdrawn from the Distribution Suspense Account on such date in accordance with the terms and conditions of the Depositary Agreement;

(e)   each of the Debt Service Reserve Account and the Major Maintenance Reserve Accounts is funded in the amount required by the Depositary Agreement; and

(f)   no LC Loans are then outstanding.

6.6.2   No Borrower Party (other than Borrower) shall enter into any agreement, contract or arrangement (other than the Operative Documents) restricting its ability to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of any nature or to make transfers or distributions of all or any part of its assets to Borrower.

6.6.3   Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.6 shall prohibit, or otherwise limit (1) any payment made to, or for the account of, Sponsor or any Affiliate of Sponsor in accordance with Section 5.1.1 and 11.24, and Section 3.10(b) of the Depositary Agreement, (2) the payment of O&M Costs in accordance with the Depositary Agreement (including O&M Costs under any of the CES PPA (FEC), the

Administrative Services Agreement, the Emissions Attributes Agreement, the FEC Major Maintenance Agreement or the MEC O&M/Major Maintenance Agreement), (3) the payment of unsubordinated amounts due and payable to any Affiliated Major Project Participant pursuant to any Major Project Document, (4) any payment among the Borrower Parties expressly contemplated by the Depositary Agreement, or (5) any subordinated payments allowed in Section 3.1(b)(x) of the Depositary Agreement.

6.7    Investments.  Borrower shall not make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than Permitted Investments and its ownership interests in other Borrower Parties.  The Project Companies shall not make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than Permitted Investments.

6.8    Transactions With Affiliates; Subordination Agreements.  No Borrower Party shall directly or indirectly enter into any transaction or series of transactions relating to the any Project with or for the benefit of an Affiliate without the prior written approval of Administrative Agent, except for transactions which satisfy any one or more of the following conditions: (a) the Project Documents in effect on the Restatement Date (and any Project Document entered into after the Restatement Date in accordance with Section 6.17), and the transactions permitted thereby, (b) transactions that contain terms no less favorable to each Borrower Party than would be included in an arm’s-length transaction entered into by a prudent Person with a non-Affiliated third party, (c) any employment, noncompetition or confidentiality agreement entered into by each Borrower Party with any of its employees, officers or directors in the ordinary course of business, (d) the payments expressly permitted under Section 6.6.3, or (e) as otherwise expressly permitted or contemplated by this Agreement and the other Credit Documents.  Except for the COSCI Subordination Agreements, which have already been approved, no Borrower Party shall enter into any Subordination Agreement with any Affiliate or any other Person without approval by the Required Lenders.

6.9    Regulations.  No Borrower Party shall directly or indirectly apply any part of the proceeds of any Loan, any cash equity contributions received by Borrower or other funds or revenues to the “buying”, “carrying” or “purchasing” of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.10    Partnerships, etc.  No Borrower Party shall become a general or limited partner in any partnership or a joint venturer in any joint venture or create and hold stock in any subsidiary, except as described in Section 4.1.

6.11    Dissolution; Merger.  No Borrower Party shall liquidate or dissolve, or combine, merge or consolidate with or into any other entity, or change its legal form, or purchase or otherwise acquire all or substantially all of the assets of any Person.

6.12    Amendments; Change Orders; Completion.

6.12.1   No Borrower Party shall without the prior written consent of Administrative Agent (acting in consultation with the Independent Engineer), such consent not to be unreasonably withheld so long as no Event of Default has occurred and is continuing, amend or otherwise modify any Major Project Document to which it is a party or give any consent, waiver or approval (other than approvals in the ordinary course of business consistent with past practices, where applicable) (each such amendment or modification being referred to herein as a “Project Document Modification”) thereunder (including any waiver of any default under or breach of any Major Project Document to which it is a party), or agree in any manner to any other amendment, modification or change of any term or condition of any Major Project Document to which it is a party; provided that (i) the extension of the term of a Major Project Document on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to such Borrower Party), (ii) any amendments, modifications, waivers, consents and approvals which are not adverse to such Borrower Party, any Project or the interests of the Secured Parties in the Collateral, and (iii) ministerial or administrative amendments, modifications, waivers, consents and approvals, in each of the cases of clauses (i) through (iii), shall not require the consent of Administrative Agent; provided further that any such amendment or modification to or waiver, consent or approval under any Major Project Document which could reasonably be expected to have a Material Adverse Effect shall require the consent of the Super Majority Lenders (acting in consultation with the Independent Engineer).

6.12.2   No Borrower Party shall, without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld so long as no Event of Default has occurred and is continuing, amend, supplement, waive or otherwise modify the organizational documents of such Borrower Party, if the result could reasonably be expected to have an adverse effect on the Lenders or their rights or remedies under the Credit Documents in any material respect, including, the issuance of any equity interests in such Borrower Party other than such Borrower Party’s issuance of additional common equity or partnership interests to its current owner.

6.12.3   No Borrower Party shall, without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld so long as no Event of Default has occurred and is continuing, seek to or petition to amend, modify, supplement or take any similar actions with respect to any Permit, except for such amendments, modifications, supplements or similar actions that (a) are required by Legal Requirements or (b) could not reasonably be expected to have a Material Adverse Effect.

6.12.4   No Borrower Party shall, except as expressly contemplated by the Project Documents or pursuant to the Credit Documents, construct, install, or permit the construction or installation of, shared or joint facilities between its Project and any plants, facilities, generating stations or other improvements which are not located on its Project Site or the Easements (including any such plants, facilities, generating stations or other improvements owned by NSP or Dow).  Notwithstanding anything to the contrary herein, nothing in this Section 6.12 shall limit any Borrower Party’s ability to enter into any Project Document Modification which is expressly permitted or is entered into to document or give effect to any transaction expressly permitted under Section 11.24.

If applicable, the Super Majority Lenders and Administrative Agent shall use good faith efforts to respond to each request pursuant to this Section 6.12 as soon as possible and in all events within 30 days of its receipt of written notification thereof.  No such amendments, modifications, changes, waivers or approvals requiring approval by the Super Majority Lenders or Administrative Agent hereunder shall be deemed approved by the Super Majority Lenders or Administrative Agent until expressly approved.

6.13    Name and Location; Fiscal Year.  No Borrower Party shall change its name, its jurisdiction of organization, the location of its principal place of business, its organization identification number or its fiscal year without providing 30 days prior written notice to Collateral Agent.

6.14    Assignment.  No Borrower Party shall assign its rights hereunder, under the other Credit Documents or under any Major Project Document to any Person, except as set forth in this Agreement (including in respect of the release of the Project pursuant to Section 11.24) and the other Credit Documents.

6.15    Accounts.  Other than any Accounts (as defined in and established under the Original Depositary Agreements) that will be closed pursuant to Section 2.14(b) of the Depositary Agreement, no Borrower Party shall maintain, establish or use any account (other than the Accounts, the MEC Checking Account and the FEC Checking Account) without the prior written consent of Administrative Agent.

6.16    Hazardous Substances.  No Borrower Party shall release into the environment any Hazardous Substances in violation of any Hazardous Substance Laws, Legal Requirements or Applicable Permits, except for any release that results in any penalty, indemnification claim or other liabilities to such Borrower Party of $2,000,000 per Project in the aggregate or less, except any release that could reasonably be expected to subject the Secured Parties to material liability or result in a Material Adverse Effect (it being acknowledged that a Borrower Party can cure a breach of this Section 6.16 by remedying such release in a manner that is consistent with Legal Requirements and the Operative Documents).

6.17    Additional Project Documents.  Other than Interest Rate Agreements, without the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), no Borrower Party shall enter into, or become a party to any Project Document not in existence on the Restatement Date, except any Project Document which (a) provides for the payment by Project Companies of, or the provision to Project Companies of such goods and services with a value of, $500,000 per annum individually or less, which may be entered into without the prior consent of Administrative Agent, (b) provides for payment of Emergency Operating Costs, (c) is a contract by Borrower of an individual value less than $25,000 and in the aggregate no greater than $250,000, provided that such contract is consistent with the requirements under Section 5.20, or (d) replaces a Major Project Document as contemplated by the definition of “Replacement Project Document”.

Notwithstanding anything to the contrary herein, nothing in this Section 6.17 shall limit any Borrower Party’s ability to enter into any agreement which is expressly permitted or is entered into to document or give effect to any transaction expressly permitted or required under any provision of the Credit Documents, including Sections 5.18, 6.2, 6.3, 6.4, 6.7, 6.8(d) and (e) and 11.24.

6.18    Assignment By Third Parties.  Without prior written consent of the Required Lenders or unless provided in a Consent, neither Project Company shall consent to the assignment of any obligations under any Major Project Document by any counterparty thereto other than to a Replacement Obligor.

6.19    Acquisition of Real Property.  No Borrower Party shall acquire or lease any material real property or other material interest in real property (excluding the acquisition of any easements or licenses, the acquisition (but not the exercise) of any options to acquire any such interests in real property or any expansions of the FEC Site in connection with the procurement of substitute services or in connection with Borrower and FEC’s obligations under Section 5.21) other than the Sites, Easements and other interests in real property acquired on or prior to the Restatement Date, unless Borrower shall have delivered to Administrative Agent a “Phase I” environmental site assessment with respect to such real property and, if a “Phase II” environmental site assessment is warranted (as reasonably determined and requested by Administrative Agent upon its review of such “Phase I” environmental site assessment), a “Phase II” environmental site assessment with respect to such property, in each case, along with a corresponding reliance letter from the consultant that conducted such site assessment(s), confirming, in form and substance reasonably satisfactory to Administrative Agent, either that (a) no Hazardous Substances were found in, on or under such real property of a nature or concentrations that could reasonably be expected to impose on any Borrower Party a material environmental liability or (b) the conditions and risks associated with such Hazardous Substances were otherwise being addressed in a manner reasonably satisfactory to Administrative Agent.

6.20    Employee Benefit Plans.  No Borrower Party shall have any employees nor shall it maintain, sponsor or contribute to (or be required to maintain, sponsor or contribute to) any employee benefit plans subject to ERISA.

6.21    No Merchant Sales.  Neither Project Company, as applicable, shall (a) sell or provide electrical products from either Project to any Person other than (i) by MEC, to NSP under the Power Purchase Agreement, and (ii) by FEC, to Dow under the Capacity Sales Agreement or to CES with respect to the Reserved Capacity under the Capacity Sales Agreement, provided that each of MEC and FEC shall be permitted to sell or provide electrical products from either Project to any Person to the extent permitted under the Project Documents; or (b) exercise the Put Option (as such term is defined in the Capacity Sales Agreement) pursuant to Section 15.1 of the Capacity Sales Agreement, in each case without the prior written consent of the Required Lenders.

6.22    Tax Election.  No Borrower Party shall make an election to be classified for federal income tax purposes as an association taxable as a corporation without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed.

6.23    Tax Sharing Agreements.  No Borrower Party shall enter into any tax sharing agreements with any other Calpine Entity other than to the extent taxes to be paid pursuant to any such agreement are paid only using funds, if any, that may from time to time be on deposit in the Distribution Suspense Account and are otherwise available for the making of distributions in strict accordance with the requirements of Section 6.6 and the Depositary Agreement.

6.24    Hedging Agreements.  No Borrower Party shall enter into or become a party to any Hedge Transaction other than Interest Rate Agreements entered into for non-speculative purposes.

6.25    Lease Transactions.  No Borrower Party shall enter into any transaction for the lease of any assets, whether operating leases, capital leases or otherwise, other than any one or more of the following: (a) any lease constituting Permitted Debt, (b) leases of automobiles, office equipment or other real or personal property pursuant to which the annual lease payments by a Borrower Party do not exceed $500,000 in the aggregate in any fiscal year, (c) any transactions contemplated in the then applicable Annual Operating Budget, and (d) any such transactions consented to by Administrative Agent (such consent not to be unreasonably withheld or delayed).

6.26    Capital Expenditures.  No Borrower Party shall make any Capital Expenditures except Permitted Capital Expenditures and Emergency Operating Costs to the extent such costs are Capital Expenditures.

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES

7.1    Events of Default.  The occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:

7.1.1   Failure to Make Payments.  Borrower shall fail to pay, in accordance with the terms of this Agreement (i) any principal on any Loan on the date that such sum is due, (ii) any interest on any Loan within five days after the date such sum is due, (iii) any scheduled fee, cost, charge or sum due hereunder or under any other Credit Documents within five days of the date that such sum is due, or (iv) any other fee, cost, charge or other sum due under this Agreement or the other Credit Documents within 30 days after written notice to Borrower that such sum is due.

7.1.2   Bankruptcy; Insolvency.  Any Borrower Party, Dow, CES, NSP, the City of Mankato or NNG (so long as such Major Project Participant shall have outstanding or unperformed obligations under the Operative Document to which it is a party) (each, a “Bankruptcy Party”) shall become subject to a Bankruptcy Event; provided that, solely with respect to a Bankruptcy Event with respect to a Bankruptcy Party other than any Borrower Party, no Event of Default shall occur as a result of such Bankruptcy Event if (a) such applicable Borrower Party obtains a Replacement Obligor for the affected party within 90 days thereafter and such Bankruptcy Event has not had and does not have, prior to so obtaining such Replacement Obligor, a Material Adverse Effect or (b) the applicable Bankruptcy Party is substantially performing its remaining obligations with respect to the Project Documents to which it is a party and has affirmed, within the time prescribed by applicable law, the Operative Document(s) to which it is a party.  Notwithstanding the foregoing, no Event of Default shall occur as a result of such bankruptcy event with the respect to the FEC Ground Lease so long as Borrower is exercising its rights under Section 365(h)(1)(A)(ii) of the U.S. Bankruptcy Code and continues to retain its rights to remain in possession of the FEC Site pursuant to the terms of the FEC Ground Lease.

7.1.3   Defaults Under Other Indebtedness.  Any Borrower Party shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any agreement involving Debt for borrowed money (other than Debt under the Credit Documents) and the outstanding amount or amounts payable under any such agreement equals or exceeds $2,000,000 in the aggregate, or (b) in the performance of any obligation due under any agreement involving such Debt if pursuant to such default, the holder of the obligation concerned has  accelerated the maturity of any such Debt evidenced thereby which equals or exceeds $2,000,000 in the aggregate

7.1.4   Judgments.  A final judgment or judgments shall be entered against any Borrower Party in the amount of $2,000,000 or more (other than, in each case, (a) a judgment which is fully covered by insurance or discharged within 60 days after its entry, or (b) a judgment, the execution of which is effectively stayed within 60 days after its entry).

7.1.5   ERISA.  One or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

7.1.6   Breach of Terms of Agreement.

(a)   Defaults Without Cure Periods.  Any Borrower Party shall fail to perform or observe any of the covenants set forth in Sections 5.1, 5.3, 5.9(a), 5.15, or 5.17 (other than Section 5.17(a)) or Article 6 (other than Sections 6.2, 6.7, 6.8, or 6.16).

(b)   Defaults With 30 Day Cure Periods.  Any Borrower Party shall fail to perform or observe any of the covenants set forth in Sections 5.19, 5.20, or 6.16, and in each case such failure shall continue unremedied for a period of 30 days after such Borrower Party receives written notice thereof from Administrative Agent.

(c)   Other Defaults.  Any Calpine Entity shall fail to perform or observe any of its covenants set forth hereunder or any other Credit Document not otherwise specifically provided for in Section 7.1.6(a), Section 7.1.6(b) or elsewhere in this Article 7, and such failure shall continue unremedied for a period of 30 days after such Calpine Entity receives written notice thereof from Administrative Agent; provided that, if (i) such failure cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within 90 days, (iii) such Calpine Entity is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (v) Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action such Calpine Entity is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Calpine Entity diligently to cure such failure.

7.1.7   Loss of Collateral.  Subject to Section 11.24, any substantial portion of the Collateral is damaged, seized or appropriated without applicable insurance proceeds (subject to the underlying deductible) or without fair value being paid therefor so as to allow replacement of such Collateral and/or prepayment of Loans in accordance with Section 3.7 of the Depositary Agreement (to the extent required therein) and to allow each Borrower Party to continue satisfying its obligations hereunder and under the other Operative Documents to which it is a party, after giving effect to any applicable insurance coverage or other proceeds received or reasonably expected to be received for such event.

7.1.8   Regulatory Status.

(a)   If loss of Exempt Wholesale Generator status for MEC or loss of Eligible Facility status for the Mankato Project could reasonably be expected to have a Material Adverse Effect, (i) MEC shall have tendered notice to FERC that it has ceased to be an Exempt Wholesale Generator or that the Mankato Project has ceased to be an Eligible Facility, (ii) FERC shall have issued an order determining that MEC no longer meets the criteria of an Exempt Wholesale Generator or takes other action revoking such Exempt Wholesale Generator status, or (iii) MEC ceases to satisfy the criteria for Exempt Wholesale Generator status.

(b)   If loss of Qualifying Facility status for the Freeport Project could reasonably be expected to have a Material Adverse Effect, (i) FEC shall have tendered notice to FERC that the Freeport Project has ceased to be a Qualifying Facility, (ii) FERC shall have issued an order determining that the Freeport Project no longer meets the criteria of a Qualifying Facility or takes other action revoking the Freeport Project’s Qualifying Facility status, or (iii) the Freeport Project ceases to satisfy the criteria for Qualifying Facility status.

(c)   If loss of MEC’s authorization to make sales of electric energy, capacity and ancillary services and/or waivers of regulations and blanket authorizations customarily granted by FERC to entities with market-based rate authority could reasonably be expected to have a Material Adverse Effect, (i) MEC shall have tendered notice to FERC that MEC has ceased to satisfy any conditions imposed by FERC necessary to maintain such market-based rate authorization and/or waivers and/or blanket authorizations, or (ii) FERC has issued an order determining that MEC is no longer entitled to make sales of electric energy, capacity and ancillary services at market-based rates and/or is no longer entitled to waivers of regulations and blanket authorizations customarily granted by FERC to entities with market-based rate authority.

(d)   FEC shall become subject to regulation as a “public utility” under the FPA and such event could reasonably be expected to have a Material Adverse Effect.

(e)   Any Borrower Party shall suffer an Adverse PUHCA Event or, except to the extent provided in the first sentence of Section 4.16, shall otherwise become subject to, or not exempt from financial, organizational or rate regulation as an “electric utility company”, “public utility company” or “public utility holding company” under PUHCA or as a public utility under the laws of the State of Minnesota in the case of MEC or Texas in the case of FEC as presently constituted and as construed by the courts of Minnesota and Texas, respectively, and in each case such event could reasonably be expected to have a Material Adverse Effect.

7.1.9   Abandonment.  Either Project Company shall announce that (i) it is abandoning its Project, or (ii) the applicable Project shall be abandoned for a period of more than 30 consecutive days for any reason (other than force majeure or a Dow Delay Event (in the case of the Freeport Project)); provided that none of (A) scheduled maintenance of such Project, (B) repairs to such Project, whether or not scheduled or (C) a forced outage or scheduled outage of such Project, shall constitute abandonment or suspension of such Project, so long as such Project Company is diligently attempting to end such suspension; and provided further, that none of the foregoing circumstances in this Section 7.1.9 shall cause an Event of Default with respect to the Freeport Project so long as Capacity Payments (as defined in the Capacity Sales Agreement) continue to be paid under the Capacity Sales Agreement.

7.1.10   Security.  Any of the Collateral Documents, shall, except as the result of the acts or omissions of Administrative Agent, Depositary Agent, Collateral Agent or the Secured Parties and other than with respect to an immaterial portion of the Collateral, fail to provide to Collateral Agent, for the benefit of the Secured Parties, the Liens, security interest having the priority required by this Agreement or the relevant Collateral Documents, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or, except in accordance with its terms, cease to be in full force and effect, or the validity thereof having the priority required by this Agreement or the relevant Collateral Documents or the applicability thereof to the Loans, the Notes (if any) or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Borrower Party (other than following the satisfaction in full of the Obligations or any other termination of a Collateral Document in accordance with the terms hereof and thereof).

7.1.11   Change of Control. Subject to Section 11.24, a Change of Control shall have occurred and be continuing.

7.1.12   Unenforceability of Credit Documents.  At any time after the execution and delivery thereof, any material provision of any Credit Document shall cease to be in full force and effect (other than by reason of the satisfaction in full of the Borrower Parties’ Obligations or any other termination of a Credit Document in accordance with the terms hereof or thereof) or any Credit Document shall be declared null and void by a Governmental Authority of competent jurisdiction.

7.1.13   Misstatements; Omissions.  Any representation or warranty made or deemed made by any Borrower Party in any Credit Document to which such Person is a party or in any separate statement, certificate or document delivered to Administrative Agent, Depositary Agent, Collateral Agent, or any Lender hereunder or under any other Credit Document to which such Person is a party, shall be untrue or misleading in any material respect as of the time made; provided that, in respect of misrepresentations which are capable of being remedied and are made or deemed made after the Restatement Date, and the untruth of which could not reasonably be expected to have a Material Adverse Effect, any such misrepresentation shall not be deemed to be an Event of Default if such misrepresentation is corrected within 30 days of a Borrower Party acquiring knowledge thereof.

7.1.14   Project Document Defaults.

(a)   Borrower Breach.  Any Borrower Party shall be in breach in any material respect of, or in default in any material respect under, a Major Project Document and such breach or default shall continue unremedied for the lesser of (A) a period of 30 days from the time a Borrower Party obtains knowledge thereof and (B) such period of time (without giving effect to any extension given to Collateral Agent under any applicable Consent with respect thereto) under such Major Project Document which such Borrower Party has available to it in which to remedy such breach or default; provided that if (1) such breach or default cannot be cured within such 30 day period (or such lesser period of time, as the case may be), (2) such breach or default is susceptible of cure within 90 days after such breach or default, (3) such Borrower Party is proceeding with diligence and in good faith to cure such breach or default, (4) the existence of such breach or default has not had and could not, after considering the nature of the cure, be reasonably expected to give rise to a Material Adverse Effect and (5) Administrative Agent shall have received a certificate of a Responsible Officer of Borrower to the effect of clauses (1), (2), (3) and (4) above and stating what action such Borrower Party is taking to cure such breach or default, then such 30 day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Borrower Party diligently to cure such breach or default.

(b)   Third Party Breach.  Any Person other than a Borrower Party shall be in breach of, or in default under, a Major Project Document (other than a Bankruptcy Event of such Person referred to in Section 7.1.2) and such breach or default could reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur as a result of any such breach or default if (i) such breach or default is cured within 90 days from the time a Borrower Party obtains knowledge of such breach or default or (ii) Borrower obtains a Replacement Obligor for the affected party within such 90 day period.

(c)   Termination.  (A) Any Major Project Document shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Major Project Document or upon the consummation of the Put Option or the Purchase Option in accordance with the Operative Documents), or (B) any provision in any Major Project Document shall for any reason cease to be valid and binding on any party thereto (other than any Borrower Party), other than any such failure to be valid and binding which could not reasonably be expected to have a Material Adverse Effect and except, in the case of the foregoing clause (A) or (B), to the extent that (1) such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Administrative Agent within a 90 day period thereafter, or (2) such applicable Borrower Party enters into a Replacement Project Document within 90 days thereafter.

7.1.15   Power Purchase Agreement.  (a) NSP shall have exercised its “step-in” rights pursuant to Section 12.7 of the Power Purchase Agreement, (b) Sponsor shall wrongly reject or disavow its obligations under the guaranty portion of the Security Fund, (c) any valid draw or claim on the guaranty portion of the Security Fund by NSP pursuant to Section 12.7 of the Power Purchase Agreement shall fail to be timely honored in full or (d) Sponsor fails to perform any material obligation under any guarantee extended in support of any Project or any Borrower Party.

7.1.16   Guaranties.  The Borrower Party party thereto shall fail to perform any of its material obligations under Section 2 of each of the MEC Guaranties or the FEC Guaranty.

7.1.17   Shortfall of Proceeds of Purchase Option or Put Option.  The proceeds from the exercise of the Put Option or Purchase Option are less than the amounts required to comply with Section 11.24.

7.2    Remedies.  Upon the occurrence and during the continuation of an Event of Default, Administrative Agent, Collateral Agent, and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands (other than notices expressly required by the Credit Documents) being waived, exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Secured Parties may have hereunder, under the Collateral Documents or at law or in equity:

7.2.1   No Further Loans or Letter of Credit.  Cancel all Commitments, refuse, and Administrative Agent, the LC Issuers and the Lenders shall not be obligated, to continue any Loans, make any additional Loans (other than Security Fund LC Loans), issue, renew, or extend the Security Fund LC, or make any payments, or permit the making of payments, from any Account or any Loan proceeds or other funds held by Administrative Agent or Collateral Agent under the Credit Documents or on behalf of Borrower; provided that in the case of an Event of Default occurring under Section 7.1.2 with respect to Borrower, all such Commitments shall be cancelled and terminated without further act of Administrative Agent, Collateral Agent, or any Secured Party.

7.2.2   Cure by Agents.  Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower or disburse amounts from any Account to cure (a) any Event of Default or Inchoate Default hereunder, and (b) any default and render any performance under any Project Document as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason.  All sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent or Collateral Agent, as the case may be, on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Term Loan Commitment.

7.2.3   Acceleration.  Declare and make all or a portion of the sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement, together with all unpaid fees, costs (including Liquidation Costs and Hedge Breaking Fees) and charges due hereunder or under any other Credit Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the Secured Parties an amount in immediately available funds equal to the aggregate amount of any outstanding Obligations of Borrower; provided that, in the event of an Event of Default occurring under Section 7.1.2 with respect to Borrower, all such amounts shall become immediately due and payable without further act of Administrative Agent, the LC Issuers, Collateral Agent, or the Secured Parties.

7.2.4   Cash Collateral; Letters of Credit.  Apply or execute upon any amounts on deposit in any Account, or any proceeds or any other moneys of Borrower on deposit with Administrative Agent, Collateral Agent, Depositary Agent or any Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral; or draw upon any DSR Letter of Credit held by Collateral Agent as security.  Without limiting the foregoing, each of Administrative Agent, Collateral Agent and Depositary Agent shall have all rights and powers with respect to the Loan proceeds, draws upon any DSR Letter of Credit, the Accounts and the contents of the Accounts as it has with respect to any other Collateral and may apply, or cause the application of, such amounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to Administrative Agent, Collateral Agent, Depositary Agent or the Secured Parties with respect to the Loans in such order as the Required Lenders may elect in their sole discretion.  Borrower shall not have any rights or powers with respect to such amounts.

7.2.5   Possession of Projects.  Enter into possession of either or both Projects or operate and maintain such Project, and all sums expended by Administrative Agent, Collateral Agent or Depositary Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent, Collateral Agent or Depositary Agent, as the case may be, upon demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Term Loan Commitment.

7.2.6   Remedies Under Credit Documents.  Exercise, and direct Administrative Agent, Depositary Agent, or Collateral Agent (as the case may be) to exercise, any and all rights and remedies available to it under any of the Credit Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.  Furthermore, if Administrative Agent requests that certain actions be taken and a Project Company fails to take the requested actions within five Banking Days, Administrative Agent or Collateral Agent (as applicable) may enforce in its own name or in such Project Company’s name, such rights of the Project Company, all as more particularly provided in the Security Agreement and the other Credit Documents.

ARTICLE 8

SCOPE OF LIABILITY

Except as set forth in this Article 8, notwithstanding anything in this Agreement or the other Credit Documents to the contrary, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the Operative Documents against Sponsor or any of its Affiliates (other than Borrower Parties), shareholders, officers, directors or employees (collectively, the “Nonrecourse Persons”) and the Secured Parties’ recourse against Borrower Parties and the Nonrecourse Persons shall be limited to the Borrower Parties, the Collateral, the Projects, all Project Revenues, all Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds, and all income or revenues of the foregoing as and to the extent provided herein and in the Collateral Documents; provided that the foregoing provision of this Article 8 shall not (a) constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue (but without personal liability to the Nonrecourse Persons) until fully paid, discharged, observed, or performed, (b) limit or restrict the right of Administrative Agent, Collateral Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name any Borrower Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Collateral Document or Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Nonrecourse Person, except as set forth in this Article 8, (c) in any way limit or restrict any right or remedy of Administrative Agent, Collateral Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Nonrecourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation (which shall not include innocent or negligent misrepresentation), or misappropriation of Project Revenues, Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral, that should or would have been paid as provided herein or paid or delivered to Administrative Agent, Collateral Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Credit Document, (d) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement in respect of the transactions contemplated by the Operative Documents made by any of the Nonrecourse Persons or any security granted by the Nonrecourse Persons in support of the obligations of such Persons under any Collateral Document or Project Document (or as security for the obligations of Borrower Parties), or the Group Pledge and Security Agreement, or (e) limit the liability of (i) any Person who is a party to any Project Document or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Project Document (but subject to any limitation of liability in such Project Document), certificate or statement, or (ii) any Person rendering a legal opinion pursuant to this Agreement (including Section 3.1.8), in each case under this clause (e) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.  The limitations on recourse set forth in this Article 8 shall survive the termination of this Agreement, the termination of all Commitments and the Interest Rate Agreements to which any Secured Party is a party and the indefeasible payment in full in cash and performance in full of the Borrower’s Obligations hereunder and under the other Operative Documents.

ARTICLE 9

AGENTS; SUBSTITUTION

9.1    Appointment, Powers and Immunities.

9.1.1   In order to expedite the transactions contemplated by this Agreement, (a) Calyon New York Branch, CoBank ACB and WestLB AG, New York Branch are hereby appointed to act as the Lead Arrangers and as the Co-Book Runners, (b) Calyon New York Branch is hereby appointed to act as Administrative Agent and Collateral Agent, (c) Calyon New York Branch is hereby appointed to act as the Security Fund LC Issuer, and (d) CoBank, ACB is hereby appointed to act as the DSR LC Issuer.  None of Administrative Agent, Collateral Agent, the Lead Arrangers or any of their respective Related Parties shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, or be a trustee or a fiduciary for any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against Administrative Agent or Collateral Agent (other than those implied as a matter of applicable law that are not capable of being waived).  Notwithstanding anything to the contrary contained herein, none of Administrative Agent, Collateral Agent, the Lead Arrangers or any of their respective Related Parties shall be liable as such for any action taken or omitted by any of them except for its or their own gross negligence or willful misconduct, or required to take any action which is contrary to this Agreement or any other Credit Documents or any Legal Requirement or exposes Administrative Agent, Collateral Agent, the Lead Arrangers or any of their respective Related Parties (as the case may be) to any liability.  None of the Lead Arrangers, Collateral Agent, Administrative Agent, the Lenders nor any of their respective Related Parties shall be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower Party of any of the terms, conditions, covenants or agreements contained in any Credit Document, or be responsible for (i) any recitals, statements, representations or warranties made by any other Person contained in this Agreement or the contents of any document delivered in connection herewith, the other Credit Documents or in any certificate or other document referred to or provided for in, or received by the Lead Arrangers, Administrative Agent, Collateral Agent, or any Secured Party under this Agreement or any other Credit Document, (ii)  any failure by any Borrower Party or its Affiliates to perform their respective obligations hereunder or thereunder, or (iii) the failure, delay in performance or breach by any Lender or LC Issuer of any of its obligations hereunder or as a result of any information provided by any Lender or LC Issuer, or to any Lender or LC Issuer on account of the failure of or delay in performance or breach by any other Lender or LC Issuer or any Borrower Party of any of their respective obligations hereunder or in connection herewith.  Each of Administrative Agent, Collateral Agent and each Lead Arranger may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it, and neither shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

9.1.2   Without limiting the generality of the foregoing, (a) Administrative Agent may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent, (b) each of Administrative Agent and Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts, (c) none of Collateral Agent, Administrative Agent and the Lead Arrangers makes any warranty or representation to any Secured Party for any statements, warranties or representations made in or in connection with any Operative Document, (d) none of Collateral Agent, Administrative Agent and the Lead Arrangers shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto, to inspect the property (including the books and records) of any Borrower Party or any other Person or to ascertain or determine whether a Material Adverse Effect exists or is continuing, and (e) none of Collateral Agent, Administrative Agent or the Lead Arrangers shall be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto.  Except as otherwise provided under this Agreement and the other Credit Documents, each of Administrative Agent and Collateral Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or, if expressly so provided, the Super Majority Lenders or all Lenders.  The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Credit Document in good faith, such Agent shall have no liability in respect of such determination to any Person.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and may consult with the applicable Independent Consultants in the exercise of such powers, rights and remedies and the performance of such duties.  To the extent of any conflict or inconsistencies between the functions, responsibilities, duties, obligations or liabilities of the Depositary Agent set forth in this Article 9 and those set forth in the Depositary Agreement, the terms of the Depositary Agreement shall govern.

9.1.3   None of the Syndication Agent, Co-Documentation Agents and Co-Book Runners shall have any right, power, obligation, liability, responsibility or duty under this Agreement, other than those applicable to all Secured Parties and those set forth in Section 11.14 and this Article 9.  The Lead Arrangers shall only have those rights, powers, obligations, liabilities, responsibilities and duties set forth in Section 3.1, this Article 9 and Section 11.1 and Section 11.14.  Without limiting the foregoing, none of the Lead Arrangers, Syndication Agent, Co-Documentation Agents and Co-Book Runners shall have or be deemed to have a fiduciary relationship with any Secured Party.  Each Secured Party hereby makes the same acknowledgments with respect to the Lead Arrangers, Syndication Agent, Co-Documentation Agents and Co-Book Runners as it makes with respect to Administrative Agent or Collateral Agent in this Article 9.  Notwithstanding the foregoing, the parties hereto acknowledge that the Syndication Agent, Co-Documentation Agents and Co-Book Runners hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Secured Party hereunder.

9.2    Reliance.  Each of Administrative Agent, Collateral Agent and the Lead Arrangers shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, electronic mail or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it.  Collateral Agent, Administrative Agent and the Lead Arrangers shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  As to any other matters not expressly provided for by this Agreement, neither Collateral Agent nor Administrative Agent shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders or, where expressly provided, the Super Majority Lenders or all Lenders (except that neither Collateral Agent nor Administrative Agent shall be required to take any action which exposes Collateral Agent or Administrative Agent (as the case may be) to personal liability or which is contrary to this Agreement, any other Credit Document or any Legal Requirement).  Each of Collateral Agent and Administrative Agent shall in all cases (including when any action by Collateral Agent or Administrative Agent (as the case may be) alone is authorized hereunder, if Collateral Agent or Administrative Agent (as the case may be) elects in its sole discretion to obtain instructions from the Required Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where so expressly stated, the Super Majority Lenders or all Lenders), and such instructions of the Required Lenders (or the Super Majority Lenders or all Lenders, where applicable) and any action taken or failure to act pursuant thereto shall be binding on all of the Secured Parties.

9.3    Non-Reliance.  Each Lender represents that it has, independently and without reliance on the Lead Arrangers, Collateral Agent, Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Calpine Entities and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the

Lead Arrangers, Collateral Agent, Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent, the Lead Arrangers, Collateral Agent and any Lender shall not be required to keep informed as to the performance or observance by any Calpine Entity or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Calpine Entity or its Affiliates.

9.4    Defaults; Material Adverse Change.  None of the Lead Arrangers, Collateral Agent and Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Inchoate Default, Event of Default or Material Adverse Change, unless such Person has received a notice from a Lender or any Borrower Party, referring to this Agreement, describing such Inchoate Default, Event of Default or Material Adverse Change and indicating that such notice is a notice of the occurrence of such default or Material Adverse Change (as the case may be).  If Administrative Agent receives such a notice of the occurrence of an Inchoate Default, Event of Default or Material Adverse Change, Administrative Agent shall give notice thereof to the Lenders.  Each of Collateral Agent and Administrative Agent shall take such action with respect to such Inchoate Default, Event of Default  or Material Adverse Change as is provided in Article 3, Article 7 or the terms of the Credit Documents, or if not provided for in Article 3, Article 7 or such Credit Documents, as Administrative Agent or Collateral Agent shall be reasonably directed by the Required Lenders; provided that unless and until Administrative Agent or Collateral Agent shall have received such directions, each of Administrative Agent and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default, Event of Default or Material Adverse Change as it shall deem advisable in the best interest of the Lenders.

9.5    Indemnification.  Without limiting the Obligations of each Borrower Party hereunder, each Lender agrees to indemnify the Lead Arrangers, Collateral Agent and Administrative Agent and their respective officers, directors, shareholders, controlling Persons, employees, agents and servants, ratably in accordance with their Proportionate Shares for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than taxes) which may at any time be imposed on, incurred by or asserted against Administrative Agent, the Lead Arrangers, Collateral Agent or such Person in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, or any action taken or omitted by it or any of them under this Agreement or any other Credit Document, to the extent the same shall not have been reimbursed by Borrower; provided that no Lender shall be liable to an Agent or an Lead Arranger for any portion of such liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Agent, such Lead Arranger or any of their Related Parties. The obligations of the Lenders under this Section 9.5 shall survive payment of all Obligations and the resignation or replacement of any Agent.  Administrative Agent or any such Person shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent, the Lead Arrangers, Collateral Agent or any such Person promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders) incurred by Administrative Agent, the Lead Arrangers, Collateral Agent or any such Person in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent, the Lead Arrangers, Collateral Agent or any such Person is not reimbursed for such expenses by Borrower.

9.6    Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and Borrower.  Each of Collateral Agent and Administrative Agent may be removed involuntarily only for a material breach of its respective duties and obligations hereunder and under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its respective duties hereunder or under the other Credit Documents and then only upon the affirmative vote of the Required Lenders (excluding Administrative Agent and Collateral Agent (as the case may be) from such vote and Administrative Agent’s and Collateral Agent’s (as the case may be) Proportionate Share (if any) of the Commitments from the amounts used to determine the portion of the Commitments necessary to constitute the required Proportionate Share of the remaining Lenders).  Upon any such resignation or removal of either Administrative Agent or Collateral Agent, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld or delayed) to appoint a successor Administrative Agent or Collateral Agent (as the case may be).  If no successor Administrative Agent or Collateral Agent (as the case may be) shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 45 days after the retiring Administrative Agent’s or Collateral Agent’s (as the case may be) giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent or Collateral Agent (as the case may be), the retiring Administrative Agent and Collateral Agent (as the case may be) may, on behalf of the Secured Parties, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent or Collateral Agent (as the case may be) hereunder, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent (as the case may be) under the Operative Documents by a successor Administrative Agent or Collateral Agent (as the case may be), such successor Administrative Agent or Collateral Agent (as the case may be) shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent (as the case may be), and the retiring Administrative Agent or Collateral Agent (as the case may be) shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent (as the case may be) only under the Credit Documents.  After any retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as Administrative Agent or Collateral Agent (as the case may be), the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent (as the case may be) under the Operative Documents.  In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, a LC Issuer may, upon prior written notice to the Borrower and Administrative Agent, resign as a LC Issuer effective at the close of business New York time on a date specified in such notice (which date may not be less than 20 Banking Days after the date of such notice); provided that such resignation by the applicable LC Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such LC Issuer.  Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.9) may by notice to the Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date which is five Banking Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

9.7    Authorization.  Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each of Administrative Agent, Collateral Agent, the Lead Arrangers, the Co-Book Runners and LC Issuers to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Person in such capacity by the terms and provisions hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto, and each Lender and each assignee or any such Lender hereby agrees to be bound by any such actions.  Without limiting the generality of the foregoing, Administrative Agent is hereby expressly authorized by the Lenders and LC Issuers, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the LC Issuers  all payments of principal of and interest on the Loans, all payments in respect of Drawing Payments and all other amounts due to the Lenders and the LC Issuers  hereunder, and promptly to distribute to each Lender or LC Issuer  its proper share of each payment so received (and any such payments not so distributed by Administrative Agent within one Banking Day of receipt thereof shall bear interest (at Administrative Agent’s expense) at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation); (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Borrower pursuant to this Agreement as received by Administrative Agent.  Each of Administrative Agent and Collateral Agent is further authorized by the Secured Parties to release Liens on property that Borrower is permitted to sell or transfer pursuant to the terms of this Agreement or the other Credit Documents and to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Document to which it is a party.

9.8  Other Roles.  With respect to its Commitment, the Loans made by it and any Note issued to it, each of the Lead Arrangers, Collateral Agent, Administrative Agent and LC Issuers in its individual capacity shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not a Lead Arranger, Collateral Agent, Administrative Agent or LC Issuer.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of the Lead Arrangers, Collateral Agent, Administrative Agent and LC Issuers in its individual capacity.  Each of the Lead Arrangers, Collateral Agent, Administrative Agent, LC Issuers and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Borrower Party or any other Person, without any duty to account therefor to the Lenders.  For the avoidance of doubt Collateral Agent may act as Depositary Agent notwithstanding any potential or actual conflict of interest presented by the foregoing and any Borrower Party.  Each of the Lenders hereby waives any claim against each of the Lead Arrangers, Collateral Agent, Administrative Agent, LC Issuers, the Borrower Parties and any of their respective Affiliates based upon any conflict of interest that such Lead Arranger, Collateral Agent, Administrative Agent, LC Issuer or any of their respective Affiliates may have with regard to acting as an agent, arranger or LC Issuer hereunder and acting in such other roles.

9.9    Amendments; Waivers.

9.9.1   Unanimous Consent. Subject to the provisions of this Section 9.9, unless otherwise specified in this Agreement or another Credit Document, the Required Lenders (or Administrative Agent or Collateral Agent upon written direction or consent of the Required Lenders) and any Borrower Party may enter into agreements, waivers or supplements hereto for the purpose of adding, modifying or waiving any provisions to the Credit Documents or changing in any manner the rights of the Lenders or any Borrower Party hereunder or thereunder or waiving any Inchoate Default or Event of Default; provided that no such supplemental agreement shall, without the consent of all of the Lenders or, with respect to clauses (b) and (d), all of the Lenders and all of the Hedge Banks:

(a)   increase the amount of the Commitment of any Lender hereunder;

(b)   amend Section 9.9.1(b) or (d) or Section 9.9.2(f) or (g);

(c)   amend any other provision of this Section 9.9;

(d)   release any Collateral with a fair market value in excess of $10,000,000 (other than (i) pursuant to Section 6.4.2, (ii) pursuant to the Put Option, (iii) pursuant to the Purchase Option, (iv) as contemplated by the definition of Change of Control, (v) in respect of any Loss Event or Event of Eminent Domain or (vi) as otherwise expressly permitted hereby or under any other Operative Document) from the Lien of any of the Collateral Documents;

(e)   extend the Maturity Date or reduce the principal amount of any outstanding Loans or Notes or reduce the rate or change the time of payment of interest due on any Loan; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” contained in Section 2.5.3 or to waive any obligation of Borrower to pay interest at the Default Rate;

(f)   reduce the amount or extend the payment date for any amount due, whether principal or interest; or

(g)   add, modify or waive any provisions to the Credit Documents so as to subordinate the Loans to any other Debt.

9.9.2   Affected Party Consent.  Notwithstanding anything to the contrary herein, no agreement, waiver or supplement hereto shall add, modify or waive any provisions to the Credit Documents, or change in any manner the rights of the Lenders, Hedge Banks or any Borrower Party hereunder or thereunder, so as to:

(a)    amend or modify any provision set forth in Sections 2.1.6(b)(ii), 2.1.6(c)(ii), 2.5.5, 2.6.1 or 2.6.2 in a manner that would alter the pro rata sharing of payments with respect to the applicable Loan facility without the prior written consent of each Lender adversely affected thereby;

(b)   extend the stated expiration date of a DSR Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby and the applicable DSR LC Issuer;

(c)   change the order of priority of payments set forth in Sections 3.1(b), 3.3(b), 3.3(c), 3.4(b) or 3.4(c) of the Depositary Agreement, without the prior written consent of each Lender adversely affected thereby;

(d)   amend, modify or otherwise affect the rights or duties of Administrative Agent, Collateral Agent, a Lead Arranger or a LC Issuer without the prior written consent of Administrative Agent, Collateral Agent, such Lead Arranger or such LC Issuer, as applicable, acting as such at the effective date of such agreement;

(e)   amend the definition of “Lenders” or reduce the percentage specified in the definition “Required Lenders” or “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

(f)   change the relative priority or the extent of the security interest granted in favor of any Lender or Hedge Bank as compared to the priority or the extent of the security interest granted in favor of any other Lender or Hedge Bank, without the prior written consent of each Lender or Hedge Bank adversely affected thereby; or

(g)   otherwise subordinate the Obligations of the Borrower Parties in respect of the Interest Rate Agreements to any other Obligations of the Borrower Parties hereunder, without the prior written consent of each Hedge Bank adversely affected thereby.

9.9.3   Super Majority Consent.  Notwithstanding anything to the contrary herein, after the occurrence of an Event of Default or an Inchoate Event of Default which is continuing, no such Event of Default or Inchoate Event of Default may be waived, consented to, amended or modified except pursuant to an agreement entered into in writing by the Super Majority Lenders.  For the avoidance of doubt, it is understood that if any waiver, consent, amendment or modification does not cure or waive an Event of Default or an Inchoate Event of Default which is then in existence, this Section 9.9.3 shall not apply to such waiver, consent, amendment or modification.

9.9.4   Defaulting Lenders.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, the Super Majority Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” or “Super Majority Lenders” will automatically be deemed modified accordingly for the duration of such period).

9.9.5   Minor Defects.  Notwithstanding the other provisions of this Section 9.9, the applicable Borrower Parties, Administrative Agent or Collateral Agent may (but shall have no obligation to) amend or supplement the Credit Documents without the consent of any other Secured Party for the purpose of (a) curing any ambiguity, defect or inconsistency, (b) making any change that would provide any additional rights or benefits to the Secured Parties or that does not adversely affect the legal rights hereunder of any Secured Party and (c) making, completing or confirming any grant of Collateral permitted or required by this Agreement or any of the Credit Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Credit Documents.

9.9.6   Sale of Project.  Notwithstanding the other provisions of this Section 9.9, upon the sale of a Project (whether in connection with the Put Option or Purchase Option or otherwise) in accordance with Section 11.24, Administrative Agent and Borrower will amend the Credit Documents as necessary to reflect the release of the applicable Project.

9.10    Withholding Tax.  If the forms or other documentation required by Section 2.5.6 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Secured Party not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

9.10.1   If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Secured Party (because the appropriate form was not delivered, was not properly executed, or because such Secured Party failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), then such Secured Party shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses.  The obligations of the Secured Parties under this Section 9.10.1 shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.  Borrower shall not be responsible for any amounts paid or required to be paid by a Secured Party under this Section 9.10.1.

9.10.2   If any Lender or LC Issuer sells, assigns, grants participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Section 2.5.6 and this Section 9.10 as though it were such Lender or LC Issuer.

9.11    General Provisions as to Payments.  Administrative Agent shall promptly distribute to each Lender, subject to the terms of any separate agreement between Administrative Agent and such Lender, its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its Base Rate Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of LIBOR Loans, and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder.

9.12    Substitution of Lender.  Should any Lender fail to make a Loan in violation of its obligations under this Agreement (a “Non-Advancing Bank”), Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Non-Advancing Bank, or (b) cooperate and consult with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the Non-Advancing Bank’s obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Bank failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan).  Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Bank hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Non-Advancing Bank’s obligations (including its Commitments) under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Bank shall thereafter be payable to such Person.  Nothing in (and no action taken pursuant to) this Section 9.12 shall relieve the Non-Advancing Bank from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

9.13    Participation.

9.13.1   Sales of Participation.  Any Lender may, without the consent of Borrower, Administrative Agent or any LC Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and Drawing Payments owing to it); provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (c) any agreement or instrument (oral or written) pursuant to which any Secured Party may grant a participation in its rights with respect to its Commitment (or Loans made hereunder) shall provide that, with respect to such Commitment (or Loans made hereunder), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitment (or Loans made hereunder), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document and the right to take action to have the Obligations hereunder (or any portion thereof) declared due and payable pursuant to Article 7; provided that (A) such agreement may provide that the participant may have rights to approve or disapprove decreases in Commitments, interest rates or fees, lengthening of maturity of any Loans, extend the payment date for any amount due under Article 2 or release any Collateral with a fair market value in excess of $10,000,000 (other than (i) pursuant to Section 6.4.2, (ii) pursuant to the Put Option, (iii) pursuant to the Purchase Option, (iv) as contemplated by the definition of Change of Control, (v) in respect of any Loss Event or Event of Eminent Domain or (vi) as otherwise expressly permitted hereby or under any other Operative Document) and (B) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant.  No recipient of a participation in any Commitment or Loans of any Lender shall have any rights under this Agreement or shall be entitled to any reimbursement for Taxes, Other Taxes, increased costs or reserve requirements under Section 2.7 or 2.8 or any other indemnity or payment rights against Borrower (but shall be permitted to receive from the Lender granting such participation a proportionate amount which would have been payable to the Lender from whom such Person acquired its participation).  Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or Drawing Payments (or other rights or obligations) held by it.  The entries in such register shall be conclusive, and such Lender shall treat each Person whose name is recorded in such register as the owner of such Loan, Drawing Payments (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such register shall be available for inspection by an Agent at any reasonable time and from time to time upon reasonable prior notice.

9.13.2   Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any

Loan that such Granting Bank would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Loan, and (b) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.13, any SPC may (i) with notice to, but without the prior written consent of, Borrower, Administrative Agent or  and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.13.2 may not be amended without the written consent of all SPCs having outstanding Loans or Commitments hereunder.

9.14    Transfer of Commitment.  Notwithstanding anything else herein to the contrary (but subject to Section 9.13.2), any Lender, after receiving Administrative Agent’s prior written consent (such consent not to be unreasonably withheld) and (so long as no Event of Default has occurred and is continuing) after receiving Borrower’s prior written consent (such consent not to be unreasonably withheld), may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of one or more of its Commitments (including, for purposes of this Section 9.14, Loans made hereunder) (including the Lender’s interest in this Agreement and the other Credit Documents) to any Lender; provided that no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) (a) in an amount less than $5,000,000 (unless to another Lender), or (b) in an amount which leaves the assigning Lender with a Commitment (including Loans) of less than $5,000,000 (in each case based on the original principal amount of the Commitment assigned) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no Commitment or Loans if it assigns its entire Commitment); provided, further, that any Lender may assign all or any portion of its Commitments to an Affiliate of such Lender without the consent of any Person.  An assignee shall not be entitled to receive any greater payment under Section 2.5.4, 2.7 and 2.8 than the applicable Lender would have been entitled to receive with respect to the interest assigned to such assignee.  In addition, notwithstanding anything else herein to the contrary, any Lender may assign all or any portion of the Term Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular

issued by such Federal Reserve Bank; provided that any payment in respect of such assigned Term Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Term Loans or Notes to the extent of such payment; provided, further, that no such assignment shall release the assigning Lender from its obligations hereunder and in no event shall the Federal Reserve Bank be considered a “Lender” hereunder.   An assignee shall not be entitled to the benefits of Section 2.5.4 to the extent such assignee fails to comply with Section 2.5.6.  In the event of any such assignment, (i) the assigning Lender’s Proportionate Share shall be reduced and its obligations hereunder released by the amount of the Proportionate Share assigned to the new Lender, (ii) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition, in form and substance reasonably satisfactory to Administrative Agent and Borrower, (iii) the parties to the sale, assignment, transfer or other disposition, excluding Borrower, shall collectively pay to Administrative Agent an administrative fee of $3,500, (iv) at the assigning Lender’s option, Borrower shall execute and deliver to such new Notes in the forms attached hereto as Exhibit B-1, as requested, in a principal amount equal to such assignee new Lender’s Commitment, but only if it shall also be executing and exchanging with the assigning Lender a replacement note for any Note in an amount equal to the Commitment retained by the assigning Lender, if any; provided that Borrower shall have received for cancellation the existing Note held by such assigning Lender, and (v) Administrative Agent shall amend Exhibit H to reflect the Proportionate Shares of the Lenders following such assignment.  Thereafter, such new Lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 9), in accordance with its Proportionate Share, under each of the Credit Documents.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 2.1.7.

9.15    Laws.  Notwithstanding the foregoing provisions of this Article 9, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Credit Documents shall be allowed if it would require registration under the federal Securities Act of 1933, as then amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction.  Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such sale, assignment, transfer, negotiation or disposition which would not require any such registration.

9.16    Assignability as Collateral.  Notwithstanding any other provision contained in this Agreement or any other Credit Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to the Federal Reserve Bank and the United States Treasury as collateral security; provided that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect of such assigned Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

9.17    Notices to Lenders.  Administrative Agent promptly shall deliver all material documents, instruments and notices that it receives hereunder and under the other Operative Documents to each Lender.  Except as expressly provided in this Agreement or the other Credit Documents, the Borrower shall not be required to deliver any documents, instruments or notices directly to the Lenders.

9.18    Collateral Agent.  Collateral Agent shall:

9.18.1   forward promptly to Administrative Agent any notice delivered to Collateral Agent pursuant to any Consent;

9.18.2   have the right, but not the obligation, to (a) refuse any item for credit to any Account except as required by the terms of the Credit Documents, (b) refuse to honor any request for transfer in relation to any Account that is not consistent with the Credit Documents, (c) charge to any Account all applicable charges related to maintaining such Accounts, and (d) pay fees, interest and other charges owing by Borrower as provided herein and in the other Operative Documents;

9.18.3   except as otherwise provided herein and in the Depositary Agreement (including by the provision of standing instructions therein), take all actions and make all determinations with respect to the Collateral, the Security Documents (including as to the advisability of taking additional steps to perfect, or cause the perfection of, any security interest) and the other Credit Documents to which it is a party as directed in writing by Administrative Agent (acting in accordance with Section 9.7); and

9.18.4   have the right at any time to seek clarification and instructions concerning the administration of the Credit Documents from Administrative Agent, legal counsel selected by it in good faith with reasonable care or any court of competent jurisdiction and shall be fully protected in relying upon such instructions.

ARTICLE 10

INDEPENDENT CONSULTANTS

10.1    Removal and Fees.  Administrative Agent, in its reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and Administrative Agent may appoint replacements, which, so long as no Default or Event of Default shall have occurred and be continuing, shall be reasonably acceptable to Borrower.  Notice of any replacement Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced.  All reasonable fees and expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by Borrower pursuant to agreements reasonably acceptable to Borrower; provided that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing.

10.2    Certification of Dates.  Administrative Agent will request that the Independent Consultants act diligently in the issuance of all certificates required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate.  Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any dates or events requiring the issuance of such certificates.

ARTICLE 11

MISCELLANEOUS

11.1    Addresses.  Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent or Collateral Agent:
Calyon New York Branch
1301 Avenue of the Americas
New York, NY  10019-6022
Attn:  Structured Finance International Agency Group – Portfolio Management
Telephone:  (212) 261-7882
Fax:  (917) 849-5054
E-mails: Robert.Colvin@us.calyon.com; Justine.Ventrelli@us.calyon.com

If to Borrower:	Calpine Steamboat Holdings, LLC 717 Texas Avenue, Suite 1000 Houston, Texas 77002 Telephone: (713) 830-8845 Fax: (713) 830-8751 Attn: Contract Administration

With a copy to: Calpine Steamboat Holdings, LLC 717 Texas Avenue, Suite 1000 Houston, Texas 77002 Telephone: (713) 570-4719 Fax: (713) 353-9131 Attn: Chief Legal Officer

All such notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile with receipt confirmed by telephone, or (e) by Electronic Transmission (as defined below).  Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender.  Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above.

Any Borrower Party may deliver to Administrative Agent, Collateral Agent or Depositary Agent, as the case may be, any borrowing certificate, collateral report or other material that such Borrower Party is required to deliver to Administrative Agent, Collateral Agent or Depositary Agent (as the case may be) hereunder or under the other Credit Documents, by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:

(1)           Each Electronic Transmission must be sent by the treasurer or chief financial officer of the applicable Borrower Party (or any other authorized representative), and must be addressed to the e-mail address specified above in this Section 11.1 or such other e-mail address, as designated by Administrative Agent or Collateral Agent (as the case may be) from time to time in accordance with this Section 11.1.  If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 11.1.

(2)           Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format.  Any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof.  Administrative Agent and Collateral Agent may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

(3)           The Borrower Parties shall maintain the original versions of all certificates, collateral reports and other materials delivered to Administrative Agent or Collateral Agent by means of an Electronic Transmission and shall furnish to Administrative Agent or Collateral Agent such original versions within five Banking Days of Administrative Agent or Collateral Agent’s request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

11.2    Right to Set-Off.  If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of Borrower, against any and all obligations of Borrower, now or hereafter existing under this Agreement or any other Credit Document held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.

11.3    Delay and Waiver.  No delay or omission to exercise any right, power or remedy accruing to the Secured Parties upon the occurrence of any Event of Default, Inchoate Default, Material Adverse Change or any breach or default of any Borrower Party or any other Calpine Entity or unsatisfied condition precedent under this Agreement or any other Credit Document shall impair any such right, power or remedy of the Secured Parties, nor shall it be construed to be a waiver of any such breach or default or unsatisfied condition precedent, or an acquiescence therein, or of or in any similar breach or default or unsatisfied condition precedent thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default, Material Adverse Change or other breach or default or unsatisfied condition precedent be deemed a waiver of any other Event of Default, Inchoate Default, Material Adverse Change or other breach or default or unsatisfied condition precedent theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent, Collateral Agent or the Secured Parties of any Event of Default, Inchoate Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent under this Agreement or any other Credit Document, or any waiver on the part of Administrative Agent, Collateral Agent or the Secured Parties of any provision or condition of this Agreement or any other Credit Document, must be in writing and shall be effective only to the extent in such writing specifically set forth.  All remedies, either under this Agreement or any other Credit Document or by law or otherwise afforded to Administrative Agent, Collateral Agent, LC Issuers and the Secured Parties, shall be cumulative and not alternative.

11.4    Costs, Expenses and Attorneys’ Fees; Syndication.

11.4.1   Borrower will pay to each of Administrative Agent, Collateral Agent, and the Lead Arrangers all of their respective reasonable and documented out-of-pocket costs and expenses (net of any costs and expenses paid prior to the Reinstatement Date) in connection with the preparation, negotiation, closing and administering of this Agreement and the documents contemplated hereby and any participation or syndication of the Loans or this Agreement (with respect to any participation or syndication of the Loans, prior to the Restatement Date), including the reasonable fees, expenses and disbursements of Latham & Watkins LLP, together with one legal counsel retained by Administrative Agent or Collateral Agent in the States of Minnesota and Texas in connection with the preparation of such documents and any amendments hereof; provided that Borrower shall not be required to pay the fees of the other Lenders’ attorneys.  Borrower will reimburse (a) Administrative Agent and Collateral Agent for all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Administrative Agent, Collateral Agent, and the Lenders for their reasonable internal out-of-pocket expenses (but not, in the case of the Lenders, for counsel fees), in enforcing this Agreement or the other Credit Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due on the Notes or under the Credit Documents and (b) Administrative Agent, Collateral Agent, and the Lenders for their reasonable out-of-pocket expenses, including reasonable attorney fees and reasonable expert, consultant and advisor fees and expenses, in the case of a restructuring of the Loans or otherwise relating to the occurrence of any Inchoate Default or Event of Default.  Borrower shall not be responsible for any counsel fees of the Lead Arrangers, Administrative Agent, Collateral Agent or the Lenders other than as set forth above, in Section 11.14 or as otherwise set forth in a separate agreement.

11.4.2   In connection with syndication of the Loans and Commitments prior to the Restatement Date, an information package containing certain relevant information concerning each Borrower Party, the Projects and the other Project participants (including a computer model prepared by Borrower containing the Base Case Project Projections) will be prepared on behalf of Borrower and provided to potential Lenders and participants.  Borrower agrees to cooperate and to cause each other Borrower Party and Sponsor to cooperate in the syndication of the Loans and Commitments in all respects reasonably requested by the Lead Arrangers, including participation of each Borrower Party and Sponsor in bank meetings held in connection with such syndication, in each case prior to the Restatement Date.

11.5    Entire Agreement.  This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  Except as otherwise expressly provided, in the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

11.6    Governing Law.  THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT (UNLESS OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.7    Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.8    Headings.  Article, Section and Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

11.9    Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

11.10    Additional Financing.  The parties hereto acknowledge that as of the date hereof the Lenders have made no agreement or commitment to provide any financing except as set forth herein.

11.11    No Partnership, Etc.  The Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in this Agreement, the Notes or in any of the other Credit Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and Borrower or any other Person.  None of the Lead Arrangers, Administrative Agent, Collateral Agent or the Lenders shall be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Projects or otherwise.  All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Projects (if any) and to perform all obligations and other agreements and contracts relating to the Projects shall be the sole responsibility of Borrower Parties.

11.12    Deed of Trust/Collateral Documents.  Certain guaranties of the Loans are secured in part by the FEC Deed of Trust and the MEC Mortgage encumbering certain properties in the States of Texas and Minnesota, in each case, solely to the extent provided therein. Reference is hereby made to the FEC Deed of Trust and the MEC Mortgage and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of Borrower and the rights of Administrative Agent, Collateral Agent and the other Secured Parties with respect to such security.

11.13    Limitation on Liability.  No claim shall be made by any Borrower Party against the Lead Arrangers, Administrative Agent, Collateral Agent, the Lenders, LC Issuers or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Operative Documents or any act or omission or event occurring in connection therewith, and each Borrower Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, in each case, except to the extent such claim is based on gross negligence or willful misconduct of such Person.  No claim shall be made by any Lead Arranger, Administrative Agent, Collateral Agent, Lender or LC Issuer against any Borrower Party or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Operative Documents or any act or omission or event occurring in connection therewith, and each of the Lead Arrangers, Administrative Agent, Collateral Agent, the Lenders and LC Issuers hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, in each case, except to the extent such claim is based on gross negligence or willful misconduct of such Person.

11.14    Indemnity.  Each Borrower Party agrees to indemnify Lead Arrangers, Administrative Agent, Collateral Agent, the Lenders, LC Issuers and each of their respective directors, trustees, officers, employees, affiliates, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than taxes), including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee (collectively, “Subject Claims”) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (other than claims solely as between the Lenders and/or the Lead Arrangers); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that the applicable Subject Claim results primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction.  Subject to and without limiting the generality of the foregoing sentence, each Borrower Party agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all Subject Claims arising out of, in any way connected with, or as a result of (A) any Environmental Claim to the extent related in any way to any Borrower Party or either Project, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Substances at, under, on or from any real property, any property owned, leased or operated by any predecessor of any Borrower Party, or, to the extent related in any way to any Borrower Party, any property at which any Borrower Party has sent Hazardous Substances for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that the applicable Subject Claim results from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, as determined by the final judgment of a court of competent jurisdiction.  The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of any Lender.  All amounts due under this Section shall be payable within 30 days at the written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.  This Section 11.14 shall not apply to

Taxes.  Each Indemnitee agrees to provide the applicable Borrower Party with written notice of a proposed compromise or settlement of any Subject Claim specifying in detail the nature and amount of such proposed settlement or compromise. Such Indemnitee shall consult with the applicable Borrower Party before compromising or settling such Subject Claim for at least 30 days after such Borrower Party receives such notice of intended compromise or settlement and shall take into consideration any views or issues communicated by the applicable Borrower Party in connection with such compromise or settlement.  Such Indemnitee shall act in good faith and reasonably, taking into account the interests of the Borrower Parties, in agreeing to any compromise or settlement.

11.15    Waiver of Jury Trial.  ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE LENDERS, THE HEDGE BANKS, THE LC ISSUERS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE LENDERS, THE HEDGE BANKS, THE LC ISSUERS, OR BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE LENDERS, THE HEDGE BANKS AND THE LC ISSUERS TO ENTER INTO THIS AGREEMENT.

11.16    Consent to Jurisdiction.  Administrative Agent, Collateral Agent, the Lenders, the Hedge Banks, the LC Issuers and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Credit Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect.  By execution and delivery of this Agreement, the Lenders, the Hedge Banks, the LC Issuers, Administrative Agent, Collateral Agent and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Administrative Agent, Collateral Agent, the Lenders, the Hedge Banks, the LC Issuers and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law.  Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of the FEC Deed of Trust or the MEC Mortgage.  Administrative Agent, Collateral Agent, the Lenders, the Hedge Banks, the LC Issuers and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans or the other Credit Documents is usurious.  Administrative Agent, Collateral Agent, the Lenders, the Hedge Banks, the LC Issuers and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Projects, this Agreement or any other Credit Document brought before the foregoing courts on the basis of forum non-conveniens.

11.17    Knowledge and Attribution.  References in this Agreement and the other Credit Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” Borrower, and all like references, mean facts or circumstances of which a Responsible Officer of the applicable Calpine Entity has actual knowledge.

11.18    Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Borrower may not assign or otherwise transfer any of its rights under this Agreement except as provided in Section 6.14, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article 9.

11.19    Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in one or more duplicate counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of an executed counterpart to this Agreement by facsimile transmission or electric transmission in “.pdf” format shall be as effective as delivery of a manually signed original.

11.20    Usury.  Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under applicable usury laws.  In the event that the Lenders shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable Legal Requirements, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the Lenders, be returned to Borrower or credited against the principal balance then outstanding.

11.21    Survival.  All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Credit Documents shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the other Credit Documents and the making of the Loans.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.1.3, 2.5.4, 2.7.3, 2.7.4, 11.4, 11.14, 11.23 and the agreements of the Lenders set forth in Sections 9.1, 9.5, 9.8, 9.10.1 and 11.23 shall survive the payment and performance of the Loans and the other Obligations and the reimbursement of any amounts drawn hereunder, and the termination of this Agreement.

11.22    Patriot Act Notice.  Each Lender, Collateral Agent (for itself and not on behalf of any other Person, including any Lender), Administrative Agent (for itself and not on behalf of any other Person, including any Lender) and LC Issuer (for itself and not on behalf of any other Person, including any Lender) hereby notifies Borrower, Sponsor and each other

Borrower Party that, pursuant to the requirements of the USA Patriot Act (2001 H.R. 3162 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, Sponsor and each other Borrower Party which information includes the name, address, the tax identification number and other identifying information that will allow such Lender, Collateral Agent, Administrative Agent or LC Issuer, as applicable, to identify Borrower, Sponsor and each other Borrower Party in accordance with the Act.

11.23    Treatment of Certain Information; Confidentiality.  Each Lender and each Agent agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential any nonpublic information supplied to it by Borrower or any other Calpine Entity; provided that nothing herein shall limit the disclosure of any such information: (a) to the extent such information is required to be disclosed by any Governmental Rule or judicial or administrative process, or to any Governmental Authority in connection with a tax audit or dispute or otherwise, (b) to counsel for any of the Lenders or any Agent, (c) to banking, securities exchange or other regulatory or supervisory authorities, auditors or accountants having proper jurisdiction and authority to require such disclosure, (d) to any Agent or any other Lender, (e) to any entity in connection with a securitization or proposed securitization of, among other things, all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Credit Documents so long as such entity first executes and delivers to Administrative Agent a confidentiality agreement substantially in the form of Exhibit L, (f) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents, including without limitation upon the occurrence of any Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out”, whether or not consummated, of the obligations of Borrower under this Agreement or the obligations of any Borrower Party or Major Project Participant under any other Operative Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, so long as such Major Project Participant first executes and delivers to the respective Lender and Borrower a confidentiality agreement substantially in the form of Exhibit L, (g) to the Independent Engineer, the Power Marketing Consultant, the Insurance Consultant or to other experts engaged by Administrative Agent or any Lender in accordance with the provisions of this Agreement and in connection with the transactions contemplated hereby so long as such expert first executes and delivers to Administrative Agent and Borrower a confidentiality agreement substantially in the form of Exhibit L, or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender and Borrower a confidentiality agreement substantially in the form of Exhibit L.  In no event shall any Lender, Administrative Agent or Collateral Agent be obligated or required to return any materials furnished by any Borrower Entity.  Notwithstanding the foregoing provisions of this Section 11.23, the foregoing obligation of confidentiality shall not apply to any such information that (i) was known to any Lender or Agent prior to the time it received such confidential information from any Borrower Party or its respective Affiliates, or (ii) becomes part of the public domain independently of any act of any Lender or Agent not permitted hereunder (through publication or otherwise), or (iii) is received by any Lender or any Agent, as applicable, without restriction as to its disclosure or use, from a Person other than a Calpine Entity.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement (the “Loan Transactions”), shall not apply to the federal tax structure or federal tax treatment of the Loan Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Loan Transactions.  The preceding sentence is intended to cause the Loan Transactions not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax concept, tax matter or tax idea related to the Loan Transactions.  In addition, each Lender and each Agent acknowledges that the Dow Documents contain various provisions on confidentiality and each Lender and each Agent agree to be bound by the terms thereof, including Article XIX (Confidential and Proprietary Information) of the Capacity Sales Agreement to the extent applicable to the performance of its obligations under this Agreement; provided that in connection with exercise of remedies under the Credit Documents, each Lender and each Agent’s obligations under this sentence as to potential transferees of the Collateral shall be limited to requiring the transferee to execute a confidentiality agreement.

11.24    Release of Project.  At Borrower’s option upon notice to Administrative Agent, without the consent or approval of Administrative Agent, the Lenders or any other Person, the Collateral corresponding to either Project will be released, the Guaranties corresponding to such Project shall terminate, and the financing continue in reliance on the single remaining Project, provided that (a) the projected Debt Service Coverage Ratio after giving effect to such Project release shall be a minimum of 1.60x and an average of 1.70x through December 31, 2027 (as demonstrated in the updated Base Case Project Projections delivered to the Administrative Agent at least 15 Banking Days prior to the proposed release date, which Base Case Project Projections shall be in form and substance reasonably satisfactory to Administrative Agent (acting in consultation with the Independent Engineer)); (b) concurrent with such release, there shall be no LC Loans outstanding and no Event of Default shall have occurred and be continuing, and (c) concurrent with such release, the Term Loan, together with any related Hedge Breaking Fees (provided that Borrower may allow to remain outstanding only Hedge Transactions whose notional amount as of the date of such release do not exceed the Loans outstanding after giving effect to the prepayments contemplated by this clause (c)), will be prepaid such that the Term Loan balance on the Maturity Date will be no more than 45% of the projected Term Loan balance at the Maturity Date in the Base Case Project Projections delivered pursuant to Section 3.1.16.  If the Purchase Option or Put Option is exercised, the proceeds, in an amount equal to the lesser of (i) all of such proceeds, and (ii) such amount as shall result in satisfaction of the criteria set forth in clauses (a), (b) and (c) above, shall be applied to prepay, first, the LC Loans and, second, the Term Loans together with any related Hedge Breaking Fees (provided that Borrower may allow to remain outstanding only Hedge Transactions whose notional amount as of the date of such release do not exceed the Loans outstanding after giving effect to the prepayments contemplated by clause (c) above).  Upon exercise of either such option, and only if Borrower shall have complied with clauses (a), (b) and (c) above, the Collateral will be released.  Any proceeds from an exercise of the Put Option or Purchase Option, in excess of the amounts required to be applied to a prepayment of the Loans and Hedge Breaking Fees to the levels as set forth in clauses (a), (b) and (c) above will be released immediately to Sponsor without condition.

11.25    Project Expansion.  Notwithstanding any provision to the contrary contained herein or in any other Credit Document (including Section 9.9 hereof), upon approval (in their sole discretion) by Lenders holding at least 80% of Proportionate Shares, Borrower or any Borrower Party at its option may obtain secured financing for an expansion of either or both Projects to accommodate an additional combustion turbine and related equipment.  No Lender commits hereby or shall be construed by any other term of any Credit Document to have committed to finance any such expansion.

11.26    Communications.

11.26.1   Delivery.

(a)   Borrower hereby agrees that it will use all reasonable efforts to provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to Administrative Agent at the address referenced on Section 11.1.  Nothing in this Section shall prejudice the right of the Lead Arrangers, any Lender Party or Borrower to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document.

(b)   Administrative Agent agrees that receipt of the Communications by Administrative Agent at the email address referenced in Section 11.1 shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees (A) to notify Administrative Agent in writing

(including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

11.26.2   Posting.  Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

11.26.3   The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Administrative Agent, any other Agent or Lead Arranger or any of their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or such Person’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Amended and Restated Credit Agreement to be duly executed and delivered as of the day and year first above written.

CALPINE STEAMBOAT HOLDINGS, LLC.
a Delaware limited liability company

By:	/s/ WALTER O’CONNELL
Name: Title:

[Signature Page to Amended and Restated Credit Agreeement]

CALYON NEW YORK BRANCH,
as Lead Arranger, Co-Book Runner, Administrative Agent, Collateral Agent, Security Fund LC Issuer and as a Lender

By:	/s/ EVAN S. LEVY
Name: Evan S. Levy Title: Director

For any Lender requiring a second signature line:

By:	/s/ FRANCOIS COUSSOT
Name: Francois Coussot Title: Managing Director

[Signature Page to Amended and Restated Credit Agreeement]

WESTLB AG, NEW YORK BRANCH,
as Lead Arranger, Co-Book Runner, Syndication Agent and as a Lender

By:	/s/ MARTIN C. LIVINGSTON
Name: Martin C. Livingston Title: Managing Director

By:	/s/ ANTHONY ALESSANDRO
Name: Anthony Alessandro Title: Executive Director

[Signature Page to Amended and Restated Credit Agreeement]

COBANK ACB,
as Lead Arranger, Co-Book Runner, and Co-Documentation Agent, DSR LC Issuer and as a Lender

By:	/s/ BRENT R. KNIGHT
Name: Brent R. Knight Title: Vice President

For any Lender requiring a second signature line:

By:
Name: Title:

[Signature Page to Amended and Restated Credit Agreeement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Lead Arranger, Co-Book Runner, Co-Documentation Agent and as a Lender

By:	/s/ ROTCHIRO OSHIZU
Name: Rotchiro Oshizu Title: Senior Vice President and Group Head

[Signature Page to Amended and Restated Credit Agreeement]

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH,
as Lead Arranger and as a Lender

By:	/s/ RUDI STUETZLE
Name: Rudi Stuetzle Title: Director

For any Lender requiring a second signature line:

By:	/s/ HERMANI SAIGAL
Name: Hermani Saigal Title: Vice President

[Signature Page to Amended and Restated Credit Agreeement]

LANDESBANK HESSEN-THURINGEN,
as Lead Arranger and as a Lender

By:	/s/ DAVID A. LEECH
Name: David A. Leech Title: Senior Vice President Corporate Finance Division

For any Lender requiring a second signature line:

By:	/s/ GAELLE WADDINGTON
Name: Gaelle Waddington Title: Assistant Vice President Corporate Finance Department

[Signature Page to Amended and Restated Credit Agreeement]

NATIXIS, NEW YORK BRANCH,
as Lead Arranger and as a Lender

By:	/s/ PIERRE AUDRAIN
Name: Pierre Audrain Title: Director

By:	/s/ AMIT ROY
Name: Amit Roy Title: Director

[Signature Page to Amended and Restated Credit Agreeement]

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND,
as Lead Arranger and as a Lender

By:	/s/ PETER O’NEILL
Name: Peter O’Neill Title: Senior Vice President

By:	/s/ ERIC MUTH
Name: Eric Muth Title: Vice President

[Signature Page to Amended and Restated Credit Agreeement]

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:	/s/ CRAIG L. JOHNSON
Name: Craig L. Johnson Title: Vice President and Head of Rating - COFUS

For any Lender requiring a second signature line:

By:	/s/ THILO HAHN
Name: Thilo Hahn Title: Vice President & Controller

[Signature Page to Amended and Restated Credit Agreeement]

SEB AB,
as a Lender

By:	/s/ DR. CHRISTOPH TOMAS
Name: Dr. Christoph Tomas Title: Director, Head

For any Lender requiring a second signature line:

By:	/s/ BENGT SVENSSON
Name: Bengt Svensson Title: V.P.

[Signature Page to Amended and Restated Credit Agreeement]

CREDIT INDUSTRIEL ET COMMERCIAL,
as a Lender

By:	/s/ MARK D. PALIN
Name: Mark D. Palin Title: Vice President

For any Lender requiring a second signature line:

By:	/s/ BORDES PATRICK
Name: BORDES Patrick Title:

[Signature Page to Amended and Restated Credit Agreeement]

EXPORT DEVELOPMENT CANADA,
as a Lender

By:	/s/ ANTON PFISZTNER
Name: Anton Pfisztner Title: Project Finance Manager

For any Lender requiring a second signature line:

By:	/s/ JULIAN DESCHATELETS
Name: Julian Deschatelets Title: Project Finance Manager

[Signature Page to Amended and Restated Credit Agreeement]

EXHIBIT A

to Amended and Restated Credit Agreement

DEFINITIONS

“Accounts” means Revenue Account, the FEC O&M Account, the MEC O&M Account, the Interest Payment Account, the Principal Payment Account, the Debt Service Reserve Account, the FEC Major Maintenance Reserve Account, the MEC Major Maintenance Reserve Account, the Loss Proceeds Account, the Restoration Sub-Account, the Title Event Sub-Account, the Asset Sales Proceeds Account, the Prepayment Account and the Distribution Suspense Account and each cash collateral account referred to in the Credit Documents, including any sub-accounts within such accounts.

“Act” has the meaning given in Section 11.22 of the Credit Agreement.

“Additional Project Documents” means MEC Additional Project Documents and FEC Additional Project Documents.

“Additional Term Loan Commitment” means a Term Loan Commitment provided by an Increasing Lender.

“Additional Term Loans” has the meaning given in Section 2.1.1(a)(iv) of the Credit Agreement.

“Administrative Agent” means Calyon New York Branch, acting in its capacity as administrative agent for the Secured Parties under the Credit Documents.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Restatement Date, among Sponsor, CES, Borrower, FEC and MEC.

“Adverse PUHCA Event” means that Borrower or any of its “affiliates” (within the meaning of Section 1262(1) of PUHCA) becomes  subject to, or not exempt from, regulation under PUHCA at a time at which applicable provisions of PUHCA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has, or with the passage of time will have, a Material Adverse Effect or a material and adverse effect on Administrative Agent or any of the Secured Parties.

“Affected Lender” has the meaning given in Section 2.7.1 of the Credit Agreement.

“Affiliate” of a specified Person means any other Person that (a) directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or (b) only with respect to matters relating to PUHCA, holds or beneficially owns 10% or more of the equity interest in the Person specified or 10% or more of any class of voting securities of the Person specified.  When used with respect to Borrower, “Affiliate” shall include Sponsor, FEC, MEC, Operator, CES, and any Affiliate thereof (other than Borrower).

“Affiliated Major Project Participant” means each Affiliate of the Borrower that is party to an Operative Document as of the Restatement Date.

“Agency Fee Letter” means that certain letter agreement regarding fees, amended and restated as of the Restatement Date, by and among Administrative Agent, Collateral Agent and Borrower.

“Agent” means Depositary Agent, Collateral Agent or Administrative Agent.

“Agent Parties” has the meaning given in Section 11.26.3 of the Credit Agreement.

“Agreement” has the meaning given in the preamble hereto.

“Amendment Agreement” means that certain Amendment Agreement, dated as of November 23, 2009, among Calpine Development Holdings, Inc., Borrower, Calpine Freeport GP, LLC, Calpine Freeport LP, LLC, Freeport Energy Center, LP, MEC, Calpine Construction Management Company, Inc., Administrative Agent, Collateral Agent and the Existing Lenders.

“Amortization Schedule” means the schedule for repayment of the principal of the Term Loans as set forth on Exhibit I to the Credit Agreement.

“Annual Operating Budget” has the meaning given in Section 5.12.2 of the Credit Agreement.

“Anti-Terrorism Laws” shall mean (a) the anti-money laundering provisions of the Act; (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; and (c) Executive Order No. 13,224 Fed Reg 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).

“Applicable Permit” means, at any time, any Permit, including any zoning, land use, environmental protection, pollution (including air, water or noise), sanitation, FERC, Minnesota Public Utilities Commission, Minnesota Pollution Control Agency, City of Mankato, U.S. Environmental Protection Agency, Federal Aviation Administration, Department of Energy, Minnesota Environmental Quality Board, State Fire Marshall, import, export, safety, siting or building Permit (a) that is necessary under applicable Legal Requirements or any of the Operative Documents to be obtained by or on behalf of any Borrower Party and/or those permits required to be obtained by Dow under the Dow Agreements at such time in light of the stage of development, construction or operation of the Projects to construct, test, operate, maintain, repair, lease, own or use the Projects as contemplated by the Operative Documents, to sell electricity from the Projects or deliver fuel to the Projects, or for any Borrower Party to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements, or (b) that is necessary so that none of Borrower Parties, Administrative Agent, Collateral Agent, the Lead Arrangers or the Secured Parties nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to, or not exempt from, regulation under the FPA or PUHCA or treated as a public utility under the Constitution and the laws of the State of Minnesota or Texas as presently constituted and as construed by the courts of Minnesota or Texas, respectively, with respect to the regulation of the rates of, or the financial or organizational regulation of, electric utilities solely as a result of the development and construction or operation of the Projects or the sale of electricity therefrom, except that (i) Borrower is subject to the compliance requirements under PUHCA applicable to entities that are holding companies solely with respect to Exempt Wholesale Generators and Qualifying Facilities, (ii) MEC is subject to the compliance requirements under PUHCA applicable to an Exempt Wholesale Generator and an owner of an Eligible Facility, (iii) FEC is subject to the compliance requirements under PURPA applicable to a Qualifying Facility and will be subject to state law and regulation with respect to rates or the financial or organizational regulation of electric utilities to the extent contemplated by 18 C.F.R § 292.602(c), and (iv) each of MEC and CES is a “public utility” under the FPA with authority to sell wholesale electric power, capacity and ancillary services at market based rates and with all waivers of regulations and blanket authorizations as are customarily granted by FERC to a “public utility” that sells wholesale electric power, capacity and ancillary services at market based rates.  For the purposes of clarity, any Permits related to Phase II of the Mankato Project shall not be included in the definition of Applicable Permits.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or Administrative Agent is authorized or required to be closed in the State of Texas, the State of Minnesota or the State of New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Bankruptcy Law.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Bankruptcy Party” has the meaning given in Section 7.1.2 of the Credit Agreement.

“Base Case Project Projections” means a projection of operating results for each Project, showing at a minimum Borrower’s reasonable good faith estimates, as of the Restatement Date, of revenues, O&M Costs, Major Maintenance, Capital Expenditures, the Debt Service Coverage Ratio, and sources and uses of revenues over the forecast period, which projection is attached as Exhibit G-3 to the Credit Agreement.

“Base Rate” means, for any day, the greater of (a) the floating rate per annum publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City (the prime rate not being intended to be the lowest rate of interest charged by Administrative Agent in connection with extensions of credit to debtors) or (b) the Federal Funds Rate for such day plus 0.50%.  Any change in the Base Rate due to a change in the prime rate, bank prime rate, the Federal Funds Rate shall be effective from and including the effective date of such change in the prime rate, bank prime rate, the Federal Funds Rate, as the case may be.

“Base Rate Loans” means, collectively, the Base Rate Term Loans and the Base Rate LC Loans.

“Base Rate LC Loan” means a DSR LC Loan or a Security Fund LC Loan that shall bear interest at the rate set forth in Section 2.2.9(a) of the Credit Agreement.

“Base Rate Term Loan” means a Term Loan which bears interest as provided in Section 2.1.1(b)(i).

“Benefiting Project Company” means (a) with respect to issuance, renewal or extension of the Security Fund LC, MEC, and (b) with respect to all other Credit Events, both Project Companies.

“Borrower” means Calpine Steamboat Holdings, LLC, a Delaware limited liability company.

“Borrower Parties” means Borrower, FEC and MEC.

“Borrowing” means a borrowing by Borrower of any Loan.

“Calculation Period” means, as to a particular date, the four consecutive fiscal quarters most recently ended immediately preceding such date; provided that for the fiscal quarters prior to the first anniversary of the date hereof, the Debt Service Coverage Ratio shall be annualized for each such quarter rather than calculated for the four consecutive fiscal quarters most recently ended.

“Calpine” means Calpine Corporation, a Delaware corporation.

“Calpine Entity(ies)” means each Borrower Party and each Affiliated Major Project Participant.

“Capacity Sales Agreement” means the Amended and Restated Capacity Sales Agreement, dated May 27, 2004, between Dow and FEC, as amended pursuant to an Amendment dated March 12, 2008.

“Capital Expenditures” shall mean expenditures made by any Borrower Party to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding expenditures related to Major Maintenance or repairs, or replacements in lieu of repairs where economically advantageous), computed in accordance with GAAP (excluding any such expenditures that are paid out of the proceeds of Loss Proceeds or Asset Sale Proceeds).

 “Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“CES” means Calpine Energy Services, L.P., a Delaware limited partnership.

“CES PPA (FEC)” means the Edison Electric Institute Master Power Purchase and Sale Agreement & related Cover Sheet and Confirmation Letter, each dated and delivered as of the Restatement Date, between FEC and CES.

“Change of Control” shall mean the consummation of any transaction or series of transactions as a result of which (a) Sponsor shall cease to directly or indirectly own and control more than 50% of (i) the economic interests in any Borrower Party and (ii) the voting interests (whether by committee, contract or otherwise) of any Borrower Party (provided that such events shall not constitute a Change of Control to the extent arising from a merger, consolidation or acquisition involving Sponsor and another Person whose primary business is the ownership and operation of electric generating facilities similar to the Projects following which the long term unsecured debt of the resulting entity has a rating from S&P and Moody’s of at least BBB- and Baa3, respectively, and Sponsor (or such successor entity) indirectly controls the management and operation of Borrower), (b) Holdings shall cease to directly or indirectly own and control 100% of (i) the economic interests in the Borrower and (ii) the voting interests (whether by committee, contract or otherwise) of the Borrower; provided that such cessation shall not constitute a “Change of Control” hereunder if simultaneously with such transfer of Holdings’ interest in the Borrower to a Subsidiary of Sponsor, the transferee thereof (A) enters into a pledge agreement substantially on the same terms as the Group Pledge and Security Agreement in respect of 100% of (1) the economic interests in the Borrower and (2) the voting interests (whether by committee, contract or otherwise) of the Borrower, (B) Borrower provides, or causes to be provided, to Administrative Agent deliverables with respect to such transferee and such pledge agreement as are comparable to those described in Sections 3.1.1 to 3.1.4, 3.1.7, 3.1.8 and 3.1.15 of the Credit Agreement (and each of which is reasonably satisfactory to Administrative

Agent) and (C) no Default or Event of Default shall have occurred and be continuing, or would result therefrom, or (iii) Borrower shall cease to directly or indirectly own and control 100% of (a) the economic interests in MEC and FEC and (b) the voting interests (whether by committee, contract or otherwise) of MEC and FEC.

“Change of Law” has the meaning given in Section 2.7.2 of the Credit Agreement.

“City of Mankato” means the City of Mankato, Minnesota.

“Closing Date” means February 25, 2005.

“Co-Book Runners” means Calyon New York Branch, WestLB AG, New York Branch, CoBank, ACB and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, each acting in its capacity as Co-Book Runner under the Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means CoBank, ACB and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, each acting in its capacity as Co-Documentation Agent for the Lenders under the Credit Agreement.

“Collateral” means all property which is subject or is intended to become subject to the security interests or liens granted by any of the Collateral Documents but shall exclude any properties and assets released from Collateral pursuant to Section 11.24.

“Collateral Agent” means Calyon New York Branch, acting in its capacity as collateral agent for the Secured Parties under the Credit Documents.

“Collateral Documents” means the Group Pledge and Security Agreement, the MEC Mortgage, the Security Agreement, the MEC Security Agreement, the FEC Deed of Trust, the FEC Security Agreement, the Depositary Agreement, the Control Agreements, each Consent, the NSP Acknowledgment of Subordination, the Master Ratification of Security Interests and Credit Documents and any fixture filings, financing statements, or other similar documents filed, recorded or delivered in connection with the foregoing.

“Commitment Fee” has the meaning given in Section 2.3.2 of the Credit Agreement.

“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment, DSR LC Commitment and Security Fund LC Commitment and with respect to all Lenders, the Total Term Loan Commitment, the Total DSR LC Commitment and the Total Security Fund LC Commitment.

“Communications” has the meaning given in Section 11.26.1(a) of the Credit Agreement.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.1.2(c)(ii) of the Credit Agreement.

“Consents” means the Consents as defined in, and as entered into pursuant to, the Existing Credit Agreement and any other third party consents to the assignments contemplated by the Credit Documents.

“Continuing Lenders” means an Existing Lender who will also be a Lender under the Credit Agreement.

“Continuing Term Loans” has the meaning given in Section 2.1.1(a)(ii) of the Credit Agreement.

“Control Agreements” means the FEC Control Agreement, the MEC Control Agreement or any other account control agreement entered into to establish “control” (within the meaning of the UCC) over any account established by either Project Company as permitted hereunder or by the Depositary Agreement (other than the Depositary Accounts) and required to be subject to the Lien of Collateral Agent under the Collateral Documents, in form and substance reasonably satisfactory to Administrative Agent.

“COSCI Subordination Agreements” means (a) the Subordination Agreement (Major Maintenance Agreement), dated as of February 25, 2005, among Operator, FEC, Borrower and Administrative Agent and (b) the Subordination Agreement (O&M Agreement), dated as of February 25, 2005, among Operator, MEC, Borrower and Administrative Agent.

“Credit Agreement” means the Credit Agreement, dated as of February 25, 2005, by and among Borrower, Administrative Agent, Collateral Agent, the other agents and arrangers listed on the signature pages thereto and the Existing Lenders, as amended and restated pursuant to the Amended and Restated Credit Agreement, dated as of November 24, 2009, among Borrower, Administrative Agent, Collateral Agent, the Lead Arrangers, LC Issuers, the other agents and arrangers listed on the signature pages thereto and the Lenders.

“Credit Documents” means the Amendment Agreement, the Credit Agreement, the Notes, the Collateral Documents, the Interest Rate Agreements (including all Hedge Transactions thereunder), any Subordination Agreements, the Dow Payment Substitution Agreement, the FEC Guaranty and the MEC Guaranties and any other loan or security agreements or letter agreement or similar document, entered into by Administrative Agent, Collateral Agent, Depositary Agent, the Lead Arrangers or any Secured Party, on the one hand, and the Borrower or one or more Borrower Parties, on the other hand, in connection with the transactions expressly contemplated by the Credit Agreement.

“Credit Event” means the making or continuation of Term Loans in accordance with Section 2.1.1 or the issuance, amendment, renewal or extension of a Letter of Credit.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, for the avoidance of doubt, surety, performance and similar bonds), (c) all obligations of such Person to pay the deferred purchase price of property or services, and other accrued expenses arising in the ordinary course of business which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, but excluding trade accounts payable and other accrued expenses arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (h) all guarantees by such Person of any of the foregoing and (i) obligations in respect of Hedge Transactions.

“Debt Service” means, for any period, the sum of (a) all fees (other than fees paid on the Restatement Date) payable by Borrower hereunder during such period to Administrative Agent, Collateral Agent, Depositary Agent, the LC Issuers and the Lenders, (b) interest payable by Borrower on Loans less (for purposes of calculating the Debt Service Coverage Ratio) net payments, if any, received by Borrower during such period pursuant to Hedge Transactions, (c) scheduled Term Loan principal payments payable by Borrower (as reduced to reflect actual prepayments through the date of such calculation) payable during such period, and (d) (for purposes of calculating the Debt Service Coverage Ratio) net payments, if any, paid by Borrower during such period pursuant to Hedge Transactions.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Operating Cash Available for Debt Service for such period to (b) Debt Service for such period.

“Debt Service Reserve Account” has the meaning given in Section 2.2(f) of the Depositary Agreement.

“DEC” means Dow Engineering Company, a Delaware corporation.

“Default Rate” has the meaning given in Section 2.5.3 of the Credit Agreement.

“Defaulting Lender” means, at any time, a Lender with respect to which a Lender Default is in effect.

“Depositary Accounts” has the meaning given in Section 2.2 of the Depositary Agreement.

“Depositary Agent” means Wilmington Trust Company, not in its individual capacity but solely as depositary agent, bank and securities intermediary under the Depositary Agreement.

“Depositary Agreement” means the Amended and Restated Depositary Agreement, dated as of Restatement Date, in substantially the form of Exhibit D-1 to the Credit

Agreement, among Borrower, FEC, MEC, Administrative Agent, Collateral Agent and Depositary Agent.

“Distribution Suspense Account” has the meaning given in Section 2.2(l) of the Depositary Agreement.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Dow” means The Dow Chemical Company, a Delaware corporation.

“Dow Agreements” means the Capacity Sales Agreement, the FEC Ground Lease, the FEC O&M Agreement and the Site Services Agreement.

“Dow Consent” means the Consent and Agreement, dated as of February 25, 2005, executed by Dow, FEC, and Administrative Agent.

“Dow Delay Event” has the meaning given in the Capacity Sales Agreement.

“Dow Payment Substitution Agreement” means the Dow Payment Substitution Agreement, dated as of February 25, 2005, by and between Sponsor and Agent, as confirmed by the Master Ratification of Security Interests and Credit Documents.

“Drawing Payment” means any payment by a LC Issuer honoring a drawing under a Letter of Credit.

“DSR LC Commitment” means, at any time with respect to each Lender, such Lender’s commitment to make DSR LC Loans and otherwise reimburse the DSR LC Issuers for any draws under a DSR Letter of Credit issued hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.1.6(d) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.14.

“DSR LC Exposure” means, at any time the sum of (a) the aggregate principal amount of all DSR LC Loans outstanding at such time and (b) the Stated Amount of all DSR Letters of Credit outstanding at such time.

“DSR LC Issuer” means CoBank, ACB and each other Lender designated as DSR LC Issuer pursuant to Section 2.2.12, in each case in its capacity as an issuer of any DSR Letter of Credit hereunder, and its successors in such capacity pursuant to Section 2.2.14.  A DSR LC Issuer may, in its discretion, arrange for any DSR Letter of Credit to be issued by an Affiliate of such DSR LC Issuer, in which case the term “DSR LC Issuer” shall include any such Affiliate with respect to DSR Letters of Credit issued by such Affiliate.

“DSR LC Loan” has the meaning given in Section 2.2.5 of the Credit Agreement.

“DSR LC Note” has the meaning given in Section 2.1.3 of the Credit Agreement.

“DSR Letter of Credit” has the meaning given to such term in the Depositary Agreement.

“DSR Required Balance” means, as of any date, an amount equal to all principal (other than the final principal payment of the Loans on the Maturity Date and excluding, for the avoidance of doubt, any principal required to be repaid pursuant to Section 2.1.6(c)), the LC Fee, the Commitment Fee, the Fronting Fee and interest in respect of the Term Loans (other than the LC Fee, the Commitment Fee, the Fronting Fee and interest in respect of the Term Loans payable on the Maturity Date) due or to become due within six months after such date.  For the purposes of the foregoing, interest shall be determined after giving effect to any net payments expected to be made or received by Borrower with respect to any Interest Rate Agreements.

“Easements” means the FEC Easements and the MEC Easements.

“Eligible Facility” means an “eligible facility” within the meaning of PUHCA and FERC’s implementing regulations pertaining thereto.

“Emergency Operating Costs” means those amounts required to be expended for the purchase of goods and services in order to prevent or mitigate an unforeseeable event or circumstances that, in the good faith judgment of MEC (or Operator as its operator) or FEC (or Dow as its operator) as the case may be, necessitates the taking of immediate measures to prevent or mitigate injury to Persons or injury to or loss of property.

“Eminent Domain Proceeds” has the meaning given in the Depositary Agreement.

“Emissions Attributes Agreement” means the Emissions Attributes Intercompany Transfer & Services Agreement, dated as of November 25, 2008, among CES, FEC, MEC and certain other parties thereto, as amended by the Second Amendment thereto dated October 1, 2009, and as amended by the Third Amendment thereto dated November 24, 2009.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, relating in any way to (a) a violation or alleged violation of any Hazardous Substance Law or Permit issued under any Hazardous Substance Law, (b) a Release or threatened Release of Hazardous Substances, or (c) any legal or administrative proceedings relating to any of the above.

“Environmental Consultant” means Wenck Associates, Inc..

“Environmental Reports” means, collectively, with respect to the Mankato Project (a) the Phase I Environmental Site Assessment, Wenck Associates, dated September 2003, together with the update dated October 19, 2004, (b) the Limited Phase II Environmental Site Assessment, Wenck Associates, dated December 2003, (c) the Phase I Environmental Site Assessment (Baker Property), Wenck Associates, dated July 2004, (d) Critical Environmental Issues Assessment, Wenck Associates, dated October 2003, (e) Preliminary Subsurface Exploration, Laboratory Testing and Geotechnical Engineering Analysis for Proposed Mankato

Power Plant Site, STS Consultants, Ltd., dated October 2003, (f) Site Permit Application for Mankato Energy Center submitted by MEC to Minnesota Environmental Quality Board, dated March 2004, (g) Environmental Assessment, Minnesota Environmental Quality Board, dated July 2004, (h) the Phase I Environmental Site Assessment, Wenck Associates, 1 Fazio Lane, Mankato, Minnesota, dated August 31, 2009, (i) the Phase I Environmental Site Assessment, Wenck Associates, Natural Gas Pipeline Corridor Mankato, Minnesota, dated August 31, 2009 and (j) the Phase I Environmental Site Assessment, Wenck Associates, Water Pipeline Within Section 31, T109N, R26W and Section 7, T108N, R26W Mankato, Minnesota, dated August 31, 2009.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERCOT” has the meaning given in the Capacity Sales Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to an ERISA Plan; (b) the existence with respect to any ERISA Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and any failure by any ERISA Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such ERISA Plan, in each case, whether or not waived (or, for years in which funding requirements are governed by the Pension Act, any failure to satisfy the applicable minimum funding standards under Section 412(a)(2) of the Code or Section 302(a)(2) of ERISA, whether or not waived); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any ERISA Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any ERISA Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (f) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or to appoint a trustee to administer any ERISA Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan; (g) the incurrence by Borrower or any

ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any ERISA Plan or Multiemployer Plan; (h) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Section 305 of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Borrower.

“ERISA Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower Party or any ERISA Affiliate is (or if such plan were terminated any Borrower Party would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Event of Default” has the meaning given in Article 7 of the Credit Agreement.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral or any of the Mortgaged Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State of Minnesota, the State of Texas, the United States or another Governmental Authority having jurisdiction, in each case, that is reasonably anticipated to last for more than 120 consecutive days.

“Exempt Wholesale Generator” means an “exempt wholesale generator” within the meaning of PUHCA and FERC’s implementing regulations pertaining thereto.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 25, 2005, among Borrower, Administrative Agent, Collateral Agent, the Existing Lenders and the other agents and financial institutions from time to time party thereto, as amended from time to time prior to the Restatement Date.

“Existing FEC Title Policy” means that certain Mortgagee Policy of Title Insurance, Number M-5894-360330, issued by Stewart Title Guaranty Company on March 3, 2005.

“Existing Lenders” means “Lenders” as defined in the Existing Credit Agreement immediately prior to the Restatement Date.

“FEC” has the meaning given in the Recitals in the Credit Agreement.

“FEC Additional Project Documents” means any material contracts or agreements related to the maintenance, repair, operation or use of the Freeport Project entered into by FEC and any other Person, or assigned to FEC, subsequent to the Closing Date; provided that all such contracts and agreements which provide for payment by FEC of, or the provision to FEC of such goods and services with a value of, $500,000 per annum individually or less shall be deemed not to constitute a FEC Additional Project Document.

“FEC Amendment to Deed of Trust” means the First Amendment to Leasehold and Easment Deed of Trust, Assignment of Rents and Lease, Security Agreement and Fixture Filing and Financing Statement (Guaranty), dated on or about the Restatement Date, in substantially the form of Exhibit D-4 to the Credit Agreement, by and between FEC and Collateral Agent.

“FEC Checking Account” means the “FEC O&M Checking Account” as defined in the Depositary Agreement.

“FEC Checking Account Bank” means Union Bank, N.A.

“FEC Control Agreement” means that certain Special Deposit Account Control Agreement dated as of the Closing Date among FEC, Collateral Agent and FEC Checking Account Bank regarding the perfection of Collateral Agent’s Lien on the FEC Checking Account.

“FEC Deed of Trust” means the FEC Original Deed of Trust as amended by the FEC Amendment to Deed of Trust.

“FEC Easements” shall have the meaning given in the FEC Deed of Trust and shall include the Access Easement (as such term is defined in the FEC Ground Lease).

“FEC Ground Lease” means the Ground Lease, dated May 27, 2004, between Dow and FEC as amended by Amendment 1 to the Ground Lease dated April 29, 2005.

“FEC Guaranty” means the FEC Guaranty, dated as of the Closing Date, entered into pursuant to the Existing Credit Agreement, by and between FEC and Collateral Agent, as confirmed by the Master Ratification of Security Interests and Credit Documents.

“FEC Interconnection Agreement” has the meaning given in the Capacity Sales Agreement.

“FEC Major Maintenance Agreement” means the Major Maintenance Agreement, dated as of February 25, 2005, between FEC and Operator.

“FEC Major Maintenance Reserve Account” means the “FEC Major Maintenance Reserve Account” created pursuant to the Depositary Agreement.

“FEC Major Project Documents” means the Dow Agreements, the CES PPA (FEC), the FEC Major Maintenance Agreement, any guaranty agreements related to the foregoing executed by Persons in favor of FEC and, unless otherwise agreed by Administrative Agent prior to its execution and delivery, any FEC Additional Project Documents following the execution and delivery thereof.

“FEC Major Project Participants” means, without duplication, Borrower, FEC, Dow, CES, Operator and any Person other than those so listed which provides any guaranty agreement with respect to a FEC Major Project Document, and any counterparty to any FEC Additional Project Document which is a FEC Major Project Document.

“FEC Mortgaged Property” means the “Trust Property” as defined in the FEC Deed of Trust.

“FEC Original Deed of Trust” means the Leasehold and Easement Deed of Trust, Assignment of Rents and Leases, Security Agreement, Fixture Filing, and Financing Statement (Guaranty) dated February 25, 2005, and recorded under Clerk’s file number 2005011786 in the Real Property Records of Brazoria County, Texas, by FEC in favor of Collateral Agent.

“FEC O&M Account” means the “FEC O&M Account” created pursuant to the Depositary Agreement.

“FEC O&M Agreement” means the Operation and Maintenance Agreement, dated as of May 27, 2004, between FEC and Dow.

“FEC Partnership Agreement” means the Amended and Restated Agreement of Partnership of Freeport Energy Center, LP, dated as of January 25, 2005.

“FEC Project Documents” means, without duplication, the FEC Major Project Documents, the Major Equipment Contracts to which FEC is a party, the Emissions Attributes Agreement, the Administrative Services Agreement, the FEC Easements, and any other agreement relating to the development, construction or operation of the Freeport Project to which FEC is a party.

“FEC Security Agreement” means the Security Agreement, dated as of the Closing Date, entered into pursuant to the Existing Credit Agreement, between FEC and Collateral Agent, as amended pursuant to the First Amendment to Security Agreement, dated as of the Restatement Date, between FEC and Collateral Agent.

“FEC Site” has the meaning given to the term “Facility Site” in the FEC Ground Lease.

“FEC Technical Requirements” has the meaning given in the Capacity Sales Agreement.

“Federal Funds Rate” means, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average of the quotations for the day of such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“FPA” means the Federal Power Act, as amended.

“Freeport Project” has the meaning given in the Recitals of the Credit Agreement.

“Fronting Fee” has the meaning given in Section 2.4.2 of the Credit Agreement.

“Funds Flow Memorandum” shall mean the memorandum, dated as of November 24, 2009, delivered by Borrower to the Lead Arrangers and the Depositary Agent with respect to the disbursement of funds on the Restatement Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, but not limited to, any zoning authority, FERC, the Securities Exchange Commission, the Minnesota Public Utilities Commission, the Public Utilities Commission of Texas, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Bank” has the meaning given in Section 9.13.2 of the Credit Agreement.

“Group Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, entered into pursuant to the Existing Credit Agreement, by and among Borrower, Calpine Development Holdings, Inc., and Collateral Agent, as amended and restated pursuant to the Amended and Restated Pledge and Security Agreement, dated as of the Restatement Date, by and among Borrower, Calpine Development Holdings, Inc., Holdings, and Collateral Agent.

“Guaranties” mean the FEC Guaranty and the MEC Guaranties.

“Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Hazardous Substances Laws”) substances defined as

“hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA; those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R.  Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R. Part 1910; those substances regulated as hazardous materials, hazardous substances, or toxic substances in any other Hazardous Substances Laws; and those substances regulated as hazardous materials, hazardous substances, or toxic substances in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

“Hazardous Substances Law” means any of:

(i)       the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(ii)      the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(iii)     the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(iv)     the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(v)      the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”);

(vi)     the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”);

(vii)    the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(viii)   the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(ix)      the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.) (“SDWA”);

(x)       the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Section 1201 et seq.) (“SMCRA”);

(xi)      the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(xii)     the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.) (“HMTA”);

(xiii)    the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(xiv)   the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”);

(xv)    the Texas Solid Waste Disposal Act (Tex. Health & Safety Code, § 361.001 et seq.);

(xvi)   the Texas Clean Air Act (Tex. Health & Safety Code, § 382.001 et seq.);

(xvii)  Subtitle D of the Texas Water Code (Tex. Water Code, § 26.001 et seq.);

(xviii) the Texas Oil Spill Prevention and Response Act (Tex. Nat. Res. Code, § 40.001 et seq.);

(xix)    the Minnesota Environmental Response and Liability Act (Minn. Stat. Chap. 115B) (“MERLA”);

(xx)     the Minnesota Petroleum Tank Release Cleanup Act (Minn. Stat. Chap. 115C);

(xxi)    Minnesota Statutes Chapter 18D (Agricultural Chemical Liability);

(xxii)   Minnesota Statutes Chapter 115E (Oil and Hazardous Substance Discharge Preparedness);

(xxiii)  Minnesota Statutes Chapter 116 (Pollution Control Agency);

(xxiv)  the Minnesota Water Pollution Control Act (Minn. Stat. Chap. 115); and

(xxv)  all other Federal, state and local Governmental Rules relating to the protection of human health or the environment or which otherwise govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.

“Hedge Bank” means a Lender or any Affiliate thereof which, in any case, is party to an Interest Rate Agreement with Borrower, in its capacity as counterparty to such Interest Rate Agreement.

“Hedge Breaking Fees” has the meaning given in Section 5.18.2 of the Credit Agreement.

“Hedge Transaction” means any “Transaction” (such as swaps, caps, collars or floors) entered into under an Interest Rate Agreement.

“Holdings” means New Steamboat Holdings, LLC, a Delaware limited liability company.

“Improvements” has the meaning given in the FEC Deed of Trust or MEC Mortgage.

“Inchoate Default” or “Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Increasing Lender” means a Continuing Lender who will provide a Term Loan Commitment under this Agreement which is greater than such Continuing Lenders’ Term Loan under the Existing Credit Agreement immediately prior to the Restatement Date.

“Indemnitees” has the meaning given in Section 11.14 of the Credit Agreement.

“Independent Consultants” means, collectively, the Environmental Consultant, the Insurance Consultant, the Power Market Consultant and the Independent Engineer.

“Independent Engineer” means Harris Group Inc. or another engineering consultant selected in accordance with Section 10.1 of the Credit Agreement.

“Insurance Consultant” means Moore-McNeil, LLC or another insurance consultant selected in accordance with Section 10.1 of the Credit Agreement.

“Insurance Proceeds” has the meaning given in the Depositary Agreement.

“Interest Period” means, with respect to any LIBOR Loan, the time period selected by Borrower or provided for pursuant to the Credit Agreement which commences on the first day of such Loan, or the effective date of any conversion (as the case may be) and ends on the last day of such time period.

“Interest Rate” means the Base Rate or the LIBO Rate, as the case may be.

“Interest Rate Agreements” means one or more interest rate swap agreements, caps, collars, or other master interest rate hedging mechanisms entered into by any Borrower Party, each documented pursuant to customary ISDA agreements and otherwise in form and substance reasonably satisfactory to Administrative Agent.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Banking Day prior to the first day of such Interest Period.

“LC Commitment” means the DSR LC Commitment or Security Fund LC Commitment, as applicable.

“LC Exposure” means the DSR LC Exposure and the Security Fund LC Exposure.

“LC Fee” has the meaning given in Section 2.4.1 of the Credit Agreement.

“LC Issuer” means, collectively or as applicable, a DSR LC Issuer or a Security Fund LC Issuer.

“LC Loan” means a DSR LC Loan or a Security Fund LC Loan, as applicable.

“LC Reimbursement Obligation” means the obligation of Borrower to repay any Drawing Payments relating to a Letter of Credit.

“Lead Arrangers” means Calyon New York Branch, WestLB AG, New York Branch, CoBank, ACB, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, The Governor & Company of the Bank of Ireland, Landesbank Hessen-Thüringen, Natixis, New York Branch and Bayerische Hypo- und Vereinsbank AG, New York Branch, each acting in its capacity as a Lead Arranger under the Credit Agreement.

“Lead Arrangers Fee Letter” means that certain letter agreement regarding fees, dated as of the Restatement Date, by and among Borrower, Calyon New York Branch, WestLB AG, New York Branch and CoBank, ACB.

“Legal Requirements” means, as to any Person, any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means each financial institution listed on Exhibit H, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.14.  For purposes of determining Obligations secured by the Collateral, each Hedge Bank shall be deemed a “Lender” party to the Credit Agreement and Credit Documents to the extent so specified in Section 5.18.3 of the Credit Agreement.

“Lender Default” means (a) the refusal (which has not been retracted and fully cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed Drawing Payment, or (b) a Lender having notified in writing Borrower and/or Administrative Agent that it does not intend to comply with its obligations under Section 2.1.4.

“Lending Office” means, with respect to any Lender, the office designated in writing as such to Administrative Agent and Borrower from time to time.

“Letter of Credit” means a DSR Letter of Credit or the Security Fund LC, as applicable.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth on the appropriate page of the Telerate screen, or, if the agreed page is replaced or service ceased to be available, Administrative Agent may specify another page or service displaying the appropriate rate after consultation with Borrower and the Lenders) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date.  Each determination by Administrative Agent pursuant to this definition shall be conclusive in the absence of manifest error.

“LIBOR LC Loan” means a DSR LC Loan or a Security Fund LC Loan that shall bear interest at the rate set forth in Section 2.2.9(b) of the Credit Agreement.

“LIBOR Loans” means the Loans, the interest in respect of which is determined by reference to the LIBO Rate.

“LIBOR Term Loan” means a Term Loan that bears interest as provided in Section 2.1.1(b)(ii) of the Credit Agreement.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.8 of the Credit Agreement.

“LLC Agreements” mean, collectively, (a) the Limited Liability Company Operating Agreement of Freeport Energy Center, LLC, dated as of the Restatement Date, and (b) the Amended and Restated Limited Liability Company Operating Agreement of Mankato Energy Center, LLC, dated as of December 17, 2004.

“Loan Transactions” has the meaning given the Section 11.23 of the Credit Agreement.

“Loans” means, collectively, the Term Loans and the LC Loans.

“Loss Proceeds” has the meaning given in of the Depositary Agreement.

“Loss Proceeds Account” means the “Loss Proceeds Account” as defined in the Depositary Agreement.

“Major Equipment Contracts” means, collectively, (a) the Purchase Contract for One Heat Recovery Steam Generator & Accessories, dated as of May 17, 2004, between HRSG Vendor and MEC, (b) the Purchase Contract for Steam Turbine Generator and Accessories, dated as of July 28, 2004, between Toshiba International Corporation and MEC, (c) the Purchase Contract for One Gas Turbine Generator & Accessories, dated as of August 30, 2004, between Siemens Westinghouse Power Corporation and MEC, (d) the Purchase Contract for Four Auxiliary Boilers and Accessories, dated as of December 8, 2003, between Rentech and FEC, and (e) the Purchase Contract for Steam Turbine Generator and Accessories, dated as of August 27, 2004, between Toshiba International Corporation and Construction Contractor.

“Major Maintenance” means labor, materials and other direct expenses for any overhaul of, or major maintenance procedure for, a Project which require significant disassembly or shutdown of such Project, (a) in accordance with Prudent Industry Practices, (b) pursuant to manufacturers’ requirements to avoid voiding any such manufacturer’s warranty, or (c) pursuant to any applicable Legal Requirement, not including any subordinated major maintenance fee.

“Major Maintenance Expenses” has the meaning given such term in the Depositary Agreement.

“Major Maintenance Plan” has the meaning given in Section 5.12.4 of the Credit Agreement.

“Major Maintenance Reserve Accounts” means the “Major Maintenance Reserve Accounts” as defined in the Depositary Agreement.

“Major Maintenance Reserve Requirement” means, for each Project, the applicable “Major Maintenance Reserve Requirement” as defined in the Depositary Agreement.

“Major Maintenance Service Arrangement” means Appendix E to the Capacity Sales Agreement.

“Major Project Documents” means FEC Major Project Documents and MEC Major Project Documents.

“Major Project Participants” means FEC Major Project Participants and MEC Major Project Participants.

“Mandate Letter” means that certain letter agreement regarding fees, costs and expenses, dated as of September 17, 2009, by and between Lead Arrangers and Borrower.

“Mandatory Prepayment” has the meaning given in Section 2.1.6(c) of the Credit Agreement.

“Mankato Project” has the meaning given in the Recitals of the Credit Agreement.

“Master Ratification of Security Interests and Credit Documents” means that certain Master Ratification of Security Interests and Credit Documents entered into on the Restatement Date by and among Holdings, the Borrower Parties and Collateral Agent and in form and substance reasonably satisfactory to the Lead Arrangers.

“Material Adverse Effect” or “Material Adverse Change” means (a) a material adverse change in the business, property, results of operation or financial condition of Borrower and its Subsidiaries (taken as a whole), (b) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect Borrower’s and its Subsidiaries’ (taken as a whole) ability to perform its material obligations under the Credit Documents, and (c) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect the value, validity or priority of the Secured Parties’ security interests in the Collateral.

“Maturity” or “maturity” means, with respect to any Loan, Borrowing, interest, fee or other amount payable by Borrower under the Credit Agreement or the other Credit Documents, the date such Loan, Borrowing, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” means (a) with respect to the Term Loans, the Security Fund LC Commitments or the Security Fund LC Loans, November 24, 2017, and (b) with respect to the DSR LC Commitments or DSR LC Loans, September 29, 2017.

“MEC” has the meaning given in the Recitals of the Credit Agreement.

“MEC Additional Project Documents” means any material contracts or agreements related to the maintenance, repair, operation or use of the Mankato Project entered into by MEC and any other Person, or assigned to MEC, subsequent to the Closing Date; provided that all such contracts and agreements which provide for payment by MEC of, or the provision to MEC of such goods and services with a value of, $500,000 per annum individually or less shall be deemed not to constitute a MEC Additional Project Document.

“MEC Amendment to Mortgage” means the Amendment to Mortgage, Security Agreement and Fixture Filing, dated on or about the Restatement Date, in substantially the form of Exhibit D-5 to the Credit Agreement, by and between MEC and Collateral Agent.

“MEC Checking Account” means the “MEC O&M Checking Account” as defined in the Depositary Agreement.

 “MEC Checking Account Bank” means Union Bank, N.A.

“MEC Control Agreement” means that certain Special Deposit Account Control Agreement dated as of the Closing Date among MEC, Collateral Agent and MEC Checking Account Bank regarding the perfection of Collateral Agent’s Lien on the MEC Checking Account.

“MEC Easements” means shall have the meaning given in the MEC Mortgage.

“MEC Gas Interconnection Agreement” means the Facility Interconnect, Construction and Reimbursement Agreement, dated effective December 8, 2004, between MEC and NNG.

“MEC Guaranties” means the MEC Secured Guaranty and the MEC Unsecured Guaranty, as confirmed by that the Master Ratification of Security Interests and Credit Documents.

“MEC Interconnection Agreement” means the Interconnection and Operating Agreement, dated November 17, 2004, among MEC, Midwest Independent Transmission System Operator, Inc. and NSP, doing business as Xcel Energy.

“MEC Major Maintenance Reserve Account” means the “MEC Major Maintenance Reserve Account” created pursuant to the Depositary Agreement.

“MEC Major Project Documents” means the Power Purchase Agreement, the MEC Interconnection Agreement, the MEC O&M/Major Maintenance Agreement, the Water Services Agreement, the MEC Gas Interconnection Agreement, any guaranty agreements related to the foregoing executed by Persons in favor of MEC and, unless otherwise agreed by Administrative Agent prior to its execution and delivery, any MEC Additional Project Documents following the execution and delivery thereof.

“MEC Major Project Participants” means, without duplication, Borrower, MEC, Operator, NSP, the City of Mankato, NNG, and any Person other than those so listed which provides any guaranty agreement with respect to a MEC Major Project Document, and any counterparty to any MEC Additional Project Document which is a MEC Major Project Document.

“MEC Mortgage” means the MEC Original Mortgage as amended by the MEC Amendment to Mortgage.

“MEC Mortgaged Property” means the “Premises” as defined in the MEC Mortgage.

“MEC Original Mortgage” means the Mortgage and Security Agreement and Fixture Financing Statement and Assignment of Leases and Rents, by MEC in favor of Collateral Agent, dated February 25, 2005, and filed March 3, 2005, in the office of the County Recorder in and for Blue Earth County, Minnesota, as Document No. 453CR034.

“MEC O&M Account” means the “MEC O&M Account” created pursuant to the Depositary Agreement.

“MEC O&M/Major Maintenance Agreement” means the Operations and Maintenance Services and Major Maintenance Work Agreement, dated as of October 1, 2004, between MEC and Operator.

“MEC Project Documents” means, without duplication, the MEC Major Project Documents, the Major Equipment Contracts to which MEC is a party, the Emissions Attributes Agreement, the Administrative Services Agreement, the MEC Easements, the NSP Subordinated Mortgage and any other agreement relating to the operation or maintenance of the Mankato Project to which MEC is a party.

“MEC Secured Guaranty” means the Guaranty, dated as of the Closing Date, between MEC and Collateral Agent, entered into pursuant to the Existing Credit Agreement, as confirmed by the Master Ratification of Security Interests and Credit Documents, as amended pursuant to the First Amendment to MEC Secured Guaranty, dated as of the Restatement Date, between MEC and Collateral Agent.

“MEC Security Agreement” means the Security Agreement, dated as of the Closing Date, between MEC and Collateral Agent, entered into pursuant to the Existing Credit Agreement, as amended pursuant to the First Amendment to Security Agreement, dated as of the Restatement Date, between MEC and Collateral Agent.

“MEC Site” means the Land, as defined in the MEC Mortgage.

“MEC Unsecured Guaranty” means the Guaranty, dated as of the Closing Date, between MEC and Collateral Agent, entered into pursuant to the Existing Credit Agreement, as confirmed by the Master Ratification of Security Interests and Credit Documents, as amended pursuant to the First Amendment to MEC Unsecured Guaranty, dated as of the Restatement Date, between MEC and Collateral Agent.

“Minimum Notice Period” means (a) at least three Banking Days before the date of any Borrowing, continuation or conversion of a Type of Loan resulting in whole or in part in one or more LIBOR Term Loans, and (b) at least one Banking Day before any Borrowing or conversion of a Type of Loan resulting in whole or in part in one or more Base Rate Term Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Monthly Payment Date” has the meaning given in the Depositary Agreement.

“Mortgage” means either the FEC Deed of Trust or MEC Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Borrower Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“NERC” means North American Electric Reliability Corporation.

“New Lender” means a Lender under this Agreement who is not an Existing Lender.

“New Term Loans” has the meaning given in Section 2.1.1(a)(iii) of the Credit Agreement.

“NNG” means Northern Natural Gas Company, a Delaware corporation.

“Non-Advancing Bank” has the meaning given in Section 9.12 of the Credit Agreement.

“Nonrecourse Persons” has the meaning given in Article 8 of the Credit Agreement.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notes” means, collectively, any Term Notes, any DSR LC Notes, and any Security Fund LC Loan Notes.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.1.5 of the Credit Agreement and substantially in the form of Exhibit C-2.

“Notice of LC Activity” means a request by Borrower in accordance with the terms of Section 2.2.4 and substantially in the form of Exhibit C-3.

“NSP” means Northern States Power Company, a Minnesota corporation.

“NSP Subordinated Mortgage” means the Subordinated Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated August 23, 2004, by MEC in favor of NSP, as supplemented by the NSP Acknowledgement of Subordination.

“O&M Agreements” means the FEC O&M Agreement and the MEC O&M/Major Maintenance Agreement.

“O&M Accounts” means the “O&M Accounts” as defined in the Depositary Agreement.

“O&M Costs” means, for any period, cash amounts incurred and paid by FEC and/or MEC for the operation and maintenance of its respective Project or any portion thereof (other than as funded from the MEC Major Maintenance Reserve Account or the FEC Major Maintenance Reserve Account), and/or in connection with MEC’s use of any Alternate Generation Source (as such term is defined in the Power Purchase Agreement) and for the purchase of goods and services in connection therewith, in each case including (a) premiums for insurance policies, (b) fuel supply and fuel transportation costs (to the extent incurred in connection with the sale of electrical products under the Capacity Sales Agreement (in the case of the Freeport Project) or the Power Purchase Agreement (in the case of the Mankato Project)), costs of additives or chemicals and transportation costs related thereto and the cost of other consumables, (c) costs of obtaining any other materials, supplies, spare parts, utilities or services for the Projects, (d) costs of obtaining, transferring, maintaining, renewing and amending

Permits, (e) franchise, licensing, property, real estate, sales and excise taxes, (f) general and administrative expenses, (g) employee salaries, wages and other employment-related costs, (h) business management and administrative service fees, (i) costs required to be paid by each Project under any Project Document or Credit Document (other than scheduled Debt Service) or to satisfy any Legal Requirement or obtain or maintain any Permit, (j) legal, accounting and consulting fees and other transaction costs and all other fees payable to the Lenders allocable to FEC or MEC, as the case may be (other than amounts constituting scheduled Debt Service), (k) all other fees and expenses necessary for the continued operation and maintenance of the Projects and the conduct of the business of the Projects, (l) Emergency Operating Costs (except for Emergency Operating Costs in connection with the repair or restoration of any casualty suffered by the Projects to the extent funded with insurance or similar proceeds applied pursuant to Section 3.7 of the Depositary Agreement or infusions of equity pursuant to the Credit Documents), (m) reasonable expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens), (n) costs of purchasing any necessary emissions credits, allowances or rights in respect of any Project (and any carbon, emissions or similar taxes in respect of any Borrower Party’s interest in any Project), and (o) costs and fees required to be paid by Borrower under any Credit Document (other than scheduled Debt Service, mandatory prepayments from cash sweeps and ordinary course settlements under Interest Rate Agreements), but exclusive in all cases of non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, and also exclusive of all interest charges and charges for the payment or amortization of principal of indebtedness of Borrower (other than such payments with respect to Debt of the type referred to in clauses (c), (d), (f) and (i) of the definition of Permitted Debt); provided that to the extent any of the foregoing O&M Costs are paid by a Person other than a Project Company, the reimbursement by the Project Company of the same shall constitute “O&M Costs”.  O&M Costs shall not include (i) costs of Major Maintenance to the extent paid with funds on deposit in a Major Maintenance Reserve Account, (ii) Subordinated Payments, (iii) depreciation, (iv) payments for restoration or repair of the Projects from the Loss Proceeds Account in accordance with the terms of the Depositary Agreement, (v) Restricted Payments to any Affiliate of Borrower (other than payments to the Operator under the terms of the O&M Agreements, Restricted Payments to Affiliates of Borrower under the terms of the Project Documents and Restricted Payments made to any Affiliate that are otherwise permitted pursuant to the  Credit Documents), (vi) any termination or liquidation payments under any Hedge Transaction, or (vii) Capital Expenditures other than Emergency Operating Costs to the extent such are Capital Expenditures.

“Obligations” means and includes, with respect to any Person, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by such Person to the Lead Arrangers, Administrative Agent, Depositary Agent, Collateral Agent, the LC Issuers, the Hedge Banks or the Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Credit Agreement or any of the other Credit Documents, including all interest, fees, charges, expenses, attorneys’ fees and accountants fees chargeable to such Person and payable by such Person hereunder or thereunder.

“Operating Cash Available for Debt Service” means, for any period, Project Revenues during such period minus (a) O&M Costs during such period, and (b) deposits into the MEC Major Maintenance Reserve Account or the FEC Major Maintenance Reserve Account during such period.

“Operative Documents” means, collectively, the Credit Documents and the Project Documents.

“Operator” means Calpine Operating Services Company, Inc., a Delaware corporation.

“Optional Prepayment” has the meaning given in Section 2.1.6(b) of the Credit Agreement.

“Original Depositary Agreement” has the meaning given in the Depositary Agreement.

“Other Taxes” has the meaning given in Section 2.5.4(a) of the Credit Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning given in Section 9.13 of the Credit Agreement.

“Payment Period” means the three-month period commencing on a Quarterly Payment Date and ending on the day prior to the next Quarterly Payment Date.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license required to be obtained from a Governmental Authority under any Governmental Rule.

“Permitted Capital Expenditures” shall mean Capital Expenditures incurred by Borrower in accordance with Prudent Industry Practices that are (a) necessary to operate the Project in compliance with applicable Legal Requirements or (b) incurred in the ordinary course of the operation and maintenance of the Project excluding, for the avoidance of doubt, Major Maintenance.

“Permitted Debt” means (a) Debt or other obligations incurred under the Credit Documents, (b) Debt or other obligations incurred by a Project Company pursuant to the terms of a Project Document (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (c) trade or other similar Debt incurred by a Project Company in the ordinary course of business (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (d) contingent liabilities of Borrower and the Project

Companies, to the extent otherwise constituting Debt, including those relating to (i) the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (ii) the endorsement of negotiable instruments received in the normal course of its business, and (iii) contingent liabilities incurred with respect to any Applicable Permit, Credit Document or Project Document, (e) capital lease obligations and any other Debt of the Project Companies (including purchase money obligations incurred by a Project Company to finance the purchase price of discrete items of equipment not comprising an integral part of a Project that extend only to the equipment being financed) in an aggregate amount of secured principal not exceeding $5,000,000 at any one time outstanding, (f) obligations of a Project Company in respect of surety bonds or similar instruments in an aggregate amount not exceeding $3,000,000 at any one time outstanding, (g) Debt incurred to finance an expansion of either Project in accordance with Section 11.25 of the Credit Agreement, (h) to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Debt is extinguished within 10 Banking Days of its incurrence, (i) ordinary course indemnities under agreements that are not Operative Documents or in connection with the issuance of the title policy pursuant to Section 5.13.3, and (j) obligations under Permitted Junior Debt.

“Permitted Investments” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding one year from the date of issuance, (b) interest-bearing deposit accounts, including time deposits and certificates of deposit, of any Lender or any domestic or foreign commercial bank whose outstanding long-term debt is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s having capital and surplus in excess of $500,000,000 having a maturity not exceeding 90 days from the date of acquisition, (c) commercial paper issued by any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and, in each case, having a maturity not exceeding 90 days from the date of acquisition, (d) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications established in clause (b) above, (e) money market mutual funds whose investment criteria are substantially similar to items (a) through (d) of this definition, (f) instruments issued by an investment company rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s having a portfolio consisting of 95% or more of the securities described in items (a) through (e) of this definition, (g) investment contracts pursuant to which moneys are deposited (to bear interest at an agreed rate) with a bank, insurance company or other financial institution whose long-term senior unsecured debt is rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s, and (h) cash.

“Permitted Junior Debt” shall mean Debt that (a) is unsecured, (b) is expressly subordinated to the prior payment in full in cash of the Obligations under the Credit Documents on terms reasonably satisfactory to Administrative Agent, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the Maturity Date, (d) provides for payments of interest solely in-kind (and not in cash) until the date that is one year after the Maturity Date (except for payments made solely from cash available for distribution to Sponsor or its Affiliates pursuant to Section 3.10(b) of the Depositary Agreement and payments in accordance with Section 3.1(b)(v) of the Depositary Agreement), and (e) the lender of which is an Affiliate of Borrower.

“Permitted Liens” means (a) the rights and interests of Collateral Agent and any other Secured Party in Borrower, the Project Companies and their respective assets as provided in the Credit Documents, (b) Liens of Borrower and the Project Companies for any tax, assessment or other governmental charge, either not yet due or being contested in good faith and by appropriate proceedings and reserved against as provided under Section 5.16 of this Agreement, (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens of the Project Companies, arising in the ordinary course of business or in connection with the construction of the Projects (including in connection with any expansion of any Project approved in accordance with Section 11.25 of this Agreement or any improvements thereto), which do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the construction or use thereof or are either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings, so long as adequate cash reserves have been provided therefor, (d) Liens of Borrower and the Project Companies arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves are established in accordance with GAAP or bonds or other security reasonably acceptable to Administrative Agent have been provided or are fully covered by insurance (other than any customary deductible), (e) (i) Title Exceptions with respect to the Project Companies and (ii) other easements, rights of way, title imperfections and similar matters that, in the case of this clause (ii), in the aggregate, are not substantial in amount and do not and would not reasonably be expected to materially detract from the value or use of a Project, (f) Liens, deposits or pledges of the Project Companies to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $2,000,000 in the aggregate at any time, and with any such Lien to be released as promptly as practicable, (g) other Liens of the Project Companies incident to the ordinary course of business that are not incurred in connection with the obtaining of any loan, advance or credit and that do not in the aggregate materially impair the use of the property or assets of the Project Companies or the value of such property or assets for the purposes of such business, (h) the rights and interests of NSP in MEC as provided under the NSP Subordinated Mortgage (as supplemented by the NSP Acknowledgement of Subordination), (i) Liens created to secure Debt incurred pursuant to clause (g) of the definition of Permitted Debt, (j) Liens in connection with or evidenced by Permitted Debt described in clause (e) in the definition thereof, (k) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,500,000 at any one time, (l) (i) any interest or title of a lessor under any lease of real estate permitted hereunder (including the FEC Ground Lease) and covering only the assets leased and (ii) any shared facilities agreements in effect as of the Restatement Date, (m) any zoning, building and land use or similar Legal Requirement, (n) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights, (o) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, and (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Platform” has the meaning given in 11.26.2 of the Credit Agreement.

“Power Market Consultant” means Pace Global Energy Services, LLC.

“Power Purchase Agreement” means the Purchased Power Agreement, dated as of March 11, 2004, between NSP and MEC, as amended by the First Amendment dated as of August 22, 2005.

“Prepayment Account” has the meaning given in Section 2.2(k) of the Depositary Agreement.

“Principal Repayment Dates” means (a) each Quarterly Payment Date, and (b) the Maturity Date.

“Project Companies” has the meaning given in the Recitals of the Credit Agreement.

“Project Document Modification” has the meaning given in Section 6.12.1 of the Credit Agreement.

“Project Documents” means, without duplication, the FEC Project Documents and the MEC Project Documents.

“Project Revenues” means, without duplication, all income and cash receipts of Borrower Parties derived from the ownership or operation of the Projects, including payments received by MEC under the Power Purchase Agreement, and the MEC O&M/Major Maintenance Agreement, and payments received by FEC under the Capacity Sales Agreement, the FEC O&M Agreement, proceeds of any delay in start up or business interruption or liability insurance (to the extent such liability insurance proceeds represent reimbursement of third party claims previously paid by Borrower Parties), income derived from the sale or use of electric capacity, energy or related products transmitted or distributed or ancillary services or other related products produced by the Projects, payments for remarketing of fuel or transportation rights relating thereto and investment income on amounts in the Accounts (solely to the extent deposited in the applicable Account), but excluding (a) net payments, if any, received by Borrower Parties under Hedge Transactions, as determined in conformity with cash accounting principles, (b) any receipts derived from the sale of any property pertaining to the Projects or incidental to the operation of the Projects, as determined in conformity with cash accounting principles, (c) proceeds of casualty insurance, (d) the proceeds of any condemnation awards relating to the Projects, (e) proceeds from the Collateral Documents, (f) proceeds from the incurrence of Debt and (g) proceeds from equity contributions.

“Projects” has the meaning given in the Recitals of the Credit Agreement.

“Proportionate Share” means (a) in the context of voting in matters requiring the vote of all or a percentage of the Lenders and indemnification obligations of the Lenders under Section 9.5 of the Credit Agreement, with respect to each Lender (including without duplication, to the extent provided herein, each Hedge Bank in its capacity as a Lender under Section 5.18.3 of the Credit Agreement) at any time, a percentage equal to the quotient of (i) the sum of (A) the percentage interest of such Lender in the aggregate amount of all Commitments, as set forth on Exhibit H to the Credit Agreement (as may be amended pursuant to Article 9 of the Credit Agreement), multiplied by the aggregate amount of all Commitments plus (B) (1) prior to the termination of the transactions under the Interest Rate Agreement, zero and (2) thereafter, the percentage interest of such Lender in the Interest Rate Agreements, as set forth on Exhibit H to the Credit Agreement, multiplied by the Hedge Breaking Fees actually payable (and not on a “marked to market” basis) at such time (reasonably determined upon the close of the applicable voting period in accordance with the terms of such Interest Rate Agreement), divided by (ii) the sum of (A) the aggregate amount of all Commitments plus (B) (1) prior to the termination of the transactions under the Interest Rate Agreement, zero and (2) thereafter, the Hedge Breaking Fees actually payable (and not on a “marked to market” basis) at such time (reasonably determined upon the close of the applicable voting period in accordance with the terms of such Interest Rate Agreement), and (b) with respect to each Lender at any time in the context of funding Loans, receiving payments, or any purpose under the Credit Agreement other than as set forth in clause (a) above, the percentage participation of such Lender in the Total Term Loan Commitment, Total DSR LC Commitment or Total Security Fund LC Commitment, respectively, as set forth on Exhibit H to the Credit Agreement (as may be amended pursuant to Article 9 of the Credit Agreement).  Upon any transfer by a Lender of all or part of its Commitments, Administrative Agent shall revise Exhibit H to reflect the Lenders’ applicable Proportionate Shares after giving effect to such transfer.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent electric generation stations in Texas (in the case of the Freeport Project) or Minnesota (in the case of the Mankato Project) of a type and size similar to the Projects as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy, provided however, that, so long as the FEC O&M Agreement remains in full force and effect, “Prudent Industry Practices” means, for FEC, the O&M Standards (as such term is defined in the FEC O&M Agreement).  “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchase Option” has the meaning given in the Capacity Sales Agreement.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended.

“Put Option” has the meaning given in the Capacity Sales Agreement.

“Qualifying Facility” means a “qualifying facility” within the meaning of PURPA and FERC’s implementing regulations pertaining thereto.

“Quarterly Payment Date” means the last Banking Day of each calendar quarter.

“Rate Margin” means the applicable rate set forth below:

Term Period	Rate Margin
From the Restatement Date until December 31, 2011	2.875%
From January 1, 2012 until December 31, 2013	3.000%
From January 1, 2014 until December 31, 2015	3.125%
From and after January 1, 2016	3.375%

“Register” has the meaning given in Section 2.1.7 of the Credit Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” means any change after the Closing Date in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relative Proportion” means, as of any date of determination, the proportion of (a) (i) the aggregate principal amount of Term Loans outstanding, (ii) the DSR LC Exposure as of such date, or (iii) the Security Fund LC Exposure as of such date, as applicable, to (b) sum of the aggregate principal amount of Term Loans outstanding as of such date plus the DSR LC Exposure as of such date plus the Security Fund LC Exposure as of such date; provided that, for purposes of the foregoing calculation, each of the DSR LC Exposure and Security Fund LC Exposure (as used in clauses (a) and (b)) shall be deemed to include any portion of the DSR LC

Exposure or Security Fund LC Exposure that has been cancelled prior to the applicable date of determination pursuant to Section 2.1.6(d).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Rentech” means Rentech Boiler Systems, Inc, a state of Texas C corporation.

“Reorganization” has the meaning given such term in Section 3.1.25 of the Credit Agreement.

“Replacement Obligor” means a Person (or any guarantor of such Person’s obligations) (a) having, on the date of such replacement, credit, or acceptable credit support, and experience equal to or greater than that of the party to the Major Project Document (including any guaranty thereof) being replaced or (b) acceptable to the Required Lenders; provided that in each case, on the date the applicable Replacement Project Document is entered into, such Person enters into either (i) a consent substantially in the form of the Consent relating to the Major Project Document being replaced or (ii) a Consent.

“Replacement Project Document” shall mean any Project Document entered into by a Borrower Party with a Replacement Obligor in replacement of a Major Project Document which either (a) has economic terms which are no less favorable to such Borrower Party than those in the Major Project Document being replaced and other terms and conditions which are no less favorable to such Borrower Party in any material respect than those in the Major Project Document being replaced or (b) is in form and substance reasonably satisfactory to the Required Lenders.

“Reportable Event” means any of the events set forth in Section 4043(b) or (c) of ERISA for which notice to the PBGC has not been waived.

“Required Lenders” means, at any time, Lenders having Proportionate Shares which in the aggregate exceed 50%.

“Reserve Requirement” means, for LIBOR Loans, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBO Rate or LIBOR Loans is to be determined, (b) any category of liabilities or extensions of credit or other assets which include LIBOR Loans, or (c) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend.

“Responsible Officer” means, as to any Person, its president, executive officer or financial officer, any vice president, treasurer, or secretary or any natural Person who is a managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to any such managing general partner, manager or managing member) or any other officer or similar official thereof, in each case responsible for the administration of the obligations of such Person in respect of this Agreement and the other Credit Documents.

“Restatement Date” has the meaning given in Section 3.1 of the Credit Agreement.

“Restatement Date Operative Document” means any Operative Document to be entered into on the Restatement Date.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in, or subordinated Debt (including Permitted Junior Debt) of, any Borrower Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in, or subordinated Debt of, any Borrower Party or any option, warrant or other right to acquire any such Equity Interest in, or subordinated Debt of, any Borrower Party.

“Restricted Payment Conditions” has the meaning given in Section 6.6.1 of the Credit Agreement.

“Revenue Account” has the meaning given in Section 2.2(a) of the Depositary Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Section 2.5.6 Certificate” has the meaning given in Section 2.5.6 of the Credit Agreement.

“Secured Parties” means Administrative Agent, the Lead Arrangers, Collateral Agent, the Depositary Agent, any LC Issuer, any Hedge Bank which is a counterparty to an Interest Rate Agreement entered into by Borrower in accordance with the Credit Agreement, each Lender and each of their respective successors, transferees and assigns; provided, that no Affiliate of Sponsor shall be a “Secured Party” hereunder or under any other Credit Document.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, entered into pursuant to the Existing Credit Agreement, between Borrower and Collateral Agent, as amended pursuant to the First Amendment to Security Agreement, dated as of the Restatement Date, between Borrower and Collateral Agent.

“Security Fund” has the meaning given in Section 11.1 of the Power Purchase Agreement.

“Security Fund LC” has the meaning given in Section 2.2.2 of the Credit Agreement.

“Security Fund LC Commitment” means, at any time with respect to each Lender, such Lender’s commitment to make Security Fund LC Loans and otherwise reimburse the Security Fund LC Issuer for any draws under a Security Fund LC issued hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.1.6(d) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.14.

 “Security Fund LC Exposure” means, at any time the sum of (a) the aggregate principal amount of all Security Fund LC Loans outstanding at such time, and (b) the Stated Amount of the Security Fund LC.

“Security Fund LC Issuer” means Calyon New York Branch and each other Lender designated as Security Fund LC Issuer pursuant to Section 2.2.12, in each case in its capacity as an issuer of the Security Fund LC hereunder, and its successors in such capacity pursuant to Section 2.2.14.  The Security Fund LC Issuer may, in its discretion, arrange for the Security Fund LC to be issued by an Affiliate of such Security Fund LC Issuer, in which case the term “Security Fund LC Issuer” shall include any such Affiliate with respect to the Security Fund LC issued by such Affiliate.

“Security Fund LC Loan” has the meaning given in Section 2.2.5 of the Credit Agreement.

“Security Fund LC Loan Note” has the meaning given in Section 2.1.3 of the Credit Agreement.

“Site” means the FEC Site and the MEC Site.

“Site Services Agreement” means the Site Services Agreement, dated as of May 27, 2004 between FEC and Dow.

“SPC” has the meaning given in Section 9.13.2 of the Credit Agreement.

“Sponsor” means Calpine Corporation, a Delaware corporation.

“Stated Amount” means with respect to the DSR Letters of Credit or the Security Fund LC, the total amount available to be drawn thereunder at the time in question in accordance with the terms of the DSR Letters of Credit or the Security Fund LC, as applicable.

“Subject Claims” has the meaning given in Section 11.14 of the Credit Agreement.

“Subordinated Payments” means any fees, bonuses, profits and any other amounts payable by either Project Company to any Affiliate under any Project Document and which are subject to subordination under a Subordination Agreement.

“Subordination Agreements” means the COSCI Subordination Agreements and any other subordination agreement substantially in the form of Exhibit D-3 to the Credit Agreement which is approved by the Required Lenders pursuant to Section 6.8 of the Credit Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which such Person: (a) owns 50% or more of the shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity and/or (b) controls the management, directly or indirectly through one or more intermediaries.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Person.

“Super Majority Lenders” means, at any time, Lenders having Proportionate Shares which in the aggregate exceed 66⅔%.

“Syndication Agent” means WestLB AG, New York Branch, acting in its capacity as Syndication Agent for the Lenders under the Credit Agreement.

“Taxes” has the meaning, with respect to the Loans, given in Section 2.5.4(a) of the Credit Agreement.

“Template Operating Report” means an operating report required by Section 5.8.1 of the Credit Agreement, in substantially the form of Exhibit G-6 to the Credit Agreement.

“Term Loan” has the meaning given in Section 2.1.1(a)(iv) of the Credit Agreement.

“Term Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Term Loan Commitment at such time.

“Term Note” has the meaning given in Section 2.1.3 of the Credit Agreement.

“Title Exception” means those exceptions to coverage listed on Schedule B Part I of the Title Policy for the Mankato Project and on Schedule B of the Title Policy for the Freeport Project, other than the standard printed exceptions contained therein and exception ab. in Schedule B of the Title Policy for the Freeport Project.

“Title Insurer” means Stewart Title Guaranty Company.

“Title Policies” means (i) with respect to the Mankato Project, that certain title insurance policy issued by the Title Insurer numbered M-9702-533808 and dated as of March 1, 2005, as affected by that certain date down and modification endorsement dated on or about the date of the recording of the MEC Amendment to Mortgage, and (ii) with respect to the Freeport Project, that certain title insurance policy issued by the Title Insurer dated on or about the date of the recording of the FEC Amendment to Deed of Trust, in each case, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Total DSR LC Commitment” has the meaning given in Section 2.2.1(b) of the Credit Agreement.

“Total Security Fund LC Commitment” has the meaning given in Section 2.2.1(a) of the Credit Agreement.

“Total Term Loan Commitment” has the meaning given in Section 2.1.1(a) of the Credit Agreement.

“Type” means the type of Loan, whether a Base Rate Loan or LIBOR Loan.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof and of the other Credit Documents relating to such perfection or priority and for purposes of definitions related to such provisions.

“Unsatisfied Condition” means a condition in a Permit that has not been satisfied and that either (a) must be satisfied before such Permit can be come effective, (b) must be satisfied as of the date on which a representation is made or a condition precedent must be satisfied under the Credit Agreement, or (c) must be satisfied as of a future date but with respect to which facts or circumstances exist which, to Borrower’s knowledge, could reasonably be expected to result in a failure to satisfy such Permit condition.

“Unutilized DSR LC Commitment” means the aggregate amount of the DSR LC Commitment minus the Stated Amount of the DSR Letters of Credit minus the aggregate principal amount of DSR LC Loans.

“Unutilized Security Fund LC Commitment” means the aggregate amount of the Security Fund LC Commitment minus the Stated Amount of the Security Fund LC minus the aggregate principal amount of Security Fund LC Loans.

“Water Services Agreement” means the Water Services Agreement, dated November 10, 2004, between MEC and the City of Mankato, Minnesota.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

              RULES OF INTERPRETATION

1.           The singular includes the plural and the plural includes the singular.

2.           “or” is not exclusive.

3.           A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.           A reference to a Person includes its permitted successors, permitted replacements and permitted assigns.

5.           Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.           The words “include”, “includes” and “including” are not limiting.

7.           A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.  Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.  In the event of any conflict between the provisions of the Credit Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of the Credit Agreement shall control.

8.           Unless otherwise expressly provided, references to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, modified and supplemented from time to time and in effect at any given time.

9.           The words “hereof”, “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.         References to “days” shall mean calendar days, unless the term “Banking Days” shall be used.  References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.         If, at any time after the Restatement Date, Moody’s or S&P shall change its respective system of classifications, then any Moody’s or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

12.         The Credit Documents are the result of negotiations between, and have been reviewed by Borrower, each Affiliate of Borrower party thereto, Administrative Agent, the Lead Arrangers, each Lender and their respective counsel.  Accordingly, the Credit Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, any Affiliate of Borrower party thereto, Administrative Agent or any Lender solely as a result of any such party having drafted or proposed the ambiguous provision.